UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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DENNY’S CORPORATION
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203 East Main Street
Spartanburg, South Carolina 29319
March 31, 2017
To Our Stockholders:
You are cordially invited to attend virtually the Annual Meeting of Stockholders of Denny’s Corporation to be held at 8:30 a.m., Eastern Time, on Wednesday, May 10, 2017. This year's annual meeting, which will be a completely virtual meeting of stockholders, will be conducted via live webcast. You will be able to participate in the annual meeting online, vote your shares electronically and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/DENN2017.
Instructions regarding how to attend the meeting online and details concerning the business to be conducted at the annual meeting are more fully described in the accompanying formal Notice of Meeting and Proxy Statement.
We are pleased to provide access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission's "notice and access" rules. As a result, a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access our proxy materials, including this proxy statement and our 2016 Annual Report, is being mailed to stockholders on or about March 31, 2017. The Notice also provides instructions on how stockholders can receive paper copies of our proxy materials as well as instructions on how to vote over the Internet, by telephone or by mail.
Whether or not you attend the meeting online, it is important to us that your shares be represented and voted at the meeting. I urge you to sign, date and return the enclosed proxy card or vote via telephone or the Internet as directed on the proxy card, at your earliest convenience.
Thank you for your continued interest in and ongoing support of the Denny's brand.

On Behalf of the Board of Directors,

Sincerely,

Brenda J. Lauderback
Board Chair

___________________
NOTICE OF MEETING
___________________
Spartanburg, SC
March 31, 2017
The Annual Meeting of Stockholders of Denny’s Corporation will be held virtually on Wednesday, May 10, 2017 at 8:30 a.m., Eastern Time, for the following purposes as described in the accompanying Proxy Statement:

1.	To elect the ten (10) nominees named in the accompanying Proxy Statement to the Board of Directors;

2.	To ratify the selection of KPMG LLP as the independent registered public accounting firm of Denny’s Corporation and its subsidiaries for the year ending December 27, 2017;

3.	To vote on a non-binding advisory resolution to approve the compensation paid to the Company’s named executive officers;

4.	To vote on a non-binding advisory resolution regarding the frequency of the stockholder vote on executive compensation of the Company;

5.	To vote on a resolution to approve the Denny's Corporation 2017 Omnibus Incentive Plan; and

6.	To transact such other business as may properly come before the meeting.
This year's annual meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to participate in the annual meeting online, vote your shares electronically and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/DENN2017. Because the annual meeting is virtual and being conducted via live webcast, stockholders will not be able to attend the annual meeting in person. Details regarding how to participate in the meeting online and the business to be conducted at the annual meeting are more fully described in the accompanying proxy statement.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON MAY 10, 2017
The proxy statement and the 2016 Annual Report of Denny’s Corporation are available at http://materials.proxyvote.com/24869P.
YOUR VOTE IS IMPORTANT
Only holders of record of Denny’s Corporation common stock at the close of business on March 14, 2017 will be entitled to notice of, and to vote at, the annual meeting.
Whether or not you plan to participate in the annual meeting online, we hope you will vote as soon as possible in advance of the meeting. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card. Voting over the Internet or by telephone or written proxy will ensure your representation at the annual meeting regardless of whether you attend the virtual meeting.

By order of the Board of Directors,

J. Scott Melton
Assistant General Counsel, Corporate Governance Officer and Secretary

Proxy Statement Table of Contents

__________________
PROXY STATEMENT
__________________
March 31, 2017
GENERAL

Introduction
The Annual Meeting of Stockholders of Denny’s Corporation, a Delaware corporation, will be held virtually on Wednesday, May 10, 2017, at 8:30 a.m., Eastern Time (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Denny’s Corporation (the “Board”) to be used at the upcoming Annual Meeting. The information provided herein concerns not only Denny’s Corporation, but also Denny’s, Inc., a subsidiary which Denny’s Corporation wholly owns, in that substantially all operations of Denny’s Corporation are currently conducted through Denny’s, Inc. Because the Annual Meeting is virtual and being held via live webcast, stockholders will not be able to attend the Annual Meeting in person.

Stockholder Voting
You may vote at the Annual Meeting either by proxy or personally at the Annual Meeting. Only holders of record of common stock of Denny’s Corporation, par value $0.01 per share (the “Common Stock”) as of the close of business on March 14, 2017 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. This Proxy Statement is first being made available to each such stockholder beginning on or about March 31, 2017.

Voting by Proxy
To vote by proxy, you must either properly execute and return (prior to the Annual Meeting) the proxy card, or follow the instructions set forth in the enclosed proxy card to vote by phone or on the Internet. Where you have appropriately specified how your proxy is to be voted, it will be voted accordingly. If no specifications are made, your proxy will be voted (i) in favor of the ten (10) nominees to the Board; (ii) in favor of the selection of KPMG LLP as the independent registered public accounting firm of Denny’s Corporation and its subsidiaries (collectively, the “Company”) for the year ending December 27, 2017; (iii) in favor of the non-binding advisory resolution to approve the compensation of the Company’s named executive officers, as described herein; (iv) in favor of the "every year" option for the non-binding advisory resolution on the frequency of future advisory votes on the compensation of the Company's named executive officers; and (v) in favor of the resolution to approve the Denny's Corporation 2017 Omnibus Incentive Plan. The Company does not know of any matter that is not referred to herein to be presented for action at the Annual Meeting. If any other matter of business is brought before the Annual Meeting, the proxy holders may vote the proxies at their discretion.
If you execute a proxy, you may revoke it at any time before it is exercised by delivering a written notice to J. Scott Melton, Assistant General Counsel, Corporate Governance Officer and Secretary of Denny’s Corporation, either at the Annual Meeting or prior to the date of the Annual Meeting at the Denny’s Corporation Corporate offices, 203 East Main Street, Spartanburg, South Carolina 29319, by executing and delivering a later-dated proxy, or by attending the virtual meeting and voting online. If you vote by telephone or by accessing the Internet voting website, you may also revoke your proxy by re-voting using the same procedure no later than 11:59 p.m., Eastern Time, on Tuesday, May 9, 2017.

Voting at the Meeting

Many of our stockholders hold their shares through stockbrokers, banks, or other nominees, rather than directly in their own names (i.e., a stockholder of record). If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are a stockholder of record. As a stockholder of record, you have the right to grant your voting proxy directly to the Company and vote your shares by proxy in the manner described above, or you may personally vote your shares at the Annual Meeting. To attend and vote personally at the meeting, visit www.virtualshareholdermeeting.com/DENN2017, using the 16-digit control number on the Notice of Internet Availability of Proxy Materials (the "Notice") or other proxy card. Even if you plan to attend, we recommend that you vote in advance by proxy, in case you later change your mind and determine not to attend the meeting.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or other nominee, who is considered to be the stockholder of record. As the beneficial owner, you have the right to tell your nominee how to vote, and you are also invited to attend the Annual Meeting online. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting online unless you obtain a legal proxy from your nominee authorizing you to do so. Your nominee has sent you instructions on how to direct the nominee’s vote. You may vote by following those instructions and the instructions in the Notice.

Voting Requirements
At the Annual Meeting, holders of Common Stock will have one vote per share and a quorum, consisting of a majority of the outstanding shares of Common Stock as of the Record Date, represented in person or by proxy, will be required for the transaction of business by stockholders. A quorum being present, directors will be elected and the other actions proposed in the accompanying Notice of Meeting will be decided by a majority of votes cast on the matter. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached, but will not be counted in determining the number of shares voted “for” or “against” any director-nominee or on any other proposal, and therefore will not affect the outcome of any proposal. As of the close of business on the Record Date, 70,482,907 shares of Common Stock were issued and outstanding and entitled to be voted at the Annual Meeting.

Attending the Annual Meeting

This year’s Annual Meeting will be a completely virtual meeting of stockholders and will be webcast live over the Internet. Please go to www.virtualshareholdermeeting.com/DENN2017 for instructions on how to attend and participate in the Annual Meeting. Any stockholder may attend and listen live to the webcast of the Annual Meeting over the Internet at such site. Stockholders as of the Record Date may vote and submit questions while attending the Annual Meeting via the Internet by using the 16-digit control number included in the Notice or proxy card that accompanied these proxy materials. The webcast starts at 8:30 a.m., Eastern Time. We encourage you to access the meeting prior to the start time.

Equity Security Ownership

Principal Stockholders
The following table sets forth the beneficial ownership of Common Stock by each stockholder known by the Company as of March 14, 2017, unless otherwise indicated, to own more than 5% of the outstanding shares of Common Stock. As of March 14, 2017, 70,482,907 shares of the Common Stock were issued and outstanding and entitled to be voted at the Annual Meeting.

Name and Address	Amount and Nature of Beneficial Ownership		Percentage of Common Stock
T. Rowe Price Associates, Inc.
100 E. Pratt Street Baltimore, MD 21202	7,662,404	(1)	10.9%
Avenir Corporation
1775 Pennsylvania Avenue N W, Suite 650 Washington, DC 20006	7,579,442	(2)	10.8%
Wells Fargo & Company
(and related entities) 420 Montgomery Street San Francisco, CA 94163	5,103,333	(3)	7.2%
BlackRock, Inc.
(and related entities) 55 East 52nd Street New York, NY 10055	4,966,479	(4)	7.0%
The Vanguard Group, Inc.
(and related entities) 100 Vanguard Blvd. Malvern, PA 19355	3,915,095	(5)	5.6%
_________

(1)
Based upon the Schedule 13G/A filed with the Securities and Exchange Commission (the "SEC") on February 7, 2017, T. Rowe Price Associates, Inc., an investment adviser, is the beneficial owner of 7,662,404 shares and has sole voting power with respect to 1,604,645 shares and sole investment power with respect to 7,662,404 shares.

(2)
Based upon the Schedule 13G/A filed with the SEC on February 14, 2017, Avenir Corporation, an investment adviser, is the beneficial owner of and has sole voting power and sole investment power with respect to the listed shares.

(3)
Based upon the Schedule 13G/A filed with the SEC on January 24, 2017, Wells Fargo & Company, a parent holding company, is the beneficial owner of 5,103,333 shares, has sole voting power and sole investment power with respect to 56,290 shares, shared voting power with respect to 1,696,458 shares and shared investment power with respect to 5,047,043 shares. Aggregate beneficial ownership reported by Wells Fargo & Company is on a consolidated basis and includes beneficial ownership of its subsidiaries Wells Fargo Clearing Services, LLC, Wells Capital Management Incorporated, Wells Fargo Funds Management, LLC, Golden Capital Management, LLC, Wells Fargo Bank, N.A., Wells Fargo Advisors Financial Network, LLC, Wells Fargo Delaware Trust Company, NA, and Wells Fargo Securities, LLC.

(4)
Based upon the Schedule 13G/A filed with the SEC on January 23, 2017, BlackRock, Inc., as a parent holding company, is the beneficial owner of 4,966,479 shares and has sole voting power with respect to 4,786,625 shares and sole investment power with respect to 4,966,479 shares. Aggregate beneficial ownership reported by BlackRock, Inc. is on a consolidated basis and includes beneficial ownership of its subsidiaries Blackrock (Netherlands) BV, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd. and BlackRock Investment Management, LLC.

(5)
Based upon the Schedule 13G/A filed with the SEC on February 9, 2017, The Vanguard Group, Inc., an investment adviser, is the beneficial owner of 3,915,095 shares and has sole voting power with respect to 135,666 shares, shared voting power with respect to 14,176 shares, sole investment power with respect to 3,769,477 shares and shared investment power with respect to 145,618 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 131,442 shares as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting power of these shares. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 18,400 shares as a result of its serving as investment manager of Australian investment offerings. VIA directs the voting power of these shares.

Management
The following table sets forth, as of March 14, 2017, the beneficial ownership of Common Stock by: (i) each current member of the Board, (ii) each director nominee of Denny’s Corporation to the Board, (iii) each named executive officer included in the Summary Compensation Table elsewhere in this Proxy Statement, and (iv) all current directors and executive officers of Denny’s Corporation as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name	Amount and Nature of Beneficial Ownership(1)(2)	Percentage of Common Stock
Gregg R. Dedrick	85,903	*
José M. Gutiérrez	63,661	*
George W. Haywood	64,478	*
Brenda J. Lauderback	141,780	*
Robert E. Marks	248,401	*
John C. Miller	997,026	1.4%
Donald C. Robinson	131,555	*
Debra Smithart-Oglesby	193,286	*
Laysha Ward	95,411	*
F. Mark Wolfinger	1,096,497	1.5%
Christopher D. Bode	43,108	*
Stephen C. Dunn	98,290	*
Timothy E. Flemming	275,741	*
All current directors and executive officers as a group (16 persons)	3,750,402	5.2%
____________

*	Less than 1%.

(1)
The Common Stock listed as beneficially owned by the following individuals includes shares of Common Stock which such individuals have the right to acquire (as of March 14, 2017 or within 60 days thereafter) through the exercise of stock options: (i) Mr. Marks (18,900 shares), (ii) Mr. Miller (200,000 shares), (iii) Mr. Wolfinger (423,800 shares), (iv) Mr. Flemming (151,000 shares), and (v) all current directors and executive officers as a group (852,400 shares).

(2)
The Common Stock listed as beneficially owned by the following individuals includes shares of Common Stock which such individuals have the vested right to acquire (as of March 14, 2017 or within 60 days thereafter) through the conversion of either restricted stock units or deferred stock units on a designated date or upon termination of service as a director of Denny’s Corporation: (i) Mr. Dedrick (15,066 shares), (ii) Mr. Gutiérrez (63,661 shares), (iii) Mr. Haywood (64,478 shares), (iv) Ms. Lauderback (141,780 shares), (v) Mr. Marks (146,848 shares), (vi) Mr. Robinson (131,555 shares), (vii) Ms. Smithart-Oglesby (193,286 shares), (viii) Ms. Ward (83,961 shares), and (ix) all current directors and executive officers as a group (840,635 shares).

Equity Compensation Plan Information
The following table sets forth information as of December 28, 2016 with respect to compensation plans of the Company under which equity securities of Denny’s Corporation are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	3,897,053	(1)	$2.82	1,534,385	(3)
Equity compensation plans not approved by security holders	200,000	(4)	3.89	704,166	(5)
Total	4,097,053		$3.01	2,238,551

_____________

(1)	Includes shares issuable in connection with our outstanding stock options, performance share awards and restricted stock units awards.

(2)	Includes the weighted-average exercise price of stock options only.

(3)
Includes shares of Common Stock available for issuance as awards of stock options, restricted stock, restricted stock units, deferred stock units and performance awards under the Denny’s Corporation 2012 Omnibus Incentive Plan (the “2012 Omnibus Plan”).

(4)
Includes shares of Common Stock issuable pursuant to the grant or exercise of employment inducement awards of stock options and restricted stock units granted outside of the Denny’s Incentive Plans in accordance with NASDAQ Listing Rule 5635(c)(4).

(5)	Includes shares of Common Stock available for issuance as awards of stock options and restricted stock units outside of the Denny's Incentive Plans in accordance with NASDAQ Listing Rule 5635(c)(4).

ELECTION OF DIRECTORS
Nominees for Election as Directors of Denny’s Corporation
As permitted under the By-laws of Denny’s Corporation (the “By-laws”), the Board has set ten (10) as the number of directors effective currently and as of May 10, 2017 to constitute the Board. Accordingly, it is intended that proxies in the accompanying form will be voted at the Annual Meeting for the election of ten (10) nominees to the Board. These nominees are: Gregg R. Dedrick, José M. Gutiérrez, George W. Haywood, Brenda J. Lauderback, Robert E. Marks, John C. Miller, Donald C. Robinson, Debra Smithart-Oglesby, Laysha Ward, and F. Mark Wolfinger, each of whom has consented to serve and be named in this Proxy Statement and will serve as a director, if elected, until the 2018 Annual Meeting of Stockholders and until his or her successor shall be elected and shall qualify, except as otherwise provided in Denny’s Corporation’s Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”), and the By-laws. Each nominee currently serves as a director.
If for any reason any nominee named above is not a candidate when the election occurs, it is intended that proxies in the accompanying form will be voted for the election of the other nominees named above and may be voted for any substitute nominee or, in lieu thereof, the Board may reduce the number of directors in accordance with the Restated Certificate of Incorporation and the By-laws.

Business Experience
The name, age, present principal occupation or employment, directorships and the material occupations, positions, offices or employments for at least the past five years, of each current director (and director nominee) of Denny’s Corporation are set forth below. Unless otherwise indicated, each such person has held the occupation listed opposite his or her name for at least the past five years.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Director Since

Gregg R. Dedrick	57	Director of Denny's Corporation; co-founder of Whole Strategies, an organizational consulting firm (2009-2013); Executive Vice President of Yum Brands, Inc., an operator of fast food restaurants (2008-2009); President and Chief Concept Officer of KFC, a chicken restaurant chain (2003-2008).	2010

José M. Gutiérrez	55
Director of Denny's Corporation; Retired; Senior Executive Vice President, Executive Operations, AT&T Services, Inc. (December 2014-September 2016); President of AT&T Wholesale Solutions (2012-2014), a unit of AT&T, Inc. focused on wholesale sales of communication products and services; President and Chief Executive Officer of AT&T Advertising Solutions (2010-2012), a subsidiary of AT&T, Inc, devoted to publishing and sales of Yellow and White Pages directory advertising; President of AT&T Global Enterprise Solutions (2008-2010), a unit of AT&T, Inc. focused on providing wireless, wireline, and mobility products and services for businesses worldwide; President and Chief Executive Officer of AT&T Southwest (2006-2008), a subsidiary for AT&T, Inc. providing telecommunication products and services to the southwestern United States. Director of Dr. Pepper Snapple Group, Inc.
			2013

George W. Haywood	64	Director of Denny's Corporation; Self-employed private investor (1998-present); Director, Corporate and High Yield Bond Investments, Moore Capital, a hedge fund management firm (1994-1998); Managing Director and Head of Corporate Bond Trading, Lehman Brothers (1982-1994). Director of Federal National Mortgage Association ("Fannie Mae").	2011

Brenda J. Lauderback	66	Director of Denny's Corporation; Chair of the Board of Directors of Denny's Corporation (May 2016-present); Retired; President of Wholesale and Retail Group of Nine West Group, Inc., a footwear manufacturer and distributor (1995-1998); President of Wholesale Division of U.S. Shoe Corporation, a footwear manufacturer and distributor (1993-1995); Vice President and General Merchandise Manager of Target Corporation (formerly Dayton Hudson) (1982-1993). Director of Wolverine World Wide, Inc., and Select Comfort Corporation.	2005

Robert E. Marks	65
Director of Denny's Corporation; President of Marks Ventures, LLC, a private equity investment firm (1994-present); Chairman of the Board of Directors of Denny's Corporation (2004-2006); Director of Trans World Entertainment Corporation and Terra Income Fund 6, a business development company specializing in making secured subordinated loans in the real estate field, and a member of the Board of Trustees of the Greenwich Library. From 1982-1994, Managing Director and co-head of leverage buyout investing at Carl Marks & Co. Inc. Member of the board of directors of 15 private companies most of which were during this period.
			1998

John C. Miller	61	Director of Denny's Corporation; Chief Executive Officer and President of Denny's Corporation (2011-present); Chief Executive Officer and President of Taco Bueno Restaurants, Inc., an operator and franchisor of quick-service Mexican eateries (2005-2011); President of Romano’s Macaroni Grill (1997-2004).	2011

Donald C. Robinson	64	Director of Denny's Corporation; Retired; President of Potcake Holdings, LLC, a hospitality consulting firm (2015 - 2016); President and Chief Operating Officer of All Aboard Florida–Operations, LLC, a passenger high-speed rail company from Miami to Orlando, Florida (2013- 2015); President of Baha Mar Resorts, Ltd., a resort development in Nassau, Bahamas (2006-2012); Group Managing Director, Hong Kong Disneyland (2001-2006); Senior Vice President, Walt Disney World Operations (1998-2001). Director of SeaWorld Entertainment, Inc.	2008

Debra Smithart-Oglesby	62
Director of Denny's Corporation; Chair of the Board of Directors of Denny's Corporation (2006-May 2016); Consultant to Denny's Corporation with the title of Interim Chief Executive Officer (June 2010-January 2011); President of O/S Partners, private investment and consulting services firm (2000-present); Chief Financial Officer of Dekor, Inc., a home improvement and decorating retail company (2000); President of Corporate Services and Chief Financial Officer of First America Automotive, Inc. (1997-1999). Director of Cedar Fair Entertainment Company and member of the Board of Trustees of Georgia Gwinnett College.
			2003

Laysha Ward	49	Director of Denny's Corporation; Executive Vice President and Chief External Engagement Officer, Target Corporation (February 2017-present); Executive Vice President & Chief Corporate Social Responsibility Officer, Target Corporation (2014-February 2017); President, Community Relations, Target Corporation (2008-2014); Vice President, Community Relations, Target Corporation (2003-2007).	2010

F. Mark Wolfinger	61	Director of Denny's Corporation; Executive Vice President, Chief Administrative Officer and Chief Financial Officer of Denny's Corporation (2008-present); Executive Vice President, Growth Initiatives and Chief Financial Officer of Denny's Corporation (2006-2008); Chief Financial Officer of Denny's Corporation (2005-2008).	2011

Director Qualifications and Skills
We believe that each of our nominees has professional experience in areas relevant to our strategy and operations. Many of our directors served in key management positions in a wide range of businesses, including retail and restaurant businesses through which they have developed, as a group, expertise and experience in core business skills such as strategy and business development, innovation, operations, brand management, finance, compensation and leadership development, and compliance and risk management. We also believe each of our nominees has other attributes necessary to create an effective board: the willingness to engage management and each other in a constructive and collaborative fashion; high personal and professional ethics, integrity and values; good judgment; analytical minds; the willingness to offer a diverse perspective; the ability to devote significant time to serve on our Board and its committees; and a commitment to representing the long-term interests of all our stockholders. As a collective, our Board has a broad set of competencies and experiences making it well suited to further the interests of Denny’s Corporation, its stockholders and other stakeholders.
Set out below are the specific experience, qualifications, attributes and skills of each of our directors which led the Board to the conclusion that each individual should be nominated as a director of Denny’s Corporation.
Gregg R. Dedrick – Mr. Dedrick has held various senior executive positions at KFC, Yum Brands, Pepsi-Cola and Pizza Hut with nearly 30 years of experience in operations and organizational resource planning in franchised-based consumer and restaurant systems. From 2003-2008 he served for five years as the President and Chief Concept Officer of KFC. During that time he led the revitalization of the brand including a refreshing of the logo, a new advertising campaign, a new restaurant design and multiple new products (among them were Snackers, Famous Bowls and the Grilled Chicken product). Prior to that he served in several senior leadership roles including five years as Executive Vice President of Yum Brands where he was responsible for several corporate staff functions (HR, IT, Shared Services) and was on the original executive team responsible for the design and execution of the “spin-off” of the company from PepsiCo in 1997. He is credited with being the architect of the culture and design of the new Yum organization.
Upon leaving his corporate career, Mr. Dedrick co-founded Whole Strategies, an organizational consulting firm, in 2009. He is a past Director at Summit Energy - a private energy company which was subsequently sold to Schneider Electric. He also serves on several non-profit boards. Mr. Dedrick graduated with a Bachelor of Science degree from Cornell University in 1981.
José M. Gutiérrez – Mr. Gutiérrez, who retired in September 2016 as Senior Executive Vice President, Executive Operations, AT&T Services, Inc., is a telecom executive with nearly 25 years of experience in the industry, successfully leading a range of AT&T business units during his tenure with the company.
Prior to December 2014, Mr. Gutiérrez served as President, AT&T Wholesale Solutions, where he was responsible for leading the organization that provides a full portfolio of industry-leading telecommunications solutions -- including end-to-end voice, data, mobility, IP, outsourcing and professional service solutions -- to wholesale customers in more than 150 countries. Additionally, Mr. Gutiérrez has served as President and CEO of AT&T Advertising Solutions, President of AT&T Global Enterprise Solutions, President and CEO of AT&T Southwest (also known as Southwestern Bell), and President of Industry Markets. He also has held other key leadership roles at the company, including Managing Director of Investor Relations, General Manager of the Texas Region of SBC Wireless, and Executive Director of Mergers and Acquisitions. Before joining AT&T, Mr. Gutiérrez worked as a licensed CPA and strategy consultant at KPMG.
Mr. Gutiérrez is a member of the Strategic Development Board at University of Missouri’s Trulaske College of Business, a member of the Missouri 100 Advisory Board and serves as the Co-Chairman of the National Campaign at the University of Missouri. He is Vice-Chairman of the Thompson Foundation for Autism and Neurodevelopmental Disorders and formerly served as a board member of the World Affairs Council of Dallas/Ft. Worth and as a member of the board of trustees of the Dallas Museum of Art. Mr. Gutiérrez also currently serves as a director of Dr. Pepper Snapple Group, Inc., a soft drink company.
Mr. Gutiérrez earned a Masters of Management from Kellogg Graduate School of Management at Northwestern University and a Bachelors and Masters of Accountancy from the University of Missouri. He also attended the Colegio Universitario de Estudios Financieros in Madrid, Spain.
George W. Haywood – Mr. Haywood is a self-employed private investor with over 20 years of experience as a financial entrepreneur. He has personally held over 5% ownership interests in 15 public companies advising many of them on governance and strategy as the largest individual investor. Prior to being self-employed, Mr. Haywood was the Director of Corporate and High Yield Bond Investments for Moore Capital Management, the world’s third-largest hedge fund. During this time, Mr. Haywood was responsible for managing a portfolio that consisted of high-yield bonds and investment-grade corporate bonds in excess of $1 billion, issued by a wide range of companies, domestic and foreign, across many different industries. Additionally, Mr. Haywood held three different positions (from 1982 to 1994) at Lehman Brothers, an investment banking firm, starting out as a Corporate Bond Trader, then as a Managing Director, head of corporate bond trading, and then as Managing Director and proprietary trader.
Mr. Haywood received his bachelor’s degree in Biology from Harvard University in 1974. He is currently a director of Fannie Mae, a mortgage loan company, and has formerly served as a director of XM Satellite Radio Inc., PingTone Communications, a private telecommunications company, and Advanced Bionutrition Corp., a private biotechnology company.

Brenda J. Lauderback – Ms. Lauderback’s experience includes footwear, apparel, and retail industry experience, corporate leadership experience, branded marketing experience, international operations experience, public company board experience and public company finance and accounting experience through audit committee service. Ms. Lauderback has more than 25 years of experience in the retail industry and more than 35 collective years of experience on public company boards. From 1995 until her retirement in 1998, Ms. Lauderback was president of the Wholesale and Retail Group of Nine West Group, Inc., a footwear wholesaler and distributor. She previously was the President of the Wholesale Division of U.S. Shoe Corporation, a footwear manufacturer and distributor, a position that included responsibility for offices in China, Italy and Spain, and was a Vice President/General Merchandise Manager of Dayton Hudson Corporation, a retailer.
Ms. Lauderback has collective experience of more than 20 years on audit, compensation and governance committees of public company boards, chairing the governance committees of three different public companies. Ms. Lauderback currently serves as the Board Chair of Denny's and is also a director of Wolverine Worldwide, Inc. and Select Comfort Corporation. Within the last five years, Ms. Lauderback has also served as a director of Big Lots, Inc. Ms. Lauderback received her Bachelor of Science degree from Robert Morris University in 1972.
Ms. Lauderback is a National Association of Corporate Directors (NACD) Board Leadership Fellow. She has demonstrated her commitment to boardroom excellence by completing NACD's comprehensive program of study for directors and governance professionals. She supplements her skill sets through ongoing engagement with the director community, and access to leading practices.
Robert E. Marks – Mr. Marks has over 30 years of private equity investment and monitoring experience in 15 different industries, the result of his employment as a Managing Director of Carl Marks & Co. Inc (1982 – 1994) and his ownership of Marks Ventures LLC (1994 to present). This experience includes responsibility for all facets of leverage buyout investments such as sourcing and analyzing transactions, raising capital, negotiating agreements, and sitting on the boards of directors of investee companies to monitor progress, decide on refinancing options, and ultimately to decide on the realization of the investment. In addition, he has reviewed literally hundreds of possible investments, including performing detailed due diligence on dozens of companies. This work has instilled a deep appreciation for what makes a successful company, and what the true risks of a business venture might be.
Mr. Marks has more than 15 years of public company board of directors experience, derived from his service at Denny’s Corporation, Trans World Entertainment Corporation, a specialty retailer of entertainment products, and at Emeritus Corporation, a New York Stock Exchange, assisted living company based in Seattle with 2013 revenues of approximately $1.9 billion. He has previously served as the Chairman of the Board of Denny’s from 2004 to 2006. Also during this time, Mr. Marks headed up, from the Board of Directors’ perspective, the highly successful 2004 restructuring and refinancing at Denny’s Corporation, which was comprised of an equity infusion of $92 million; a public bond refinancing of $175 million; and a new senior secured credit facility of $420 million.
Prior to his private equity investing experience, Mr. Marks obtained Wall Street corporate finance experience from 1978 – 1982 as an associate at Dillon, Read & Co., Inc., an investment banking firm, where he began working after he received a master’s degree in Business Administration with a concentration in finance and general management from Harvard Business School. From 1974 to 1976, he worked for the Export-Import Bank of the United States, performing research and analysis on the economic fundamentals underpinning particular loan proposals. In 1974, Mr. Marks received bachelor’s and master’s degrees in Economics from Stanford University with distinction and Departmental Honors and was selected to be a member of Phi Beta Kappa. In 2012, Mr. Marks was appointed to serve on the Stanford University Alumni Committee on Trustee Nominations, which is responsible for selecting members to the university’s board of trustees. Mr. Marks is currently a director of Trans World Entertainment Corporation and Terra Income Fund 6.
John C. Miller – Mr. Miller, as President and Chief Executive Officer for Denny’s Corporation, is responsible for leading the strategic direction of the Company. Mr. Miller joined the Company in February 2011 and is an accomplished restaurant industry veteran, bringing more than 30 years of restaurant operations and management experience to the Company. Prior to joining Denny’s, Mr. Miller served as Chief Executive Officer of Taco Bueno Restaurants, Inc. (2005-2011). He also spent 17 years with Brinker International where he held numerous management positions, including President of Romano’s Macaroni Grill and President of Brinker’s Mexican Concepts, responsible for overseeing On the Border and Cozymel’s. Earlier in his career, Mr. Miller held various operations and restaurant management positions at Unigate Restaurant/Casa Bonita in Dallas, Texas. Mr. Miller currently serves as the Vice Chair of the Board of Trustees of Wilberforce University.
Donald C. Robinson – Mr. Robinson currently is retired from a hospitality consulting firm, Potcake Holdings, LLC, which is involved in a variety of consulting roles. He previously was the President and Chief Operating Officer for All Aboard Florida from 2013 to 2015, which is the country's first privately owned intercity passenger rail system that will connect South Florida to Orlando. Mr. Robinson was responsible for developing the operational functions for the passenger rail project, including the procurement of rolling stock and engagement of third-party operators.
From 2006 to 2012, Mr. Robinson served as the President of Baha Mar Resorts, and was responsible for the design, development, construction, and the operational planning for this Nassau, Bahamas based development. The $3.4 billion development project included a management contract with several major hotel and resort companies, featuring 2,200 hotel rooms, a 50,000 square foot retail village,

200,000 square feet of meeting space, approximately 30 restaurants, 23 acres of pools and activities, three spas, and a golf course designed by Jack Nicklaus.
Mr. Robinson received his bachelor’s degree in Microbiology from The University of Central Florida while he worked full-time in Food & Beverage Operations at The Walt Disney World Resort. During his 33 year career with Disney, he was involved with the opening phase of two theme parks, one water park, a retail/dining/entertainment venue, and 12 resort hotels on three continents. Mr. Robinson served as the General Manager of three Disney resorts, including Disneyland Paris’ Newport Bay Club in Marne-La-Valle, France, and assisted in the planning and development of two resort hotels in Tokyo, Japan, working with the Oriental Land Company owners.
As the Senior Vice President of Operations at Walt Disney World, Mr. Robinson was responsible for the operation of four theme parks, three water parks, 30,000 hotel rooms, over 200 restaurants (including QSR, Table Service, Fine Dining, Bars, Lounges and Convention Catering), five golf courses, and Disney’s Wide World of Sports, with aggregate revenues of approximately $4.4 billion and food and beverage sales in excess of $800 million. In 2001, Mr. Robinson moved to Hong Kong, where he served as the Group Managing Director/ Executive Vice President of Hong Kong Disneyland, a joint venture with the government of the Hong Kong SAR. He was responsible for developing, opening, and operating that $4 billion project.
While in Hong Kong, Mr. Robinson served on the board of directors of Hong Kong International Theme Parks Limited and while in the Bahamas he was an executive director of the Nassau Paradise Island Promotion Board. Mr. Robinson currently serves as a director of SeaWorld Entertainment, Inc.
Debra Smithart-Oglesby – Ms. Smithart-Oglesby currently serves as the President of O/S Partners, which provides investment capital and consulting services to early-stage start-up companies in the food service and specialty retail industries. She served as a consultant with the title of Interim Chief Executive Officer of Denny’s Corporation from June 2010 through January 2011. Prior to joining O/S Partners in 2000, Ms. Smithart-Oglesby served as the Chief Financial Officer for Dekor, Inc., an early-stage retail start-up company in the home improvement/decorating industry. From 1997 to 1999, Ms. Smithart-Oglesby served as the President of Corporate Services and Chief Financial Officer for FirstAmerica Automotive, where she directed all financial, administrative and strategic planning functions for the automotive dealership retailer and consolidator that generated $1.6 billion in revenue. Prior to joining FirstAmerica Automotive, from 1985 to 1997, Ms. Smithart-Oglesby worked at Brinker International, a multi-concept casual dining restaurant company which operates Chili’s Grill & Bar, On the Border Mexican Grill & Cantina, Maggiano’s Little Italy, and Romano’s Macaroni Grill, serving on the board of directors (from 1991 to 1997), as well as serving as Executive Vice President and Chief Financial Officer, where she provided strategic direction and managed the financial and administrative functions for the company with sales of $1.8 billion and more than 800 locations internationally. Ms. Smithart-Oglesby’s early career experience includes audit, controller and accountant positions with companies including Coopers and Lybrand, OKC Liquidating Trust, and New York Merchandise Co.
Ms. Smithart-Oglesby earned a master’s degree in Business Administration from Southern Methodist University and has a bachelor’s degree in Accounting from the University of Texas at Arlington. She has served on the board of directors of CFO magazine and as a member of its editorial advisory board. She was previously on the board of directors of Noodles and Company, a quick casual dining restaurant chain, the finance committee for the Susan G. Komen Foundation, the Presbyterian Hospital Resource Board, the board of directors of the Family Place, and the Advisory Board of the University of Texas at Dallas. Ms. Smithart-Oglesby currently serves as a director of Cedar Fair Entertainment Company and as a member of the Board of Trustees of Georgia Gwinnett College.
Laysha Ward – Ms. Ward is an experienced senior executive with a track record of innovative leadership with a competitive Fortune 50 company. As Executive Vice President, Chief External Engagement Officer and a member of Target's leadership team, Ms. Ward oversees the company's efforts to deepen external relationships and make a positive impact in the communities where it does business. She previously served as Chief Corporate Social Responsibility Officer helping the company create shared value through sustainability, corporate philanthropy, cause marketing, volunteerism, ethical business practices, stakeholder engagement and other activities that protect and enhance Target's reputation.
Ms. Ward began her career with Target in 1991 as a member of the store sales and management team of Marshall Fields in Chicago, where her responsibilities included handling corporate contributions, community initiatives, employee volunteerism and United Way campaign activities for Illinois, Ohio and Wisconsin Fields stores. She was named Director of Community Relations in 2000 and was promoted to Vice President of Community Relations and the Target Foundation in 2003. In 2008, President Bush nominated and the U.S. Senate confirmed Ms. Ward to serve on the board of directors of the Corporation for National and Community Service, the nation’s largest grantmaker for volunteering and service. Later that year, she was promoted to President of Community Relations and the Target Foundation. She also serves on the board of directors of the Executive Leadership Council and the Latinos and Society Advisory board, is a member of Alpha Kappa Alpha Sorority and The Links, an international women's service organization.
Ms. Ward received a Bachelor of Arts in Journalism from Indiana University and a master’s degree in Social Services Administration from the University of Chicago. She has demonstrated an ability to lead through rapid change, solve problems and build innovative community programs while collaborating with internal and external partners to support organizational goals and objectives. Her core skills are in communications, branding to enhance corporate strategy, marketing, demographic/segmentation customer relations, and strategic planning.

F. Mark Wolfinger – Mr. Wolfinger, as Denny’s Corporation’s Executive Vice President, Chief Administrative Officer and Chief Financial Officer, is responsible for the overall financial direction of the Company, including planning and analysis, as well as development and strategic alternative delivery initiatives, Information Technology and Legal. Mr. Wolfinger joined the Company in 2005, bringing a wealth of retail and restaurant experience as well as strategic and financial knowledge that help strengthen the brand and solidify the Company’s capital structure. Mr. Wolfinger previously served as Chief Financial Officer for Danka Business Systems and has held senior financial positions with Hollywood Entertainment, Metromedia Restaurant Group (operators of Bennigan’s, Ponderosa Steakhouse and Steak & Ale restaurants), and the Grand Metropolitan PLC. Mr. Wolfinger received a bachelor’s degree in Economics and English from Denison University and a master’s degree in Business Administration in Finance from The Amos Tuck School at Dartmouth College.
Director Term Limits and Retirement Age
We do not believe that arbitrary limits on the number of consecutive terms a director may serve are appropriate in light of the substantial benefits that result from a continued focus on the Company’s business, strategy and industry over a significant period of time. We do value fresh perspectives and ideas which enhance and benefit our brand's competitive performance, and therefore we seek to have a mix of director short-term, mid-term and long-term tenures on our Board, as demonstrated in the pie chart below. Within these parameters, each individual’s performance and continued contribution is assessed by the Corporate Governance and Nominating Committee in connection with the annual renomination determination.
Under the Company’s Corporate Governance Policy, the standard retirement age for the Company's directors is 75. It is the general policy of the Corporate Governance and Nominating Committee not to nominate candidates for re-election at any annual stockholder meeting to be held after he or she has attained the applicable retirement age. The Board, however, may waive the mandatory retirement age for a specific director in its sole discretion.

Corporate Governance
The Board has determined that, except as noted immediately below, each current member of the Board is independent under the NASDAQ listing standards and the rules and regulations promulgated by the SEC. Messrs. Miller and Wolfinger, as executive officers of the Company, are not deemed to be independent.
There are three standing committees of the Board: the Audit and Finance Committee, the Compensation and Incentives Committee, and the Corporate Governance and Nominating Committee. Each committee consists solely of independent directors as defined by NASDAQ listing standards applicable to each committee. The Audit and Finance Committee currently consists of Messrs. Gutiérrez, Haywood, Marks and Robinson and Mss. Lauderback and Smithart-Oglesby, with Mr. Marks serving as chair. The Compensation and Incentives Committee is currently comprised of Mss. Lauderback, Smithart-Oglesby and Ward and Messrs. Dedrick and Gutiérrez, with Mr. Dedrick serving as chair. Mss. Lauderback and Ward and Messrs. Dedrick, Marks and Robinson currently make up the Corporate Governance and Nominating Committee, with Mr. Robinson serving as chair. In conjunction with the election of directors at the Annual Meeting, the Board will make committee assignments for the upcoming year. For a description of our code of ethics, see the “Code of Ethics” section elsewhere in this Proxy Statement.
Set forth below is information regarding each committee of the Board.

Audit and Finance Committee
Summary of Responsibilities. The Audit and Finance Committee (the “Audit Committee”), which held eight meetings in 2016, has been established by the Board to assist the Board in fulfilling its responsibilities toward stockholders, potential stockholders and the investment community to oversee the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Audit Committee’s primary responsibilities include overseeing (i) the adequacy of the Company’s internal controls and the integrity of the Company’s accounting and financial information reported to the public, (ii) the qualification, independence and performance of the Company’s independent registered public accounting firm and its internal auditors, (iii) the appropriateness of the Company’s accounting policies, (iv) the Company’s compliance with legal and regulatory requirements, (v) the Company’s risk assessment and management practices including, but not limited to, the Company’s cybersecurity and other information technology risks, and (vi) the Company’s finance activities, while providing and maintaining an avenue of communication among the Audit Committee, the independent auditors, internal auditors, the Company’s compliance officer, management and the Board. The Audit Committee has a written charter, which it reviews and assesses the adequacy of at least annually and amends and updates as needed. For a complete description of the Audit Committee’s powers, duties and responsibilities, see the charter of the Audit Committee available to stockholders on the Company’s website at www.dennys.com.
The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each member of the Audit Committee meets the definition of independence for audit committee members set forth under NASDAQ listing standards and the rules and regulations promulgated by the SEC.

Audit Committee Financial Experts. The Board has determined that at least four Board members currently serving on the Audit Committee, José M. Gutiérrez, George W. Haywood, Robert E. Marks and Debra Smithart-Oglesby, are Audit Committee Financial Experts, as that term is defined by the SEC, based upon their respective business experience and educational backgrounds. Mr. Gutiérrez has more than 20 years of accounting, business and financial experience in investor relations, audit, mergers and acquisitions which required the analysis of financial statements that present a breadth and level of complexity of the same or greater complexity as that of the Company. Mr. Marks has experience analyzing and evaluating financial statements (of the same or greater complexity as the Company’s) during his more than 20 years of work in private equity investments, serving more than 15 different industries. Mr. Haywood has over 30 years of experience analyzing and evaluating public company financial statements (of the same or greater complexity as the Company’s) in connection with his private investment and portfolio management experience. Ms. Smithart-Oglesby has over 30 years of experience and education as a principal financial officer, controller, public accountant and public company director preparing, auditing, analyzing, evaluating and overseeing preparation of public company financial statements that present a breadth and level of complexity of the same or greater complexity as that of the Company.
Audit Committee Report. The Audit Committee fulfilled its responsibilities under and remained in compliance with its charter during the fiscal year ended December 28, 2016.

•	The Audit Committee has reviewed and discussed the audited financial statements with management of the Company and with KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm.

•
The Audit Committee has discussed with KPMG the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees of the Public Company Accounting Oversight Board (“PCAOB”).

•
The Audit Committee has received the written disclosure and the letter from KPMG, required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence from the Company.

•
The Audit Committee reviewed and discussed with management progress on the Company’s enterprise risk management processes including the evaluation of identified risks and alignment of Company processes to manage the risks within the Company’s approved strategies.

•
Based on the review and discussions described above, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2016 for filing with the SEC.

Audit and Finance Committee
Robert E. Marks, Chair
José M. Gutiérrez
George W. Haywood
Brenda J. Lauderback
Donald C. Robinson
Debra Smithart-Oglesby

Compensation and Incentives Committee

Summary of Responsibilities. The Compensation and Incentives Committee (the “Compensation Committee”), which held five meetings in 2016, is responsible for (i) overseeing the Company’s overall compensation program and philosophy, (ii) reviewing and approving the compensation of the Chief Executive Officer and senior management of the Company, (iii) administering the Company’s short- and long-term incentive plans and other stock or stock-based plans, (iv) overseeing the Company’s executive compensation disclosure and issuing the Compensation Committee’s report as required by the applicable rules and regulations governing the Company’s annual proxy statement, (v) reviewing and making recommendations to the Board regarding director compensation, (vi) overseeing the Company’s stock ownership guidelines, and (vii) overseeing the Company’s various benefit plans. The Compensation Committee has a written charter, which it reviews and assesses the adequacy of at least annually and amends and updates as needed. For a complete description of the Compensation Committee’s power, duties and responsibilities, see the charter of the Compensation Committee which may be found on the Company’s website at www.dennys.com.

Process for Determination of Executive and Director Compensation. Executive compensation is determined by the Compensation Committee pursuant to the authority granted to it by the Board. Director compensation is determined by the Board upon recommendation by the Compensation Committee. The Compensation Committee has engaged independent consultants Pearl Meyer (from September 2014 to present) and considered data and analysis prepared by these consultants regarding competitive pay practices among the Company’s peer group and the restaurant industry as a guide in determining the appropriate level of director and executive officer compensation. The Compensation Committee assessed the independence of Pearl Meyer in its capacity as the compensation consultant to the Compensation Committee pursuant to SEC and NASDAQ rules and concluded that no conflict of interest exists that would prevent Pearl Meyer from serving as an independent consultant to the Compensation Committee.
The Compensation Committee considered the recommendation of the Company’s Chief Executive Officer (the “CEO”) with respect to compensation levels of executive officers other than the CEO. When making compensation decisions, the Compensation Committee annually analyzes tally sheets prepared for each of the named executive officers. These tally sheets were prepared by our human resources department and Pearl Meyer. Each of these tally sheets presents the dollar amount of each component of the named executive officers’ compensation, including current cash compensation (base salary and bonus), accumulated deferred compensation balances, outstanding equity awards, retirement benefits, perquisites and any other compensation. These tally sheets reflect the annual compensation for the named executive officers (both target and actual), as well as the potential payments under selected performance, termination, and change-in-control scenarios.
The overall purpose of these tally sheets is to bring together, in one place, all of the elements of actual and potential future compensation of our named executive officers, as well as information about wealth accumulation, so that the Compensation Committee may analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of actual and projected compensation. For additional information regarding the process and procedures for determining executive and director compensation, see the “Executive Compensation – Compensation Discussion and Analysis” section elsewhere in this Proxy Statement.
Compensation Risk Assessment. For 2016, a group of senior management from various departments of the Company completed a process by which an assessment was made of the level and materiality of identified risks associated with the Company’s compensation practices and policies for its employees. This assessment was under the direction of the Compensation Committee and the findings were reviewed and discussed with the committee. Specifically, the Company’s incentive plans were evaluated against a set of indicators that included pay mix, performance metrics, target setting/pay determination and governance/administration. Based on this assessment, the Compensation Committee determined that the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse impact on the Company.
Compensation Committee Interlocks and Insider Participation. The following persons served as members of the Compensation Committee during the fiscal year ended December 28, 2016: Gregg R. Dedrick, José M. Gutiérrez (from July 12, 2016), Brenda J. Lauderback, Donald C. Robinson (through July 12, 2016), Debra Smithart-Oglesby and Laysha Ward. No member of the Compensation Committee was an employee or officer of the Company during 2016 or anytime prior thereto. Ms. Smithart-Oglesby served as a consultant with the title of Interim Chief Executive Officer from June 8, 2010 until January 31, 2011. During 2016, none of the members of the Compensation Committee had any relationship, directly or indirectly, with the Company requiring disclosure under Item 404 of Regulation S-K, and none of our executive officers served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officers served on our Board or Compensation Committee.
Compensation Committee Report. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement and based on this review and discussion, the Compensation Committee has recommended to the Board that the “Executive Compensation – Compensation Discussion and Analysis” section be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 28, 2016.

Compensation and Incentives Committee
Gregg R. Dedrick, Chair
José M. Gutiérrez
Brenda J. Lauderback
Debra Smithart-Oglesby
Laysha Ward

Corporate Governance and Nominating Committee
Summary of Responsibilities. The primary responsibilities of the Corporate Governance and Nominating Committee (the “Governance Committee”) which held four meetings in 2016, include (i) developing and recommending to the Board a set of corporate governance standards in the form of the Corporate Governance Policy for the Company, (ii) maintaining and monitoring compliance with the Corporate Governance Policy, (iii) monitoring the process of assessing the effectiveness of the Board and its committees, and (iv) identifying individuals qualified to become Board members and recommending director nominees to the Board for election at the annual meeting of stockholders or when necessary to fill existing vacancies on the Board. Additionally, the Governance Committee is responsible for monitoring and safeguarding the independence of the Board, monitoring and overseeing senior management succession, overseeing director education, reviewing all related party transactions while monitoring compliance with the Company’s Related Party Transaction Policy and Procedures, monitoring and overseeing the Corporate Social Responsibility (CSR) program of the Company which includes receiving periodic reports regarding the Company’s CSR efforts and initiatives, and monitoring and receiving periodic reports regarding the Company’s minority hiring and diversity promotional initiatives. All members of the Governance Committee are independent within the meaning of the NASDAQ listing standards and the rules and regulations promulgated by the SEC. The Governance Committee has a written charter, which it reviews and assesses the adequacy of at least annually and amends and updates as needed. For a description of the Governance Committee’s powers, duties and responsibilities, see the charter of the Governance Committee which may be found on the Company’s website at www.dennys.com.
Corporate Governance Policy and Practice. The Board and management clearly recognize the importance of a firm commitment to key corporate governance standards. Consequently, it is the goal of the Board and management to develop and adhere to a set of standards, that not only complies to the letter with all applicable regulatory guidance, but implements “best practices” of corporate governance.
The Company’s Corporate Governance Policy is posted on the Company’s website at www.dennys.com.
Director Nominations Policy and Process. The Governance Committee will consider director-nominees recommended by stockholders. A stockholder who wishes to recommend a person or persons to the Board for consideration as a nominee for election to the Board must send a written notice to the Governance Committee by mail addressed to the attention of the Secretary of Denny’s Corporation at the corporate address set forth above. The written notice must set forth (i) the name of each person whom the stockholder recommends be considered as a nominee, (ii) a business address and telephone number for each nominee (e-mail address is optional), and (iii) biographical information regarding each nominee, including the person’s employment and other relevant experience. To be considered by the Governance Committee, a stockholder director-nominee recommendation must be received no later than the 120th calendar day before the first anniversary date of Denny’s Corporation’s proxy statement prepared in connection with the previous year’s annual meeting. The Governance Committee did not receive any stockholder director-nominee recommendations by December 15, 2016 (120th day before the first anniversary of the date of release of the 2016 Proxy Statement).
In addition, in accordance with the By-laws, stockholders may directly nominate persons for election to the Board at an annual meeting. Such nominations must be sent by written notice to the Secretary of Denny’s Corporation at the corporate address set forth above and must comply with the applicable timeliness and information requirements of the By-laws. Please see the “Other Matters – 2018 Stockholder Proposals” section elsewhere in this Proxy Statement for more information.
The Governance Committee believes that a nominee recommended for a position on the Board must meet the following minimum qualifications:

—	he or she must be at least 21 years of age;

—	he or she must have experience in a position with a high degree of responsibility in a business or other organization;

—	he or she must be able to read and understand basic financial statements;

—	he or she must possess integrity and have high moral character;

—	he or she must be willing to apply sound, independent business judgment;

—	he or she must have sufficient time to devote to being a member of the Board; and

—	he or she must be fluent in the English language.
Annually, the Governance Committee will identify the areas of expertise or skill needed on the Board for the upcoming Board term. The Governance Committee will identify potential nominees for director from (i) the slate of current directors, (ii) referrals from professional search firms, typically in those instances when the committee identifies a needed skill or expertise not possessed by the current slate of directors, and (iii) recommendations from stockholders.

The Governance Committee will evaluate a potential nominee by considering whether the potential nominee meets the minimum qualifications identified by the committee, as well as considering the following factors:

—	whether the potential nominee has leadership, strategic, or policy setting experience in a complex organization, including any scientific, governmental, educational, or other non-profit organization;

—
whether the potential nominee has experience and expertise that is relevant to the Company’s business including any specialized business experience, technical expertise, or other specialized skills, and whether the potential nominee has knowledge regarding issues affecting the Company;

—	whether the potential nominee is highly accomplished in his or her respective field;

—	whether the potential nominee has high ethical character and a reputation for honesty, integrity, and sound business judgment;

—
whether the potential nominee is independent, as defined by NASDAQ or other applicable listing standards and SEC rules, whether he or she is free of any conflict of interest or the appearance of any conflict of interest, and whether he or she is willing and able to represent the interests of all Denny’s Corporation stockholders;

—	any factor affecting the ability or willingness of the potential nominee to devote sufficient time to the Board’s activities and to enhance his or her understanding of the Company’s business; and

—	how the potential nominee would contribute to diversity, with a view toward the needs of the Board.
The manner in which the Governance Committee evaluates a potential nominee will not differ based on whether the potential nominee is recommended by a stockholder.
Additionally, with respect to an incumbent director whom the Governance Committee is considering as a potential nominee for re-election, the Governance Committee will review and consider the incumbent director’s service during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company.

The Company did not pay fees to a professional search firm to help identify and evaluate potential nominees for director for 2017.
Board Diversity. The Governance Committee and the Board are committed to a diversified membership, with a particular emphasis on individuals who satisfy the factors outlined above and individuals with a wide variety of management, operating, and restaurant experience and skills, in addition to other attributes such as race, gender and national origin, as demonstrated in the circle charts below. The Governance Committee continually looks for opportunities to develop its diversity initiatives further.
Our Board Composition

Succession Planning. Our Board maintains a critical focus on the Company’s succession plans. The Governance Committee has been charged with monitoring and overseeing the process of planning for CEO, senior management, and Board member succession. Under our succession planning process, the Governance Committee identifies and periodically updates the qualities and characteristics it believes is necessary for an effective CEO and senior officers. With these principles in mind, the committee periodically reviews the development and progression of potential internal candidates against these standards. Additionally, under the Company’s CEO emergency succession plans, critical advance planning for contingencies, such as the departure, death, or disability of the CEO or other top executives is set forth so that, in the event of an untimely vacancy, the Company has in place an emergency succession plan to facilitate the transition to both interim and long-term leadership. Equally important is planning for director succession. The Governance Committee periodically reviews the skills, characteristics, attributes and experiences of Board members to assure that the Board possesses the appropriate level of skill, experience and ability necessary to lead and the govern the Company effectively.
Board Leadership Structure and Risk Oversight
Over the past fifteen years, the Company has separated the positions of CEO and Board Chair and has appointed an independent Board Chair. During a seven-month period (June 2010 – January 2011), Ms. Smithart-Oglesby, in addition to her role as Board Chair, also held the position of Interim CEO while the Company conducted the hiring process for a permanent CEO. At the conclusion of that seven-month period, and with the hiring of Mr. Miller as the Company’s CEO, the two positions were again separated. The Company believes having a separate CEO and Board Chair is an important part of its overall commitment to the highest standards of corporate governance and believes that it allows the Board to effectively develop and oversee its business strategy and monitor risk. The separate positions also allow the Board to freely perform its management oversight function. Additionally, each member of the Board, with the exception of Messrs. Miller and Wolfinger, is independent under the applicable standards. It is the Board’s policy to appoint a Lead Director during any time when the Board Chair position is not held by an independent director. The responsibilities of the Lead Director, when applicable, would include (i) regularly meeting (by phone or in person) with the CEO to discuss the financial and operational status of the Company, (ii) staying abreast of Company issues in greater depth than required of other Board members in order to assist, if necessary, during the period of transition of Company leadership, and (iii) leading periodic executive sessions of the independent Board members. Our Board has determined that its current structure, with separate CEO and Board Chair roles and an independent Lead Director, if necessary, is in the best interests of the Company and its stockholders at this time.
The Board has the ultimate responsibility for risk management. However, the Board has delegated the responsibility of risk assessment and risk management to the Audit Committee. Periodically, with the assistance of management, the Audit Committee undertakes an extensive Company-wide risk assessment. This extensive risk assessment identifies the main strategic, operational, compliance and financial risks the Company is facing based on its strategic objectives. The assessment also identifies the steps that management is or should be taking to address and mitigate exposure to such risks, and the Audit Committee will periodically receive reports from management regarding the steps that management is taking to address and mitigate such risks.
Board Meeting Information
During 2016, there were six (6) meetings of the Board. Each director serving on the Board in 2016 attended at least 75% of the meetings of the Board (and, as applicable, committees thereof) during the year. At each meeting, the Board holds a regularly scheduled executive session at which only independent directors are present.
Communications Between Security Holders and Board of Directors
Security holders may send written communications to the Board or any one or more of the individual members of the Board by directing such communication to Denny’s Corporation by mail in the care of the Secretary, at our principal executive offices set forth above, or by e-mail to smelton@dennys.com. All written communications will be compiled by the Secretary and promptly submitted to the individual director(s) being addressed or to the Chair of the committee whose areas of responsibility includes the specific topic addressed by such communication, or in all other cases, to the Board Chair.

Stockholder Engagement

The Company recognizes the value of the views and input of its stockholders. The Company periodically reaches out to and engages with its stockholders on various topics, including corporate governance, compensation, performance, strategy and other matters. We believe that having regular engagement with our stockholders strengthens our relationships with stockholders and helps us to better understand stockholders views on our policies and practices and other matters of importance to our business.

Board Member Attendance at Annual Meetings of Stockholders
It is the policy of Denny’s Corporation that all of the members of the Board and all nominees for election to the Board at the annual meeting of stockholders attend such meeting except in cases of extraordinary circumstances. All of the directors attended the 2016 virtual annual meeting of stockholders.
Director Compensation
For a description of the compensation of directors, please see “Executive Compensation – Director Compensation Table” elsewhere in this Proxy Statement.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE TEN NOMINEES TO THE BOARD OF DIRECTORS OF DENNY’S CORPORATION.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As a result of the adoption of the Sarbanes-Oxley Act of 2002, and related regulations adopted by the SEC, and by each national securities exchange, audit committees of public companies are formally charged with the responsibility for the appointment, compensation, retention and oversight of the independent registered public accounting firm that serves as the Company’s independent auditor. The Audit Committee takes this responsibility very seriously and for the year 2017, the Audit Committee has selected KPMG as the independent registered public accounting firm of the Company. This selection is submitted for ratification of and approval by the stockholders at the Annual Meeting. Representatives of KPMG are expected to attend the Annual Meeting. They will have an opportunity to make a statement, if they so desire, and to respond to appropriate questions. If the stockholders do not ratify this selection, other independent registered public accounting firms will be considered by the Audit Committee.
2016 and 2015 Audit Information
KPMG served as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal years ended December 30, 2015 and December 28, 2016. The fees billed in the fiscal years ended December 30, 2015 and December 28, 2016 for KPMG’s services to the Company were as follows:

	Year ended		Year ended
	December 30, 2015		December 28, 2016
Audit Fees	$861,000	(1)	$795,000	(2)
Audit-Related Fees	81,000		77,000
Tax Fees	41,792		13,892
All Other Fees	—		—
Total Fees	$983,792		$885,892
_____________

(1)
Includes additional billing of $12,000 related to the 2014 audit and additional billings of $144,000 related to the 2015 audit. The billings primarily related to additional audit effort associated with the 2015 implementation of the COSO 2013 framework, certain transactions and other matters.

(2)	Includes additional billing of $45,000 related to the 2016 audit. The billing primarily related to additional audit effort associated with certain transactions and other matters.

In the above table, in accordance with applicable SEC rules:

•
“audit fees” are fees billed by the independent registered public accounting firm for professional services for the audit of the annual Consolidated Financial Statements included in the Company’s Form 10-K and review of the Condensed Consolidated Financial Statements included in the Company’s Form 10-Qs, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including comfort letters, consents, registration statements, statutory audits and reports on internal controls required by the Sarbanes Oxley Act of 2002;

•
“audit-related fees” are fees billed by the independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements, and generally include fees for audits of the Company’s employee benefit plans and audit or attest services not required by statute or regulation;

•	“tax fees” are fees billed by the independent registered public accounting firm for professional services for tax compliance, tax advice, and tax planning; and

•	“all other fees” are fees billed by the independent registered public accounting firm for any services not included in the first three categories above.
The Audit Committee has considered and determined that the services for which audit-related and tax fees were billed were compatible with KPMG maintaining its independence.
Audit Committee’s Pre-approval Policies and Procedures
It is the policy of the Audit Committee to pre-approve all audit and permitted non-audit services proposed to be performed by the Company’s independent registered public accounting firm. The process for such pre-approval is typically as follows. Audit Committee pre-approval is sought at one of the Audit Committee’s regularly scheduled meetings following the presentation of information at such meeting detailing the particular services proposed to be performed. Additionally, the Chair of the Audit Committee has been delegated the authority by the Audit Committee to pre-approve, where necessary, such services requiring pre-approval in between regularly scheduled Audit Committee meetings. The Chair will report any such decisions at the Audit Committee’s next scheduled meeting. In 2016, the services described above were pre-approved by the Audit Committee pursuant to the policy of the Audit Committee, and none of such services were approved pursuant to the exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION AND APPROVAL OF THE SELECTION OF KPMG AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR 2017.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act, the Company provides stockholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. This proposal, commonly referred to as a “say on pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation program.
As described in further detail in “Executive Compensation – Compensation Discussion and Analysis,” our compensation program is designed to attract, motivate and retain top-quality leadership talent while ensuring that their interests are aligned with the interests of our stockholders and that their efforts are focused on the Company’s key strategic objectives.
It is our firm belief that our executive compensation program, with its balance of annual cash incentives designed to reward the achievement of key performance goals set for the year and longer-term equity vehicles designed to reward executives for stock price performance over a longer term, compensates our executives for performance directly linked to stockholder value creation.
In addition, the Board has enacted a number of policies – including share ownership requirements, incentive clawbacks, the elimination of employment contracts and the elimination of tax gross-ups (except for certain limited gross-ups available to most salaried employees under the Company’s broad-based relocation policy) – which ensure that the Company’s practices are aligned with market-based best practices.
Stockholders are encouraged to read the “Compensation Discussion and Analysis” section of this Proxy Statement and the accompanying compensation tables and related narrative disclosure included in the “Executive Compensation” section of this Proxy Statement for more information regarding our compensation program.
We are asking stockholders to approve the compensation of our named executive officers as disclosed herein by adopting the following advisory resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Although this vote is non-binding, the Board and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION.

ADVISORY VOTE ON FREQUENCY OF
THE STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act also requires the Company to hold a non-binding, advisory vote of stockholders at least every six years to determine whether advisory votes on executive compensation should be held every one, two or three years. After careful consideration, the Board has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur on an annual basis. We believe that "say-on-pay" votes should be conducted every year so that our stockholders may annually express their views on our executive compensation program. The Compensation Committee, which administers our executive compensation program, values the opinions of our stockholders and will consider the outcome of these votes in making its decisions on executive compensation.

Stockholders have the opportunity when voting to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the Board’s recommendation. You may cast your vote by choosing the option of every year, two years, three years, or abstain from voting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE OPTION THAT FUTURE ADVISORY VOTES ON THE EXECUTIVE COMPENSATION OF THE COMPANY BE CONDUCTED EVERY YEAR.

APPROVAL OF THE DENNY’S CORPORATION
2017 OMNIBUS INCENTIVE PLAN

On March 22, 2017, the Board adopted, subject to stockholder approval at the Annual Meeting, the Denny’s Corporation 2017 Omnibus Incentive Plan (the “2017 Plan”). The 2017 Plan will become effective as of the date it is approved by the stockholders.

The 2017 Plan is intended to serve as the successor to the Denny’s Corporation 2012 Omnibus Incentive Plan (the “Prior Plan”). As of February 22, 2017, there were approximately 4,349,968 shares of our Common Stock subject to outstanding awards and 664,530 shares of our Common Stock reserved and available for future awards under the Prior Plan. As noted below, the aggregate number of shares of Common Stock that may be issued under the 2017 Plan is 4,400,000, which represents a net increase of 3,735,470 shares over the number of shares remaining available for future awards under the Prior Plan. If our stockholders approve the 2017 Plan, all future equity awards will be made from the 2017 Plan, and we will not grant any additional awards under the Prior Plan after the effective date of the 2017 Plan. If stockholders do not approve the 2017 Plan, then the Prior Plan will remain in effect for purposes of granting awards to eligible participants.

A summary of the 2017 Plan is set forth below. This summary is qualified in its entirety by the full text of the 2017 Plan, which is attached to this Proxy Statement as Appendix A.

Purposes of the Proposal

The primary purposes of this Proposal are twofold: first, to adopt the 2017 Plan to provide for the issuance of shares in the amount of 4,400,000 to eligible participants and second, to preserve the Company’s ability to deduct “qualified performance-based compensation” granted to certain executive officers, without regard to the limitation imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

•
Increase in the Number of Available Shares. Only 664,530 shares of Common Stock remain available for issuance under the Prior Plan as of February 22, 2017. Pearl Meyer, the independent compensation consultant for the Compensation Committee, assisted in determining the requested number of shares to be authorized for issuance under the 2017 Plan, including by providing its view of leading proxy advisory firms’ policies on equity-based compensation plans. The requested number of shares represents approximately 6.2% of the outstanding Common Stock of the Company as of February 22, 2017, and a value of approximately $56,760,000 as of that date (based on the closing market price per share of the Company’s Common Stock of $12.90 per share). For more information, please refer to “Key Data Relating to Outstanding Equity Awards and Shares Available,” below.

•
Section 162(m) Approval. Section 162(m) of the Code (“Section 162(m)”) generally limits the Company’s ability to deduct certain compensation paid to each of our “covered employees” (that is, our Chief Executive Officer and our next three most highly-compensated executive officers, other than our Chief Financial Officer) to $1 million in a taxable year, unless the compensation meets the requirements of “qualified performance-based compensation” under Section 162(m). Section 162(m)

requires stockholder approval of the plan under which the “qualified performance-based compensation” may be granted, including approval of the performance measures pursuant to which such awards may be paid, at least every five years. If stockholders approve the 2017 Plan, assuming that all other requirements under Section 162(m) are met, we may be able to obtain tax deductions with respect to awards issued thereunder to our “covered employees” through our 2022 Annual Meeting. If stockholders do not approve this Proposal, the Company generally will be limited in its ability to grant certain performance-based awards and avail ourselves of certain tax deductions.

Promotion of Sound Corporate Governance Practices

We have designed the 2017 Plan to include a number of features that reinforce and promote alignment of equity compensation arrangements for employees, officers, non-employee directors and consultants with the interests of our stockholders. These features include, but are not limited to, the following:

•
Limitation on Awards to Non-Employee Directors. The 2017 Plan places a limit on the aggregate value of awards that may be granted to any non-employee director of the Company in any one 12-month period to $500,000 under the 2017 Plan.

•
No Discounted Stock Options or Stock Appreciation Rights (“SARs”). Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

•
Prohibition on Repricing. The exercise price of a stock option or SAR may not be reduced, directly or indirectly, without the prior approval of stockholders, including by a cash repurchase of “underwater” awards.

•	Minimum Vesting Requirements. Subject to certain limited exceptions, awards granted under the 2017 Plan will be subject to a minimum vesting period of one year.

•
No Liberal Share Recycling. Shares retained by or delivered to the Company to pay the exercise price of a stock option or SAR or to satisfy tax withholding taxes in connection with the exercise or settlement of an award count against the number of shares remaining available under the 2017 Plan.

•	No Dividends on Unearned or Unvested Awards. The 2017 Plan prohibits the current payment of dividends or dividend equivalent rights on unearned or unvested awards.

•
Awards Subject to Clawback Policy. Awards under the 2017 Plan will be subject to any compensation recoupment policy that the Company may adopt from time to time, and requires participants to acknowledge that they will cooperate with the Company in connection with the recoupment of awards.

•
Change in Control Treatment. If awards granted under the 2017 Plan are assumed by the successor entity in connection with a change in control of the Company, such awards will not automatically vest and pay out upon the change in control, except as otherwise provided in an award certificate.

•	No Tax Gross-Ups. The 2017 Plan does not provide for any tax gross-ups.

•	No Liberal Change in Control Definition. The 2017 Plan defines change in control based on the consummation of the transaction rather than the announcement or stockholder approval of the transaction.

Key Data Relating to Outstanding Equity Awards, Shares Available and Run Rate

The following table includes information regarding outstanding equity awards and shares available for future awards under the Prior Plan as of February 22, 2017 (and without giving effect to approval of the 2017 Plan under this Proposal):

Prior Plan (as of February 22, 2017)
Total shares underlying outstanding stock options and SARs	906,365
Weighted average exercise price of outstanding stock options and SARs	2.77
Weighted average remaining contractual life of outstanding stock options and SARs	2.5
Total shares underlying outstanding full value awards(1)	3,443,603
Total shares currently available for grant(2)	664,530

(1)	Includes the maximum number of shares issuable upon conversion of performance awards assuming maximum achievement of all performance goals.

(2)
If our stockholders approve the 2017 Plan, all future equity awards will be made from the 2017 Plan, and we will not grant any additional awards under the Prior Plan. There are also 704,166 shares available for issuance under a new employee inducement award program.

Summary of the 2017 Plan

Purpose and Eligibility. The purpose of the 2017 Plan is to promote the success and enhance the value of the Company by linking the personal interests of its employees, officers, non-employee directors and consultants to those of the Company’s stockholders, and by providing such participants with an incentive for outstanding performance. As of February 22, 2017, approximately 8,400 employees and eight non-employee directors were eligible to participate in the 2017 Plan.

Administration. The 2017 Plan will be administered by the Compensation Committee. The Compensation Committee will have the authority to grant awards, designate participants, determine the type or types of awards to be granted to each participant, determine all terms and conditions of such awards, including the number of awards to be granted and the number of shares or dollar value to which an award will relate, prescribe the form of award certificate, establish, adopt or revise any rules and regulations as it may deem advisable to administer the 2017 Plan, and make all other decisions and determinations that may be required under the 2017 Plan. The Committee may delegate its authority as permitted by the 2017 Plan and applicable law.

Permissible Awards. The 2017 Plan authorizes the granting of awards in any of the following forms:

•
market-priced options to purchase shares of our Common Stock, which may be designated under the Code as nonqualified stock options (which may be granted to all participants) or incentive stock options (which may be granted only to officers and employees), and with a term of no greater than ten years;

•
SARs, which give the holder the right to receive the difference (payable in cash or stock, as specified in the award agreement) between the fair market value per share of our Common Stock on the date of exercise over the base price of the award (which cannot be less than the fair market value of the underlying stock as of the grant date);

•	restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Compensation Committee;

•
RSUs, which represent the right to receive shares of Common Stock (or an equivalent value in cash or other property, as specified in the award certificate) at a designated time in the future and subject to any vesting requirement as may be set by the Committee;

•
performance awards, which represent any award of the types listed above which have a performance-vesting component based on the achievement, or the level of achievement, of one or more performance goals during a specified performance period, as established by the Compensation Committee;

•
other stock-based awards that are denominated or payable in value in whole or in part by reference to, or otherwise based on shares of Common Stock, including purchase rights, or other rights or securities that are convertible or exchangeable into shares of Common Stock;

•
dividend equivalents, which entitle the participant to payments (or an equivalent value payable in stock or other property) equal to any dividends paid on the shares of stock underlying an award other than an option or SAR; and

•	cash-based awards, including performance-based annual bonus awards.

Shares Available for Awards. The aggregate number of shares of Common Stock that may be issued under the 2017 Plan is 4,400,000 shares, subject to proportionate adjustment in the event of stock splits and similar events. Shares subject to awards that terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason, and shares underlying awards that are ultimately settled in cash, will again become available for future grants of awards under the 2017 Plan. To the extent that the full number of shares subject to a full-value award is not issued for any reason, including by reason of failure to achieve maximum performance goals, the unissued shares originally subject to the award will be added back to the plan share reserve. Notwithstanding, (i) shares delivered by the participant or withheld from an award to satisfy tax withholding requirements, and (ii) shares delivered or withheld to pay the exercise price of an option or SAR, will not be used to replenish the plan share reserve. The Compensation Committee may grant awards under the 2017 Plan in substitution for awards held by employees or directors of another entity who become employees or directors of the Company as a result of a business combination, and such substitute awards will not count against the plan share reserve. No awards may be granted under the 2017 Plan after the tenth anniversary of the effective date of the plan.

Limitations on Awards. Subject to the adjustment provisions of the 2017 Plan:

•
The maximum aggregate number of shares of Common Stock subject to time-vesting options or time-vesting SARs that may be granted under the 2017 Plan in any 12-month period to any one participant is 3,000,000 each.

•	With respect to performance awards, for any one 12-month period:

◦
the maximum aggregate amount that may be granted to any one participant payable in cash or property, other than shares, is $4,500,000 (measured at a maximum award level on each grant date) under the 2017 Plan; and

◦	the maximum aggregate number of shares that may be granted to any one participant payable in stock is 3,000,000 shares (measured at a maximum award level on each grant date) under the 2017 Plan.

•
No non-employee director may be granted, in any 12-month period, awards specifically awarded under the 2017 Plan with an aggregate maximum value, calculated as of their respective grant dates, of more than $500,000.

Minimum Vesting Requirements. Except in the case of substitute awards granted in a business combination as described above, awards will generally be subject to a minimum vesting period of one year. However, the Compensation Committee may at its discretion (i) accelerate vesting of such awards in the event of the participant’s death, disability, or retirement, or the occurrence of a change in control, or (ii) grant awards without the minimum vesting requirements described above with respect to awards covering 5% or fewer of the total number of shares authorized under the 2017 Plan.

Repricing Prohibition. Except in connection with certain corporate transactions described in the 2017 Plan, the Compensation Committee may not, without obtaining stockholder approval, (i) amend the terms of outstanding options or SARs to reduce the exercise price of such outstanding options or SARs; (ii) cancel outstanding options or SARs in exchange for options or SARs with an exercise price that is less than the exercise price of the original options or SARs; or (iii) cancel outstanding options or SARs with an exercise price above the current stock price in exchange for cash or other securities.

Qualified Performance-Based Awards. All options and SARs granted under the 2017 Plan are designed to be exempt from the $1,000,000 deduction limit imposed by Section 162(m). The Compensation Committee may designate any other award granted under the 2017 Plan as a qualified performance-based award in order to make the award fully deductible without regard to the $1,000,000 deduction limit imposed by Section 162(m). If an award is so designated, the Compensation Committee must establish objectively determinable performance goals for the award based on one or more of the following business criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an affiliate or a division, region, department or function within the Company or an affiliate over a performance term to be designated by the Compensation Committee:

•	Net earnings;

•	Earnings per share;

•	Net sales growth;

•	Net income (before or after taxes);

•	Profit (including net operating profit, economic profit and profit margin);

•	Revenues;

•	Return measures (including, but not limited to, return on assets, capital, investment, equity, or sales, and cash flow return on assets, capital, equity, or sales);

•	Cash flow (including, but not limited to, operating cash flow and free cash flow);

•	Earnings before or after taxes, interest, depreciation and/or amortization (EBITDA);

•	Adjusted Income (before or after taxes);

•	Adjusted EBITDA;

•	Internal rate of return or increase in net present value;

•	Dividend payments to parent;

•	Gross margins;

•	Gross margins minus expenses;

•	Operating margin;

•	Share price (including, but not limited to, growth measures and total stockholder return);

•	Expenses and expense targets;

•	Working capital targets relating to inventory and/or accounts receivable;

•	Planning accuracy (as measured by comparing planned results to actual results);

•	Comparisons to various stock market indices;

•	Comparisons to the performance of other companies;

•	Sales;

•	Working capital;

•	Franchise growth;

•	Market share;

•
Strategic business criteria (including, but not limited to, one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, reductions in errors and omissions, reductions in lost business, safety standards, management of employment practices and employee benefits, diversity goals, supervision of litigation and information technology, service or product quality, and quality audit scores);

•	Business expansion or consolidation (including, but not limited to, acquisitions and divestitures);

•	Productivity;

•	Same-store sales;

•	Customer counts;

•	Customer satisfaction; and

•
EVA® (which means the positive or negative value determined by net operating profits after taxes over a charge for capital, or any other financial measure, as determined by the Committee in its sole discretion; EVA® is a registered trademark of Stern Stewart & Co.)

The Compensation Committee must establish such goals within the time period prescribed by Section 162(m), and the Compensation Committee may for any reason reduce (but not increase) any award, notwithstanding the achievement of a specified goal. The Compensation Committee may not waive the achievement of any specified goal, except in the case of death or disability of the participant or a change in control.

The Compensation Committee may provide, at the time the performance goals are established (or such other time not prohibited by Section 162(m)), that any evaluation of performance shall be adjusted to include or exclude or otherwise objectively adjust for specified circumstances or events that occur during a performance period, including, without limitation, (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) unusual, infrequent or non-recurring items as described in then-current accounting principles and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (f) acquisitions or divestitures; (g) foreign exchange gains and losses; (h) gains or losses on the sale of assets; (i) severance, contract termination and other costs relating to certain business activities; (j) gains or losses from the early extinguishment of debt; (k) extraordinary gains and losses; (l) the effect of any statements issued by the Financial Accounting Standards Board or its committees; (m) currency fluctuations; (n) expenses related to goodwill and other intangible assets, stock offerings, stock repurchases and loan loss provisions; and (o) any changes in the business, operations, corporate structure, or capital structure of the Company, or the manner in which the Company conducts business. Any payment of a Section 162(m) award will be conditioned on the written certification of the Compensation Committee in each case that the performance goals and any other material conditions were satisfied.

Treatment of Awards upon a Participant’s Termination of Service. Unless otherwise provided in an award certificate or any special plan document governing an award, upon the termination of a participant’s continuous service due to death or disability:

•	all of that participant’s outstanding options and SARs will become fully vested and exercisable and will remain exercisable for one year thereafter (or the earlier end of the term of the award);

•	all time-based vesting restrictions on that participant’s outstanding awards will lapse as of the date of termination; and

•
the payout opportunities attainable under all of that participant’s outstanding performance-based awards will be determined as provided in the applicable award agreement, any special document governing the award or an employment or similar agreement with the participant.

Treatment of Awards upon a Change in Control. Unless otherwise provided in an award certificate or any special plan document governing an award:

•
Awards assumed or substituted by surviving entity. In the event of a change in control of the Company in which a successor entity assumes or otherwise equitably converts awards under the 2017 Plan, if within two years after the effective date of the change in control, a participant’s employment is terminated without cause or the participant resigns for good reason (as such terms are defined in the 2017 Plan), then:

◦	all of that participant’s outstanding options and SARs will become fully vested and exercisable;

◦	all time-based vesting restrictions on that participant’s outstanding awards will lapse; and

◦
all performance-vesting awards will be deemed vested and earned based on the target performance being attained as of the date of termination based on an assumed achievement of all relevant performance goals at a target level, with a pro-rata payout to the participant within 60 days following the date of termination (unless otherwise required by the 2017 Plan), based on the portion of the performance period prior to the termination of employment.

•	Awards not assumed or substituted by surviving entity. In the event of a change in control of the Company in which a successor entity fails to assume and maintain awards under the 2017 Plan:

◦	all of that participant’s outstanding options and SARs will become fully vested and exercisable;

◦	all time-based vesting restrictions on that participant’s outstanding awards will lapse; and

◦
all performance-vesting awards will be deemed vested and earned as of the effective date of change in control based on assumed achievement of all relevant performance goals at a target level, with a pro-rata payout to the participant within 60 days following the change in control (unless otherwise required by the 2017 Plan), based on the portion of the performance period prior to the change in control.

In addition, subject to limitations applicable to certain qualified performance-based awards, the Compensation Committee may, in its discretion, accelerate awards upon the termination of service of a participant or the occurrence of a change in control. The Compensation Committee may discriminate among participants or among awards in exercising such discretion.

Anti-dilution Adjustments. In the event of a transaction that causes the per-share value of the stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the authorization limits under the 2017 Plan will be adjusted proportionately, and the Compensation Committee will make such adjustments to the 2017 Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Compensation Committee may include: (i) adjustment of the number and kind of shares that may be delivered under the 2017 Plan; (ii) adjustment of the number and kind of shares subject to outstanding awards; (iii) adjustment of the exercise price of outstanding awards or the measure to be used to determine the amount of the benefit payable on an award; and (iv) any other adjustments that the Compensation Committee determines to be equitable. Notwithstanding the foregoing, the Compensation Committee will not make any adjustments to outstanding options or SARs that would constitute a modification or substitution of the stock right under Section 409A of the Code (“Section 409A”) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Section 409A. Without limiting the foregoing, in the event of a subdivision of the outstanding stock (stock-split), a declaration of a dividend payable in shares, or a combination or consolidation of the outstanding stock into a lesser number of shares, the authorization limits under the 2017 Plan will automatically be adjusted proportionately, and the shares then subject to each award will automatically, without the necessity for any additional action by the Compensation Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.

Upon or in connection with the occurrence of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, change in control, combination or exchange of shares, or other transaction described in the 2017 Plan), the Compensation Committee may, in its sole discretion, provide (i) that awards will be settled in cash rather than stock, (ii) that awards will become immediately vested and non-forfeitable and exercisable (in whole or in part) and will expire after a designated period of time to the extent not then exercised, (iii) that awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding awards may be settled by payment in cash or cash equivalents equal to the excess of the fair market value of the underlying stock, as of a specified date associated with the transaction, over the exercise or base price of the award, (v) that performance targets and performance periods for performance awards will be modified, consistent with Section 162(m), where applicable, or (vi) any combination of the foregoing. In addition, for each option and SAR with an exercise price greater than the consideration offered in connection with any such transaction or event or change in control, the Company will not be required to make any payment to the person holding such option or SAR upon surrender of such option or SAR, and may cancel such option or SAR for no consideration.  Such surrender shall take place as of the date of the transaction or event or change in control or such other date as the Compensation Committee may specify. The Compensation Committee’s determination need not be uniform and may be different for different participants whether or not such participants are similarly situated.

Amendment and Termination of the 2017 Plan. The Board or the Compensation Committee may amend, suspend or terminate the 2017 Plan at any time, except that no amendment may be made without the approval of the Company’s stockholders if stockholder approval is required by any federal or state law or regulation or by the rules of any stock exchange on which the Common Stock may then be listed, or if the amendment, alteration or other change materially increases the benefits accruing to participants, increases the number of shares available under the 2017 Plan or modifies the requirements for participation under the 2017 Plan, or if the Board or Compensation Committee in its discretion determines that obtaining such stockholder approval is for any reason advisable. No termination or amendment of the 2017 Plan may, without the written consent of the participant, reduce or diminish the value of an outstanding award. At any time and from time to time, the Compensation Committee may amend, modify or terminate any outstanding award without approval of the participant; provided, however that, subject to the terms of the applicable award certificate or other provisions of the 2017 Plan, such amendment, modification or termination will not, without the participant’s consent, materially reduce or diminish the value of such award determined as if the award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination (with the per-share value of an option or SAR for this purpose being calculated as the excess, if any, of the fair market value as of the date of such amendment or termination over the exercise or base price of such Award).

Limitations on Transfer; Beneficiaries. No right or interest of a participant in any award may be pledged or encumbered to or in favor of any person other than the Company, or be subject to any lien, obligation or liability of the participant to any person other than the Company or an affiliate. Except to the extent otherwise determined by the Compensation Committee with respect to awards other than incentive stock options, no award may be assignable or transferable by a participant otherwise than by will or the laws of descent and distribution, and any option or other purchase right shall be exercisable during the participant’s lifetime only by such participant. A beneficiary, guardian, legal representative or other person claiming any rights under the 2017 Plan from or through a participant will be subject to all the terms and conditions of the 2017 Plan and any award agreement applicable to the participant.

Clawback Policy. The 2017 Plan includes a recoupment, or “clawback” provision, under which any award agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Administrator in accordance with any Company policy or otherwise, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable law, regulation or stock exchange listing requirement. By accepting awards under the 2017 Plan, participants agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any award or amount paid under the 2017 Plan subject to clawback pursuant to any applicable law, government regulation, stock exchange listing requirement or Company policy. Such cooperation and assistance will include, but will not be limited to, executing, completing and submitting any documentation necessary to recover or recoup any award or amounts paid to a participant’s accounts, or pending or future compensation awards.

Federal Income Tax Consequences

The U.S. federal income tax discussion set forth below is intended for general information only and does not purport to be a complete analysis of all of the potential tax effects of the 2017 Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. State, local and ex-U.S. income tax consequences are not discussed, and may vary from jurisdiction to jurisdiction.

Nonqualified Stock Options. There will be no federal income tax consequences to the optionee or to the Company upon the grant of a nonqualified stock option under the 2017 Plan. When the optionee exercises a nonqualified option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the stock received upon exercise of the option at the time of exercise over the exercise price, and the Company will be allowed a corresponding federal income tax deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Incentive Stock Options. There will be no federal income tax recognized by the optionee at the time of the option grant, and no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain other dispositions. For federal tax purposes, dispositions are divided into two categories: (i) qualifying, and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition is granted and more than one year after the date the option is exercised for those shares. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain recognized upon the disposition will be a capital gain.

If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount of ordinary income recognized by the optionee as a result of the disposition. The Company will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares.

SARs. A participant receiving a SAR under the 2017 Plan will not recognize income, and the Company will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the SAR, the amount of cash and the fair market value of any shares of stock received will be ordinary income to the participant and the Company will be allowed as a corresponding federal income tax deduction at that time.

Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the stock as of that date (less any cash consideration paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). If the participant files an election under Code Section 83(b) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any cash consideration paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Code Section 83(b) election.

RSUs. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time an RSU award is granted. Upon receipt of shares of stock (or the equivalent value in cash or other property) in settlement of an RSU award, a participant will recognize ordinary income equal to the fair market value of the stock or other property as of that date (less any cash consideration paid for the stock or property), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m).

Performance Awards. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a performance award is granted (for example, when the performance goals are established). Upon receipt of cash, stock or other property in settlement of a performance award, the participant will recognize ordinary income equal to the cash, stock or other property received, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m). Performance awards granted under the 2017 Plan may be structured to qualify for the “performance based compensation” exception from Section 162(m).

Dividend Equivalent Rights. No taxable income is recognized upon receipt of a dividend equivalent right award. A participant will recognize ordinary income in the year in which a dividend or distribution, whether in cash, securities or other property, is paid to the participant. The amount of that income will be equal to the fair market value of the cash, securities or other property received, and the participant will be required to satisfy the tax withholding requirements applicable to such income. The Company will be entitled to an income tax deduction equal to the amount of the ordinary income recognized by the participant of the dividend equivalent right award at the time the dividend or distribution is paid to such participant. That deduction will be allowed for the taxable year in which such ordinary income is recognized.

Section 409A. The 2017 Plan permits the grant of various types of incentive awards, which may or may not be exempt from Section 409A. If an award is subject to Section 409A, and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. Restricted stock awards, stock options and SARs that comply with the terms of the 2017 Plan are designed to be exempt from the application of Section 409A. RSU and performance awards granted under the 2017 Plan would be subject to Section 409A unless they are designed to satisfy the short-term deferral exemption from such law. If not exempt, such awards must be specially designed to meet the requirements of Section 409A in order to avoid early taxation and penalties.

Tax Withholding. The Company has the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the 2017 Plan.

Limitations on Corporation’s Deductions. As described in the “Compensation Discussion and Analysis,” with certain exceptions, Section 162(m) limits the Company’s deduction for compensation in excess of $1,000,000 paid to certain covered employees. Compensation paid to a covered employee is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m). We generally intend for stock options, SARs and performance awards (structured to be treated as qualified performance-based compensation) to be granted to covered employees under the 2017 Plan to satisfy the requirements of qualified performance-based compensation and therefore expect to be entitled to a deduction with respect to such awards. Stockholders are being asked to approve the 2017 Plan and, specifically, the material terms of the performance goals under which an award of qualified performance-based compensation may be granted in the 2017 Plan, in order to preserve the Company’s ability to deduct compensation paid to covered employees pursuant to any qualified performance-based compensation that may be made in the future under the 2017 Plan. However, although the Compensation Committee strives to provide covered employees with certain awards that will preserve deductibility of components of their respective compensation packages to the extent reasonably practicable or consistent with our compensation objectives, the Compensation Committee believes that stockholder interests are best served by not restricting the Compensation Committee’s flexibility in structuring, determining and ultimately approving payment of compensation (even if such decisions may result in certain non-deductible compensation). Additionally, there is no any guarantee that awards intended to qualify as qualified performance-based compensation under Section 162(m) ultimately will be deductible by the Company.

New Plan Benefits

Grants and awards to be granted under the 2017 Plan to the Company’s executive officers, non-employee directors and other employees, are not presently determinable. If the stockholders approve the 2017 Plan, such grants and awards will be made at the discretion of the Compensation Committee.

Because our executive officers and non-employee directors are eligible to receive awards under the 2017 Plan, they may be deemed to have a personal interest in the approval of this Proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE DENNY’S CORPORATION 2017 OMNIBUS INCENTIVE PLAN.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This is an overview and analysis of the compensation objectives and policies for our named executive officers and the material compensation decisions we made with respect to these officers for 2016. This information should be read in conjunction with the compensation tables, related narratives, and notes contained later in this Proxy Statement. This discussion focuses on the compensation awarded to, earned by, and paid to the following individuals, who were our named executive officers for 2016:

•	John C. Miller, our President and Chief Executive Officer

•	F. Mark Wolfinger, our Executive Vice President, Chief Administrative Officer and Chief Financial Officer

•	Christopher D. Bode, our Senior Vice President and Chief Operating Officer

•	Stephen C. Dunn, our Senior Vice President and Chief Global Development Officer

•	Timothy E. Flemming, our Senior Vice President, General Counsel and Chief Legal Officer
Executive Summary
Our Business. We are the franchisor and operator of one of America’s largest franchised full-service restaurant chains. As of December 28, 2016, the Denny’s brand consisted of 1,733 restaurants, of which 1,564 (90%) were franchised/licensed restaurants and 169 (10%) were Company operated.
2016 Performance Highlights. At the core of our compensation philosophy and strategy are the goals of compensating and rewarding our executives for performance that is aligned with the Company’s strategic objectives while creating value for our stockholders. Our 2016 Company performance highlights include:

◦	Domestic system-wide same-store sales increased 0.9% compared to 2015, comprised of a 1.1% increase at company restaurants and a 0.8% increase at domestic franchised restaurants.

◦	Opened 50 system restaurants, with net system growth of 23 restaurants.

◦	Completed 240 remodels, including 27 at Company restaurants.

◦	Achieved Adjusted EBITDA(1) of $99.4 million, an increase of $10.6 million, or 12.0%, over the prior year.

◦	Adjusted Net Income(1) grew 15.2% over the prior year to $42.3 million.

◦	Adjusted Net Income per Share(1) of $0.55, an increase of 26.5% over the prior year.

◦	Generated $51.1 million of Free Cash Flow(1) after capital cash spending of $34.0 million.

◦	Allocated $58.7 million toward repurchases of Common Stock.
_____________________

(1)
Please refer to the historical reconciliations of Net Income to Adjusted Income Before Taxes, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, and Adjusted Net Income per Share which are attached to this Proxy Statement as Appendix B.

Our solid financial and shareholder return results for 2016 yielded the following corresponding incentive compensation results for 2016:

◦
The achievement of performance goals under our 2016 Corporate Incentive Plan (“CIP”) at above threshold levels for two plan metrics and above target level for one metric resulted in awards earned at 91.7% of target.

◦
The Company’s total shareholder return (“TSR”) over the three-year period ended December 28, 2016 was 75.8% and in the 77th percentile compared to our peer group, resulting in performance shares under our long-term incentive program ("LTIP") for 2014 being earned at 168.3% of target.

◦
The value of our executives' stock holdings, a minimum level of which is required to be held pursuant to our stock ownership guidelines, increased in value commensurate with the increase in the Company’s stock price during the fiscal year of 31%.

The two metrics highlighted in the charts below represent a stock price measure of TSR and a financial measure of Adjusted Income Before Taxes(1) utilized in our incentive plans. We believe that these measures demonstrate the financial health of the Company and its positive stock performance, respectively, and that the achievement of these results and the resulting payouts demonstrate a strong link between our pay and performance.

(1) Please refer to the historical reconciliations of Net Income to Adjusted Income Before Taxes, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, and Adjusted Net Income per Share which are attached to this Proxy Statement as Appendix B.

Our 2016 executive pay mix demonstrates a strong alignment between our executive compensation and the long-term interests of our stockholders. A substantial portion of our executive compensation (as demonstrated by the charts below) is in the form of long-term equity compensation. This structure maintains a high correlation between realized pay and stock price performance, thus aligning the interests of our named executive officers with those of our stockholders.

2016 Compensation Structure. For 2016, based upon management's review of and recommendations regarding our compensation programs, external benchmarking, consultation with its compensation consultants, and consideration of the prior year's "say-on-pay" stockholder vote, which was overwhelmingly in support of our 2015 executive compensation, the Compensation Committee determined that the CIP and the LTIP would remain unchanged from 2015. Accordingly, the 2016 LTIP consisted of (i) 100% performance shares, (ii) a maximum payout of 150%, and (iii) two equally-weighted metrics of Adjusted EBITDA Growth and TSR relative to industry peers. The 2016 CIP utilized (i) three metrics consisting of Franchised Same-Store Sales, Company Same-Store Sales, and Adjusted Income Before Taxes, (ii) metric weightings of 15%, 25%, and 60%, respectively, and (iii) a Guest Traffic Modifier, which can increase or decrease the annual bonus earned under the CIP by 20% if the annual Guest Traffic measurement is at least 3% above or below the target performance level.

Our Compensation Structure Reflects Best Practices. The Company diligently listens to its stockholders and monitors and adopts best practices in its compensation structure and related areas of corporate governance. We believe that the following compensation and governance practices reflect "best practices” and are integral parts of our compensation philosophy:
Our Executive Compensation Practices (What We Do):

◦
Stock ownership guidelines (amended and restated for 2017) have been adopted for each of the Company’s officers (vice presidents and above) and non-employee directors which are described further under "Compensation and Corporate Governance Best Practices - Stock Ownership Guidelines."

◦	A compensation clawback policy is applicable to the Company’s named executive officers and other senior officers.

◦	A majority of named executive officer compensation is performance-based.

◦	Equity awards to named executive officers consist solely of performance shares that vest based on achievement of key performance metrics.

◦
Change in control severance benefits for named executive officers are “double-trigger”, which require that both a change in control event and a qualifying termination within a specified period following the change in control occur in order for the benefits to be paid out.

Executive Compensation Practices Not Implemented (What We Don’t Do):

◦
No special retirement benefits are provided to named executive officers other than their participation in a 401(k) plan (on the same basis as other employees), pension (which was liquidated in 2016) or nonqualified deferred compensation plan (which is limited to certain salaried employees).

◦
No tax gross-ups are provided, except for certain limited gross-ups available to most salaried employees pursuant to the Company’s broad-based relocation program or as a part of a new hire inducement package.

◦	No employment agreements with our named executive officers nor other senior officers.

◦	Executive officers and directors are not permitted to engage in puts, calls or other derivatives relating to the Company’s securities under our anti-hedging policy.

All our Named Executive Officers and our Directors, on average, own Company Stock in excess of our Stock Ownership Guidelines, as demonstrated in the chart below:
(1) Actual share multiple as of January 31, 2017, based upon the 200-day average trading price of the Common Stock of $11.20.
(2) Required stock ownership/retention levels for directors and executive officers are based upon the following multiples:

◦	Directors and CEO – 5 X annual cash board retainer/base salary

◦	Executive Vice Presidents – 3 X base salary

◦	Senior Vice Presidents – 1 X base salary

◦	Vice Presidents - 1 X base salary
Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation
At the 2016 annual meeting of stockholders, 99.4% of the votes cast approved the compensation of our named executive officers, as discussed and disclosed in the 2016 Proxy Statement. The Board and the Compensation Committee appreciate and value the views of our stockholders. In considering the results of this advisory vote, the Compensation Committee concluded that the compensation paid to our named executive officers and the Company’s overall pay practices have strong stockholder support.
In light of the strong stockholder support of the compensation paid to our named executive officers as evidenced by the results of this advisory vote, the Compensation Committee decided to retain our general approach to executive compensation in 2016. Future advisory votes on executive compensation will serve as an additional tool to guide the Compensation Committee in evaluating the alignment of the Company’s executive compensation programs with the interests of the Company and its stockholders.
At the 2011 annual meeting of stockholders, our stockholders expressed a preference that advisory votes on executive compensation occur annually. Consistent with this preference, the Board decided to implement an advisory vote on executive compensation every year until the next required vote on the frequency of stockholder votes on the compensation of executive officers, which will occur at this year's meeting. The Board has recommended that our stockholders again approve an annual advisory vote executive compensation.
Compensation Objective and Design
The Compensation Committee has developed compensation programs for the Company’s named executive officers with guidance and analysis from its independent consultants, Pearl Meyer. The overall design objectives of our compensation programs are to attract, develop, motivate and retain top-quality leadership talent, while ensuring that their interests are aligned with the interests of our stockholders and their efforts are focused on the Company’s key strategic objectives. When evaluating and designing compensation programs, the Compensation Committee reviews market survey data, proxy statements filed by our restaurant peer group companies, and industry compensation practices.
The Company’s incentive strategy is designed to be integrated across different time frames, performance metrics, and types of payout. The goal is to reward executives for the achievement of performance goals that are directly linked to stockholder value creation. Our annual cash incentives are designed to reward the achievement of key Company performance targets set for the applicable fiscal year. Longer-term equity incentives reward executives for stock price performance relative to the Company’s restaurant peer group and earnings growth over a three-year period.
During 2016, executive officers were provided with a compensation package that included the following elements: (i) base salary, (ii) annual cash incentive opportunities (bonus), (iii) long-term equity incentives, and (iv) other benefits that generally are available to other salaried employees, together with limited perquisites. Each of these compensation elements is described and analyzed in further detail in the tables and narrative that follow. Additionally, under limited circumstances, discretionary bonuses and other awards may be utilized to recognize individual performance or for inducement during the hiring process. Although no discretionary bonuses or other awards were granted to our named executive officers in 2016, such awards are intended to reward extraordinary performance and attract top executive talent while retaining executives through long-term vesting and potential wealth accumulation.

Compensation Element	Description	Objectives/ Performance Linkage	Performance Time Horizon

Base Salary	Fixed portion of cash compensation	Provide competitive compensation for day-to-day responsibilities and performance	Salary levels are based on individual performance sustained over a substantial period of time

Annual Cash Incentives (CIP or Bonus)	Cash payments based on the Company’s achievement of certain financial and operating performance targets	Provide incentive to achieve key annual performance goals critical to the Company’s overall success	Payouts are based on annual Company performance

Long-Term Equity Incentives	Performance shares vest based on the Company’s TSR vs. peer companies’ TSR and the achievement of a key financial performance target related to earnings growth
Directly align executive interests with the long-term success of the Company (as measured by stock price appreciation and earnings growth) and provide incentive for key leadership talent to remain with the Company
Performance grants vest over a 3-year period providing an aligned, long-term link to stock price performance and financial results

Benefits and Perquisites	Retirement, health and other benefits designed to provide financial safeguards to executives; perquisites such as telecom allowances that have a direct business use
Provide health care and financial security benefits to our executive officers similar to those provided to all our management employees; allow executives to focus on company business without incurring significant personal expense; provide market competitive package to recruit and retain executive talent
Most benefits are provided to all salaried employees on essentially the same terms, so there is a retentive purpose but no direct performance linkage

Role of Peer Companies and Competitive Market Data
To assist in evaluating and determining competitive levels of compensation for the various elements of pay in 2016, the Compensation Committee reviewed and considered various sources of data which included:

•
Published compensation surveys from the Chain Restaurant Total Rewards Association (covering the chain restaurant industry) and public and private executive compensation surveys specific to the retail and food services industry, which provide aggregated information on base salary, total cash compensation (base salary and bonus), and total direct compensation (base salary, bonus and long-term incentives) for various executive positions.

•
Data from proxy statements collected and analyzed from a peer group of 16 restaurant companies operating in the family dining, casual and quick service segments. This restaurant peer group consisted of the following companies:

BJ’s Restaurants, Inc.	DineEquity, Inc.	Red Robin Gourmet Burgers, Inc.
Bob Evans Farms, Inc.	Fiesta Restaurant Group, Inc.	Ruby Tuesday, Inc.
Brinker International, Inc.	Jack in the Box, Inc.	Sonic Corp.
Buffalo Wild Wings, Inc.	Krispy Kreme Doughnuts, Inc. (1)	Texas Roadhouse, Inc.
The Cheesecake Factory Incorporated	Panera Bread Company
Cracker Barrel Old Country Store, Inc.	Popeye’s Louisiana Kitchen, Inc.
______________
(1)    Became privately-held effective July 2016.
How Peer Companies are Determined. For 2016, the Compensation Committee reviewed and made changes to the peer group utilized in 2015 to eliminate companies that were significantly larger than Denny’s in terms of system-wide sales and market capitalization, or operating in a significantly different segment of the restaurant industry.
We developed a peer group for compensation purposes according to the following multiple selection criteria:
•GICS code sub-industry: Restaurant companies
•Highly-franchised: Target restaurants with franchised sales representing a large portion of system-wide sales/units
•Annual system-wide sales: Ranging from approximately one-third to three times Denny’s annual system-wide sales
•Market capitalization: Ranging from approximately one-fifth to five times Denny’s market capitalization
•Direct competitors: For business and management talent
Why We Use System-Wide Sales and Not Corporate Revenues When Selecting Peer Companies. We believe system-wide sales is the best measure of company size and complexity for a highly franchised business model like ours. Although we do not own and operate all of the restaurants, we do own the Denny’s brand, we develop and help execute the overall strategy for the entire system of Denny’s restaurants, we manage all research and development with respect to menu offerings, pricing and restaurant décor, we provide site selection and restaurant development services to our franchise partners, and we guide and recommend the adoption of technology, work processes and staffing models that positively affect the customer experience over our entire system of restaurants. Our corporate revenue alone does not capture the full scope and complexity of effectively managing this organization. Furthermore, we compete for talent with companies of comparable size, regardless of their business model (company owned vs. franchised), and therefore, we believe system-wide sales is the proper basis for selecting peer companies for compensation benchmarking purposes. However, as mentioned above, we also consider other important measures when selecting our restaurant peer group, including industry focus, business model and market capitalization.
Use of Competitive Market Data. The Company strives to provide total pay opportunities that are within a competitive range relative to the median of our restaurant peer group and aligned with survey-based data. Company incentive plans are designed to have significant differentiation in payouts based on performance. As a result, actual compensation payouts are intended to be market appropriate and performance aligned. Benchmark data is only one of many factors that we consider when making pay determinations. Other important factors include, but are not limited to, company performance, individual executive performance, internal equity among our leadership team, executive tenure, retention priorities, and succession planning. The Compensation Committee annually analyzes tally sheets for each named executive officer (as further described in the “Compensation and Incentives Committee” section on page 12 of this Proxy Statement). This review helps ensure that (i) executive compensation decisions are aligned with stockholder interests, (ii) termination provisions are appropriate and aligned with market practices, and (iii) the value of executive share holdings and unvested incentives align with changes in stockholder value.

Base Salary
How Amounts are Determined. In general, the Compensation Committee considers a variety of factors when setting base salaries for executive officers, including market information, experience, tenure with the Company, individual performance, and internal pay equity. The Compensation Committee annually reviews the performance and scope of responsibility of our named executive officers to determine whether adjustments to base salaries are appropriate in light of individual and Company performance, as well as overall market conditions and peer proxy data.
Salary Adjustments for 2016. The executive compensation and annual performance reviews for our named executive officers in February 2016 resulted in an adjustment to the base salaries of Mr. Miller from $815,000 to $850,000, of Mr. Bode from $330,000 to $350,000, and of Mr. Dunn from $300,000 to $330,000. These adjustments were based upon strong leadership and performance exhibited by Messrs. Miller, Bode, and Dunn in 2015, and recognition that their base salaries were below the market median for corresponding peer company executive officers. Messrs. Wolfinger and Flemming also had strong to exceptional performances during 2015, but had base salaries that were more competitively aligned with their peers. Additionally in May 2016, as a part of the Company's annual employee merit evaluation process, Mr. Bode's base salary was adjusted from $350,000 to $360,000 and Mr. Flemming's base salary was adjusted from $335,000 to $345,000.
Annual Cash Incentives
2016 Corporate Incentive Plan
No Changes to CIP Structure for 2016. The structure of the CIP for 2016 remained the same as 2015.
Overview. For the 2016 fiscal year, the Compensation Committee adopted the Company’s 2016 Corporate Incentive Program (the “2016 CIP”), which provided our non-operations management and staff, including each of our named executive officers, with an opportunity to earn an annual cash bonus based on the Company’s achievement of specified performance objectives. The 2016 CIP utilized the same three metrics used in the 2015 CIP consisting of (i) Franchised Same-Store Sales, (ii) Company Same-Store Sales, and (iii) Adjusted Income Before Taxes, a performance metric that has been used in our annual incentive bonus programs since 2009. The goals utilized for the Franchised and Company Same Store Sales metrics were based upon percentage increases as compared to the prior year. The 2016 CIP also continued the use of a modifier that could increase or decrease a participant’s annual earned bonus by 20% if the Guest Traffic metric, as measured over the year, was at least 3% above or below the target performance level.
Target Incentive Opportunities. Under the 2016 CIP, our named executive officers were eligible to earn a target incentive award (“Target Award”) equal to a percentage of his base salary earned during the 2016 fiscal year, with the percentage varying depending on the participant’s position. Target Awards were determined for participants based upon a review of competitive market practices and internal equity, including published survey data and proxy information from our restaurant peer group. The Target Awards for 2016 for Messrs. Miller, Wolfinger, Bode, Dunn and Flemming were 100%, 90%, 70%, 70% and 70% of their respective base salaries earned in fiscal 2016.
Performance Goals for 2016 Incentives. As noted above, the payouts under the 2016 CIP could be earned by our named executive officers based on the Company’s achievement of pre-established goals under three performance criteria, in addition to a 20% modifier. The amount of actual bonus earned could range from 0% of the Target Award, if the threshold performance goals were not met, to a maximum of 150% of the Target Award, if maximum performance goals were met or exceeded. The performance goals and the levels of associated payouts for 2016 were as follows:
2016 CIP Performance Formula(1)

	At Threshold		At Target		At Maximum
	Performance Goal	Payout(2)	Performance Goal	Payout(2)	Performance Goal	Payout(2)

Franchised Same-Store Sales .........................	0.0%	7.5%	+2.4%	15%	+6.0%	22.5%
Company Same-Store Sales	+1.0%	12.5%	+3.0%	25%	+7.0%	37.5%
Adjusted Income Before Taxes(3)	$62.9MM	30.0%	$67.0MM	60%	$75.0MM	90.0%
Total(4)		50%		100%		150%
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(1)
Before any incentive awards are payable to our named executive officers under the CIP, a performance threshold target of Adjusted EBITDA must be achieved. For 2016, the Adjusted EBITDA performance threshold target of $60 million was achieved with an actual Adjusted EBITDA of $99.4 million, as calculated on Appendix B.

(2)	As a percentage of participant’s Target Award.

(3)
Adjusted Income Before Taxes is a non-GAAP financial measure that is calculated by adjusting net income to exclude the impact of income taxes, operating gains and losses, non-operating income and expenses and share-based compensation. Please refer to the historical reconciliations of Net

Income to Adjusted Income Before Taxes, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, and Adjusted Net Income per Share which are attached to this Proxy Statement as Appendix B.

(4)	Actual results that fall between threshold, target, and maximum performance levels are interpolated to compute payout amounts.
2016 Performance Results. Based upon actual 2016 performance results, (i) achievement of the performance goals relating to Company Same-Store Sales and Franchised Same-Store Sales were slightly above threshold levels; and (ii) achievement of the performance goal relating to Adjusted Income Before Taxes was between the target and maximum levels. As shown in greater detail in the chart below, a total payout of 91.7% of each named executive officer’s total Target Award was earned for 2016. For 2016, annual Guest Traffic decreased 1.3% as compared to a target performance level of positive 0.7%. As a result, the Guest Traffic modifier was not triggered, and payouts to our named executive officers were based solely on the performance goals described above.
Considering the actual performance results for 2016 as shown in the below table, the Compensation Committee approved incentive awards for our named executive officers equal to 91.7% of their respective Target Awards. The following two tables set forth (i) the actual results and related payout percentage of each 2016 CIP metric, and (ii) the total target opportunity, annual Target Award, and actual payout to each of our named executive officers under the 2016 CIP.

2016 CIP Metric	Actual Results	Payout% (at Target)(1)	Payout% (Actual Results)(1)
Franchised Same-Store Sales	+0.8%	15%	10.0%
Company Same-Store Sales	+1.1%	25%	13.1%
Adjusted Income Before Taxes(2)	$69.3MM	60%	68.6%
Total All Metrics		100%	91.7%

___________

(1)	As a percentage of participant’s Target Award.

(2)
Adjusted Income Before Taxes is a non-GAAP financial measure that is calculated by adjusting net income to exclude the impact of income taxes, operating gains and losses, non-operating income and expenses and share-based compensation. Please refer to the historical reconciliations of Net Income to Adjusted Income Before Taxes, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, and Adjusted Net Income per Share which are attached to this Proxy Statement as Appendix B.

Executive Officer	Target Opportunity(1)	Annual Target Award(2)	Actual Payout(3)
John C. Miller	100%	$844,615	$774,512
F. Mark Wolfinger	90%	$472,500	$433,283
Christopher D. Bode	70%	$247,154	$226,640
Stephen C. Dunn	70%	$227,769	$208,864
Timothy E. Flemming	70%	$238,808	$218,987
Total			$1,862,286
__________

(1)	As a percentage of participant’s base salary earned during fiscal year 2016.

(2)
The Annual Target Award is based upon the named executive officer's base salary earned during the year and reflects changes in the base salaries of Messrs. Miller, Bode, Dunn and Flemming during fiscal 2016 pursuant to the terms of the 2016 CIP.

(3)
For Messrs. Miller, Bode, Dunn and Flemming, actual payout amounts reflect pro-rated adjustments to their Target Awards pursuant to the terms of the 2016 CIP as a result of the changes to their base salaries during 2016.

Long-Term Equity Incentives
Overview. A key component of the total compensation package of our executive officers is a long-term equity incentive program designed to meet the following objectives:

◦	Reward long-term Company profitability and growth

◦	Promote increased stockholder value and align our executives’ interests with the interests of our stockholders

◦	Offer competitive awards aligned with market practice

◦	Promote stock ownership among executives

◦	Encourage a long-term perspective among executive officers

◦	Provide an incentive for executives to remain with the Company

Long-Term Incentive Design for 2016. For 2016, the Compensation Committee approved an LTIP that supports the Company’s strategic business goals, aligns participants' interests with those of our stockholders, and improves the competitiveness of the Company’s total executive compensation package. The 2016 LTIP features remained unchanged from 2015 and included: (i) two equally weighted performance metrics (Adjusted EBITDA Growth and TSR); (ii) a maximum payout available under the program of 150%; and (iii) an LTIP award settlement that is 100% in shares of Common Stock.
Fiscal Year 2016 Long-Term Incentive Grants. The Compensation Committee approved LTIP grants to selected employees, including our named executive officers, in the first quarter of 2016, consistent with past practice. When considering the 2016 LTIP grants, the Compensation Committee started with an intended target value for each executive officer, which was based on a percentage of his or her base salary. For 2016, the target values for LTIP grants to the named executive officers, as a percentage of their respective base salaries, were as follows: Mr. Miller, 250%; Mr. Wolfinger, 125% (increased from 110% in 2015); and Messrs. Bode, Dunn and Flemming, each 100%.
The target value was granted (i) fifty percent (50%) in the form of performance shares that may be earned based on the results of the Company’s TSR as compared to its Peer Group (the "TSR Performance Shares"), and (ii) fifty percent (50%) in the form of performance shares that may be earned based on the results of the Adjusted EBITDA Growth metric versus plan (the “Adjusted EBITDA Performance Shares”), with the actual number of target performance shares determined by dividing the target value by the grant date fair value of one performance share.
As more fully described below, the target number of performance shares may be earned from 0% to 150% of target based on the results of the two metrics over a three-year performance period. Once earned, the performance shares convert to and are settled in shares of Denny’s stock on a one-for-one basis. The LTIP grants provide our named executive officers with incentives to achieve earnings targets and create stockholder value, and also encourage executive retention and promote stock ownership.
For more information regarding LTIP grants to our named executive officers in 2016, please see the “2016 Grants of Plan-Based Awards Table.”
TSR Performance Shares. TSR Performance Shares are earned based on the Company’s TSR over a three-year period relative to peer companies’ TSR performance, with no payout at all if relative TSR performance is below a threshold amount.
Payouts of the TSR Performance Share awards will be between 0% and 150% of the target awards based on the Company’s TSR ranking relative to the Company’s peer group (listed previously) over the three-year performance period beginning on December 31, 2015 and ending December 26, 2018 (the Company’s fiscal years 2016, 2017, and 2018). The TSR Performance Shares will be earned and vested at the end of the performance period based on TSR performance. TSR, which combines share price appreciation and dividends paid to show a total return to the stockholder, will be calculated as follows:
TSR = (ending stock price – beginning stock price + reinvested dividends) / beginning stock price
The Company’s TSR performance ranking compared to its peer group at the end of the three-year performance period determines the payout level as shown below:

Degree of Performance	Denny’s TSR Performance Ranking vs. Peers	Payout as a % of Target(1)
Below Threshold	<25th %ile	0%
Threshold	25th %ile	50%
Target	50th %ile	100%
Maximum	90th %ile	150%

_________

(1)	Payouts are interpolated between payout levels.

Adjusted EBITDA Performance Shares. Adjusted EBITDA Performance Shares are earned based on the results of the Adjusted EBITDA Growth metric during the same three-year performance period. The Adjusted EBITDA Growth metric compares the Company’s performance of Adjusted EBITDA at the beginning and end of the performance period. The number of Adjusted EBITDA Performance Shares earned will be an amount between 0% and 150% of the target awards based on the Company's Adjusted EBITDA Growth performance at threshold (50%), target (100%), or maximum (150%) payout levels over the performance period. Linear interpolation is used to determine payouts for performance that falls between the designated levels of targeted performance.

We believe the specific performance goals relating to Adjusted EBITDA Growth are confidential, and that their disclosure would result in competitive harm to the Company. When the Adjusted EBITDA Growth goals were established, the Compensation Committee believed that they were challenging but achievable based upon a review of the Company's performance and its business goals and objectives for the performance period. The actual Adjusted EBITDA Growth rate targets utilized in the Company's 2016 LTIP (including performance against such goals) will be disclosed in the Company's proxy statement in the year following the year in which the 2016 LTIP performance period ends.

2014 LTIP Performance Results and Payout. The three-year performance period under 2014 LTIP concluded on December 28, 2016. The Company’s TSR for this period was 75.8% and in the 77th percentile compared to our peer group, resulting in performance shares and performance cash under the terms of the 2014 LTIP being earned at 168.3% of target. Payouts under the 2014 LTIP to our named executive officers were as follows:

Executive Officer	Target Performance Cash	Target Performance Shares	Earned Performance Cash	Earned Performance Shares
John C. Miller	$843,750	91,900	$1,420,031	154,668
F. Mark Wolfinger	$288,750	31,400	$485,966	52,846
Christopher D. Bode	$90,000	9,800	$151,470	16,493
Stephen C. Dunn	$90,000	9,800	$151,470	16,493
Timothy E. Flemming	$97,500	10,600	$164,093	17,840
Total	$1,410,000	153,500	$2,373,030	258,340

For a further description of the calculation of the Company's TSR performance, a description of the Company peer group, and resulting payouts under the 2014 LTIP, see pages 22 and 23 of the Company's 2015 Proxy Statement.

Benefits and Perquisites
In General. The Company’s executives are eligible to participate on the same basis as other salaried employees in health and welfare plans, qualified retirement and savings plans, and other benefit plans intended to provide a financial safety net of coverage for various significant life events, such as death, disability and retirement. Along with other members of the management team, our named executive officers also participate in a non-qualified savings plan intended to allow them to contribute to a deferred compensation plan without regard to IRS limits on the amount of earned compensation that can be voluntarily deferred into a 401(k) retirement plan. Our named executive officers also receive certain perquisites, including telecommunication allowances, car allowances and reimbursement for executive physicals. These perquisites serve a business purpose, are limited in value, and are consistent with those of restaurant companies and other companies of similar size.
Retirement and Savings Plans
Pension Benefits. The Company provides pension benefits through a tax qualified pension plan (the "Advantica Pension Plan") and, due to the limits on benefits and compensation under the Internal Revenue Code of 1986, as amended (the “Code”), an ancillary non-qualified plan. Each of these plans was frozen to new participants on January 1, 2000 and for benefit accrual purposes on December 31, 2004.
Only one named executive officer (Mr. Flemming) had accrued pension benefits under these plans, with the majority of benefits being held under the ancillary non-qualified plan. There were no new benefit accruals to any of our named executive officers in 2016. During 2014, the Board approved the termination of the Advantica Pension Plan as of December 31, 2014. The liquidation of the Advantica Pension Plan was completed in 2016.
401(k) Plan/Deferred Compensation Plan. Generally, all employees are eligible to participate in the Company’s 401(k) Plan, with participants able to elect to contribute up to 25% of their compensation. For 2016, the plan was amended and restated to incorporate a "Safe Harbor" plan design which included changes to participant eligibility, company contribution amounts and vesting. As a result, beginning in 2016, the Company matches up to a maximum of 4% of compensation deferred by the participant. Prior to 2016, we made matching contributions of up to 3% of compensation deferred by the participant.
Additionally, a non-qualified deferred compensation plan is offered to certain employees. This plan allows participants to defer up to 50% of their annual salary and up to 100% of their bonus, on a pre-tax basis. Prior to 2016, we made matching contributions of up to 3% of compensation deferred by the participant under the non-qualified deferred compensation plan due to the fact that our executives, in accordance with IRS limits, were unable to receive the Company's matching contribution under the 401(k) plan. Beginning in 2016, matching contributions are no longer available under the deferred compensation plan since executive officers are permitted to receive matching contributions under the 401(k) plan with the "safe harbor" plan design. For more information regarding the deferral of compensation under the Company's deferred compensation plan for our named executive officers please see the "Nonqualified Deferred Compensation Table" in this Proxy Statement.

Post-Termination Payments
In General. All of our executive officers participate in the Denny’s Corporation Amended and Restated Executive and Key Employee Severance Pay Plan (the “Severance Plan”). The Severance Plan was originally adopted in January 2008 and amended and restated on January 25, 2011 and September 18, 2013. The Severance Plan provides severance payments and benefits to our named executive officers in a consistent manner. In the event of a participant’s employment termination without cause or for good reason (as such terms are defined in the Severance Plan), the Severance Plan provides for, among other items, salary continuation and health benefits for 12 months. Under the Severance Plan’s change in control provisions, a participant is entitled to an enhanced severance payment equal to two times base salary and target bonus plus health benefits for 24 months. Two events (i.e., a "double trigger") must take place – a change in control of the Company and a qualifying associated termination of the employee – before a participant is entitled to these enhanced benefits. Under the Severance Plan, no benefits are payable following a termination for cause or voluntary termination (resignation without good reason).
We provide involuntary termination severance benefits to protect individuals from events outside their control and to offer compensation packages similar to those commonly found in our market for competing executive talent. Furthermore, we provide enhanced benefits in the event of a change in control to protect against disruption during change in control activities. Potential benefits under the Severance Plan for our named executive officers are discussed further under the section entitled “Summary of Termination Payments and Benefits” later in this Proxy Statement.

Tax Considerations
Our Compensation Committee considers the tax and accounting treatment associated with the cash and equity awards it makes, although these considerations are not the overriding factor that the Compensation Committee uses in making its decisions. Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct in any year with respect to our named executive officers, other than our Chief Financial Officer, Mark Wolfinger. This limitation does not apply to compensation that meets the requirements under Section 162(m) for the “qualified performance-based” compensation exemption. The 2016 CIP and the 2016 LTI program were designed to meet the exemption from the $1 million limitation under Section 162(m) and be fully deductible by the Company. The Compensation Committee intends to maximize the deductibility of executive compensation while retaining some discretion to compensate executives in a manner commensurate with performance and the competitive landscape for executive talent. To maintain flexibility in this competitive landscape, our Compensation Committee has not adopted a policy requiring all compensation to be deductible. Our Compensation Committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards to exceed the limitation under Section 162(m) of the Code if it determines that action is appropriate and in our best interests.
Compensation and Corporate Governance Best Practices
Stock Ownership Guidelines. The Company has stock ownership guidelines for its directors and executive officers. The guidelines were originally effective January 25, 2011, later amended and restated as of January 1, 2014 and January 1, 2015, and most recently amended effective January 31, 2017 to (i) increase the ownership multiples of our CEO (to five times base salary), directors (to five times their annual cash retainer), and executive vice presidents (to three times base salary); and (ii) to add an ownership requirement for all vice presidents of the Company.
Required stock ownership levels are the lesser of (1) a number of shares with an aggregate fair market value (based upon the current 50-day average Company stock price) equal to or greater than the value of an individual’s current base salary or annual cash Board retainer times his or her designated multiple set forth below or (2) a number of shares fixed as of the later of January 1, 2015 (the effective date of the January 1, 2015 stock ownership guidelines amendment and restatement) or the date on which an individual becomes subject to the guidelines, as determined in the manner set forth below.
Required stock ownership/retention levels for directors and executive officers is based upon the following multiples:

◦	Directors and CEO – 5 X annual cash board retainer/base salary

◦	Executive Vice Presidents – 3 X base salary

◦	Senior Vice Presidents – 1 X base salary

◦	Vice Presidents - 1 X base salary

The fixed number of shares referenced above is calculated for each executive officer and director as of the later of January 31, 2017 or the date on which an individual becomes subject to these guidelines, in the following manner:

Base Salary / Cash Board Retainer	X	Appropriate Multiple	/	200-Day Average Stock Price (based on the last 200 trading days prior to the later of the effective date of the guidelines or date an individual becomes subject to the guidelines)	=	Fixed Share Amount (number of shares)

Each executive officer and director will be expected to attain and thereafter maintain his or her required stock ownership level within five years from the later of January 1, 2015 or the date on which such officer or director becomes subject to the guidelines. Once a required ownership level is attained, an individual is expected to maintain such level. Any executive or director who has not attained and maintained his or her stock ownership level within the five-year compliance period will not be permitted to sell Company stock received from the Company until the required level is attained and maintained.
Compensation Clawback Policy. The Company has a compensation clawback policy for named executive officers and certain other key employees that provides for the recoupment by the Company under certain circumstances of annual cash bonuses, stock-based awards, performance-based compensation, and any other forms of cash or equity compensation other than base salary. In the event of a restatement of the Company’s previously issued financial statements as a result of an error, omission, fraud or non-compliance with financial reporting requirements (but not including any restatement or adjustment due to a change in applicable accounting principles, rules or interpretations), or a determination by the Compensation Committee that a material error was made in computing the amount of any incentive compensation, the Compensation Committee has discretion to direct the Company to recover from one or more current or former employees the incremental incentive compensation in excess of the incentive compensation that would have been earned, paid or vested based on the related or adjusted financial results.

Anti-Hedging Policy. The Company has a policy that prohibits executive officers and directors from engaging in transactions in puts, calls or other derivatives relating to Company securities on an exchange or any other organized market. The policy also prohibits executive officers and directors from engaging in certain forms of hedging or monetization transactions with respect to Company stock, such as prepaid variable forward contracts, equity swaps, collars, forward sale contracts, and exchange funds.

Summary Compensation Table
The following Summary Compensation Table sets forth, for the Company’s last three completed fiscal years, the compensation paid to or earned by the Company’s named executive officers.

Name and Principal Position	Year	Salary	Bonus	Stock Awards		Option Awards	Non-Equity Incentive Plan Compensation		All Other Compensation		Total
John C. Miller	2016	$844,615	$—	$2,125,015	(1)	$—	$2,194,543	(4)	$29,994	(7)	$5,194,167
President and	2015	805,000	—	2,037,503	(2)	—	1,991,080	(5)	77,216	(8)	4,910,799
Chief Executive Officer	2014	750,000	—	703,035	(3)	—	1,509,150	(6)	59,555	(9)	3,021,740

F. Mark Wolfinger	2016	525,000	—	656,252	(1)	—	919,249	(4)	29,840	(7)	2,130,341
Executive Vice President, Chief	2015	525,000	—	577,510	(2)	—	954,769	(5)	52,564	(8)	2,109,843
Administrative Officer and Chief	2014	520,961	—	240,210	(3)	—	851,505	(6)	44,132	(9)	1,656,808
Financial Officer

Christopher D. Bode	2016	353,077	—	350,008	(1)	—	378,110	(4)	21,777	(7)	1,102,972
Senior Vice President and	2015	330,000	—	330,017	(2)	—	401,300	(5)	11,300	(8)	1,072,617
Chief Operating Officer	2014	303,808	—	74,970	(3)	—	275,556	(6)	11,300	(9)	665,634

Stephen C. Dunn	2016	325,384	—	330,007	(1)	—	360,334	(4)	25,136	(7)	1,040,861
Senior Vice President and	2015	300,000	—	300,013	(2)	—	377,633	(5)	28,528	(8)	1,006,174
Chief Global Development Officer	2014	298,269	—	74,970	(3)	—	303,807	(6)	25,692	(9)	702,738

Timothy E. Flemming	2016	341,154	—	335,009	(1)	—	383,080	(4)	11,040	(7)	1,070,283
Senior Vice President, General	2015	335,000	—	335,012	(2)	—	425,041	(5)	31,924	(8)	1,126,977
Counsel and Chief Legal Officer	2014	326,846	—	81,090	(3)	—	344,372	(6)	26,811	(9)	779,119
____________

(1)
The 2016 amounts reflect the grant date fair value of performance shares granted pursuant to our 2016 LTI program. The $9.43 grant date fair value of the performance shares to be earned based on the TSR metric is based on the Monte Carlo Valuation method. The target number of performance shares to be earned based on the TSR metric granted to Messrs. Miller, Wolfinger, Bode, Dunn and Flemming was 112,673, 34,796, 18,558, 17,498 and 17,763, respectively. The $9.52 grant date fair value of the performance shares to be earned based on the Adjusted EBITDA Growth metric is based on the closing stock price of our stock on the grant date. The target number of performance shares to be earned based on the Adjusted EBITDA Growth metric granted to Messrs. Miller, Wolfinger, Bode, Dunn and Flemming was 111,608, 34,467, 18,383, 17,332 and 17,595, respectively. The value of the award at the grant date, assuming that the highest level of performance conditions will be achieved is $3,187,522, $984,378, $525,012, $495,010 and $502,514 for Messrs. Miller, Wolfinger, Bode, Dunn and Flemming, respectively. Additional information regarding the 2016 LTI program can be found in the CD&A. Details on the valuation and terms of this award can be found in Note 12 to the Consolidated Financial Statements in our Form 10-K filed with the SEC on February 27, 2017.

(2)
The 2015 amounts reflect the grant date fair value of performance shares granted pursuant to our 2015 LTI program. The $11.86 grant date fair value of the performance shares to be earned based on the TSR metric is based on the Monte Carlo Valuation method. The target number of performance shares to be earned based on the TSR metric granted to Messrs. Miller, Wolfinger, Bode, Dunn and Flemming was 85,898, 24,347, 13,913, 12,648 and 14,124, respectively. The $11.03 grant date fair value of the performance shares to be earned based on the Adjusted EBITDA Growth metric is based on the closing stock price of our stock on the grant date. The target number of performance shares to be earned based on the Adjusted EBITDA Growth metric granted to Messrs. Miller, Wolfinger, Bode, Dunn and Flemming was 92,362, 26,179, 14,960, 13,600 and 15,186, respectively. The value of the award at the grant date, assuming that the highest level of performance conditions will be achieved is $3,056,255, $866,255, $495,025, $450,020 and $502,518 for Messrs. Miller, Wolfinger, Bode, Dunn and Flemming, respectively. Details on the valuation and terms of this award can be found in Note 12 to the Consolidated Financial Statements in our Form 10-K filed with the SEC on February 29, 2016.

(3)
The 2014 amounts reflect the grant date fair value of performance shares granted pursuant to our 2014 LTI program. The $7.65 grant date fair value of the performance shares is based on the Monte Carlo Valuation method. The target number of performance shares granted to Messrs. Miller, Wolfinger, Bode, Dunn and Flemming was 91,900, 31,400, 9,800, 9,800 and 10,600, respectively. The value of the award at the grant date, assuming that the highest level of performance conditions will be achieved is $1,406,070, $480,420, $149,940, $149,940 and $162,180 for Messrs. Miller, Wolfinger, Bode, Dunn and Flemming, respectively. Details on the valuation and terms of this award can be found in Note 12 to the Consolidated Financial Statements in our Form 10-K filed with the SEC on March 13, 2015.

(4)
The 2016 amounts include performance-based bonuses earned under the 2016 CIP. Refer to the CD&A for more information regarding the 2016 CIP. The 2016 amount for Messrs. Miller, Wolfinger, Bode, Dunn and Flemming also includes a cash award earned on December 28, 2016 under the 2014 LTI program of $1,420,031, $485,966, $151,470, $151,470 and $164,093, respectively.

(5)
The 2015 amounts include performance-based bonuses earned under the 2015 CIP. The 2015 amount for Messrs. Miller, Wolfinger, Bode, Dunn and Flemming also includes a cash award earned on December 30, 2015 under the 2013 LTI program of $939,750, $337,684, $99,614, $103,373 and $118,784, respectively.

(6)
The 2014 amounts include performance-based bonuses earned under the 2014 CIP. The 2014 amount for Messrs. Miller, Wolfinger, Bode, Dunn and Flemming also includes a cash award earned on December 31, 2014 under the 2012 LTI program of $748,650, $376,075, $90,719, $122,340 and $145,518, respectively.

(7)
Beginning in 2016, matching contributions are no longer made under the Company deferred compensation plan. The 2016 amounts for Messrs. Miller, Wolfinger, Bode and Dunn include Company contributions to their 401(k) accounts of $10,954, $10,800, $10,477 and $13,836, respectively.

The 2016 amounts also include the following perquisites; a car allowance of $18,000, $18,000, $10,000, $10,000 and $10,000 for Messrs. Miller, Wolfinger, Bode, Dunn and Flemming, respectively and a telecom allowance of $1,040, $1,040, $1,300, $1,300 and $1,040 for Messrs. Miller, Wolfinger, Bode, Dunn and Flemming, respectively. There were no reimbursements for executive physicals during 2016.

(8)
The 2015 amounts for Messrs. Miller, Wolfinger, Dunn and Flemming include Company contributions to their Company deferred compensation accounts of $55,690, $34,263, $17,228 and $19,238, respectively. The 2015 amounts also include the following perquisites; a car allowance of $17,262, $17,262, $10,000, $10,000 and $10,000 for Messrs. Miller, Wolfinger, Bode, Dunn and Flemming, respectively, a telecom allowance of $1,040, $1,040, $1,300, $1,300 and $1,040 for Messrs. Miller, Wolfinger, Bode, Dunn and Flemming, respectively, and a reimbursement for executive physicals of $3,225 and $1,646 for Messrs. Miller and Flemming, respectively.

(9)
The 2014 amounts for Messrs. Miller, Wolfinger, Dunn and Flemming include Company contributions to their Company deferred compensation accounts of $45,315, $29,892, $14,392 and $15,771, respectively. The 2014 amounts also include the following perquisites; a car allowance of $13,200, $13,200, $10,000, $10,000 and $10,000 for Messrs. Miller, Wolfinger, Bode, Dunn and Flemming, respectively and a telecom allowance of $1,040, $1,040, $1,300, $1,300 and $1,040 for Messrs. Miller, Wolfinger, Bode, Dunn and Flemming, respectively. There were no reimbursements for executive physicals during 2014.

2016 Grants of Plan-Based Awards Table
The following table sets forth information concerning each grant of awards made to named executive officers in the last completed fiscal year under any of the Company’s plans.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards						Grant Date Fair Value of Stock and Option Awards (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
John C. Miller		422,308	844,615	1,266,923
	2/2/16				55,804	(2)	111,608	(2)	167,412	(2)	$1,062,508
	2/2/16				56,337	(3)	112,673	(3)	169,010	(3)	$1,062,506
F. Mark Wolfinger		236,250	472,500	708,750
	2/2/16				17,234	(2)	34,467	(2)	51,701	(2)	$328,126
	2/2/16				17,398	(3)	34,796	(3)	52,194	(3)	$328,126
Christopher D. Bode		123,577	247,154	370,731
	2/2/16				9,192	(2)	18,383	(2)	27,575	(2)	$175,006
	2/2/16				9,279	(3)	18,558	(3)	27,837	(3)	$175,002
Stephen C. Dunn		113,885	227,769	341,654
	2/2/16				8,666	(2)	17,332	(2)	25,998	(2)	$165,001
	2/2/16				8,749	(3)	17,498	(3)	26,247	(3)	$165,006
Timothy E. Flemming		119,404	238,808	358,212
	2/2/16				8,798	(2)	17,595	(2)	26,393	(2)	$167,504
	2/2/16				8,882	(3)	17,763	(3)	26,645	(3)	$167,505

(1)
Reflects threshold, target and maximum payout levels of performance-based bonuses awarded under the Company’s 2016 CIP. The actual amounts earned by each of the named executive officers in 2016 are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Refer to the CD&A for more information regarding our annual cash incentive bonus program.

(2)
Reflects threshold, target and maximum payout levels of performance shares that may be earned contingent on the results of the Adjusted EBITDA Growth metric that were awarded pursuant to the 2016 LTI program. Refer to the CD&A for more information regarding the 2016 LTI program.

(3)
Reflects threshold, target and maximum payout levels of performance shares that may be earned contingent on the results of the TSR metric that were awarded pursuant to the 2016 LTI program. Refer to the CD&A for more information regarding the 2016 LTI program.

(4)	The grant date fair value of awards is determined pursuant to FASB Accounting Standards Codification 718, “Compensation - Stock Compensation.”

Outstanding Equity Awards at 2016 Fiscal Year-End Table
The following table sets forth information concerning unexercised options, stock awards that have not vested and equity incentive plan awards for each named executive officer outstanding as of the end of the Company’s last completed fiscal year.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(9)
John C. Miller	200,000	(1)	—	$3.89	2/1/2021
						92,362	(5)	$1,188,699
						85,898	(6)	$1,105,507
						111,608	(7)	$1,436,395
						112,673	(8)	$1,450,102

F. Mark Wolfinger	126,600	(2)	—	$2.59	3/17/2018
	51,500	(3)	—	$1.67	3/31/2019
	150,000	(4)	—	$2.36	1/26/2020
	95,700	(1)	—	$3.89	2/1/2021
						26,179	(5)	$336,924
						24,347	(6)	$313,346
						34,467	(7)	$443,590
						34,796	(8)	$447,825

Christopher D. Bode						14,960	(5)	$192,535
						13,913	(6)	$179,060
						18,383	(7)	$236,589
						18,558	(8)	$238,841

Stephen C. Dunn						13,600	(5)	$175,032
						12,648	(6)	$162,780
						17,332	(7)	$223,063
						17,498	(8)	$225,199

Timothy E. Flemming	37,000	(2)	—	$2.59	3/17/2018
	43,600	(3)	—	$1.67	3/31/2019
	30,000	(4)	—	$2.36	1/26/2020
	40,400	(1)	—	$3.89	2/1/2021
						15,186	(5)	$195,444
						14,124	(6)	$181,776
						17,595	(7)	$226,448
						17,763	(8)	$228,610
______________

(1)	The options were granted on February 1, 2011 and vest in three equal annual installments beginning on the first anniversary of the grant date.

(2)	The options were granted on March 17, 2008 and vested in three equal annual installments beginning on the first anniversary of the grant date.

(3)	The options were granted on March 31, 2009 and vested in three equal annual installments beginning on the first anniversary of the grant date.

(4)	The options were granted on January 26, 2010 and vested in three equal annual installments beginning on the first anniversary of the grant date.

(5)
Reflects the target amount of performance shares that may be earned by the named executive officer pursuant to our 2015 LTI program and is payable in shares of Common Stock. These performance shares will be earned and vest (from 0% to 150% of the target award) based on the results of the Adjusted EBITDA Growth metric versus plan over a three-year performance period ending on December 27, 2017.

(6)
Reflects the target amount of performance shares that may be earned by the named executive officer pursuant to our 2015 LTI program and is payable in shares of Common Stock. These performance shares will be earned and vest (from 0% to 150% of the target award) based on the Company's TSR as compared to a peer group over a three-year performance period ending on December 27, 2017.

(7)
Reflects the target amount of performance shares that may be earned by the named executive officer pursuant to our 2016 LTI program and is payable in shares of Common Stock. These performance shares will be earned and vest (from 0% to 150% of the target award) based on the results of the Adjusted EBITDA Growth metric versus plan over a three-year performance period ending on December 26, 2018. Additional information regarding the 2016 LTI program can be found in the CD&A.

(8)
Reflects the target amount of performance shares that may be earned by the named executive officer pursuant to our 2016 LTI program and is payable in shares of Common Stock. These performance shares will be earned and vest (from 0% to 150% of the target award) based on the Company's TSR as compared to a peer group over a three-year performance period ending on December 26, 2018. Additional information regarding the 2016 LTI program can be found in the CD&A.

(9)	Reflects the value as calculated using the closing price of our Common Stock as of December 28, 2016 ($12.87).

2016 Option Exercises and Stock Vested Table
The following table sets forth information concerning each exercise of stock options and vesting of stock awards, including restricted stock units, during the last completed fiscal year for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting (2)
John C. Miller	—	—	154,668	$1,930,257
F. Mark Wolfinger	68,200	$475,603	52,846	$659,518
Christopher D. Bode	—	—	16,493	$205,833
Stephen C. Dunn	—	—	16,493	$205,833
Timothy E. Flemming	23,000	$149,514	17,840	$222,643
______________

(1)	The amounts in these columns reflect stock options exercised by the named executive officers pursuant to our various equity plans as follows:

Name	Options Exercised	Exercise Price	Exercise Date	Market Value Upon Exercise
F. Mark Wolfinger	23,545	$4.45	3/7/2016	$10.30
F. Mark Wolfinger	2,555	$4.45	3/8/2016	$10.24
F. Mark Wolfinger	42,100	$4.61	11/11/2016	$12.28
Timothy E. Flemming	7,700	$4.45	2/22/2016	$10.31
Timothy E. Flemming	15,300	$4.61	11/9/2016	$11.43
______________

(2)
Reflects the amount of vested performance shares awarded to the named executive officer pursuant to our 2014 LTI program. The performance shares were earned and vested on December 28, 2016 and were paid on January 11, 2017, when the market value of the underlying stock was $12.48.

Pension Benefits Table
The following table sets forth information with respect to the Advantica Pension Plan and the non-qualified ancillary plan, which provide for payments or other benefits to Mr. Flemming at, following, or in connection with his retirement. The other named executive officers do not participate in the Advantica Pension Plan or ancillary plan because the plans were frozen to new participants on January 1, 2000.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year (2)
Timothy E. Flemming	Supplemental Pension Plan	10	$344,639	$47,058
______________

(1)
Of the amount in this column, $0 represents the amounts of the present value of accumulated benefits in the Advantica Pension Plan for Mr. Flemming and $344,639 represents the amounts of the present value of accumulated benefits in the ancillary plan for Mr. Flemming.

(2)	Represents the lump sum payment received by Mr. Flemming related to the termination of the Pension Plan that was completed during 2016.

The Advantica Pension Plan is a noncontributory tax qualified defined benefit retirement plan maintained by the Company. As of December 31, 1999, no new participants were allowed into the Advantica Pension Plan and, as of December 31, 2004, all benefit accruals were frozen. During 2014, our Board of Directors approved the termination and liquidation of the Advantica Pension Plan as of December 31, 2014. The liquidation of the Advantica Pension Plan was completed during the year ended December 28, 2016. Details on the liquidation of the Advantica Pension Plan can be found in Note 11 to the Consolidated Financial Statements in our Form 10-K filed with the SEC on February 27, 2017.

During the period between December 31, 1999 and 2004, all pension benefit accruals for a select group of management and highly compensated employees were earned under a non-qualified ancillary plan, which provided for benefits restricted by the limits on benefits and compensation under the Code. As a result of these events, Mr. Flemming is the only named executive officer who participates in the Advantica Pension Plan and ancillary plan, and he has not accrued any benefit under the plans after December 31, 2004.

The table above shows the estimated lump sum that could be payable under the ancillary plan upon a person’s normal retirement at age 65. Details on the assumptions made in the valuation of these awards can be found in Note 11 to the Consolidated Financial Statements in our Form 10-K filed with the SEC on February 27, 2017.

Nonqualified Deferred Compensation Table
The following table sets forth information with respect to the Company’s Deferred Compensation Plan which provides for the deferral of compensation for the named executive officers that is not tax-qualified.

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FY (3)
John C. Miller	$146,423	$—	$165,050	$—	$1,299,052
F. Mark Wolfinger	$—	$—	$27,975	$—	$445,468
Christopher D. Bode	$—	$—	$—	$—	$—
Stephen C. Dunn	$47,599	$—	$99,028	$—	$941,411
Timothy E. Flemming	$218,987	$—	$9,590	$—	$495,907
_____________

(1)	Amounts in this column are reported as 2016 compensation in the Salary column of the Summary Compensation Table.

(2)	Amounts included in this column are reported as 2016 compensation in the All Other Compensation column of the Summary Compensation Table.

(3)
Aggregate balances as of December 28, 2016 include the following amounts that were reported as compensation to the named executive officers in the Summary Compensation Table for years prior to 2016: $853,667 for Mr. Miller, $479,785 for Mr. Wolfinger, $175,931 for Mr. Dunn and $98,260 for Mr. Flemming.

The Company’s Deferred Compensation Plan (the “Deferred Compensation Plan”) allows participants to defer current compensation on a pre-tax basis. Participation is restricted to a select group of management or highly compensated employees of the Company.
Under the terms of the Deferred Compensation Plan, a participant may elect to defer up to 50% of base salary and up to 100% of bonus, on a pre-tax basis. Prior to 2016, we made matching contributions of up to 3% of compensation deferred by the participant under the non-qualified deferred compensation plan. Beginning in 2016, matching contributions are no longer made under this plan. Deferrals will be credited to the participant’s account on a periodic basis consistent with the payroll cycle. Deferral elections will remain in effect from plan year to plan year unless modified or revoked by the participant during an enrollment period.
The participant’s account will be credited with earnings and losses based on the investment options selected by the participant. The participant may request a change in the allocation of an account balance or future deferrals at any time. A participant is at all times 100% vested in his or her deferral account.
Upon termination of employment for any reason (except following a change in control), a participant will receive his or her account balance in a lump sum or in installments based on his or her election. Account balances less than $50,000 will be distributed in a lump sum. At the death of a participant, the remaining amount in the participant’s account will be paid to his or her beneficiary in accordance with the participant’s election. Upon a termination of employment within two years of a change in control, a participant will receive his or her account balance in a lump sum distribution. In the event of an unforeseen financial emergency, the plan administrator may approve a participant’s withdrawal up to the amount necessary to satisfy the hardship. A participant may change the distribution schedule prior to termination of employment from a lump sum to annual installments, but not from annual installments to a lump sum. All changes must be made at least 13 months prior to termination of employment.
The Deferred Compensation Plan also provides for an “In-Service Distribution” account, typically used to save for specific financial needs at a specified date, such as college tuition payments. A participant may elect to receive some or all of a particular year’s deferral and related earnings on a particular date prior to retirement or termination of employment. Distributions can be made in a lump sum or, if the balance is at least $10,000, in two to five annual installments. A participant may extend an In-Service Distribution date by at least 5 years or may cancel the date, which results in the account balance being combined with the termination of employment account.
As a result of Code Section 409A, certain key employees (including the named executive officers) may be subject to a six-month waiting period for distributions following separation from service.

Summary of Termination Payments and Benefits
In 2016, Messrs. Miller, Wolfinger, Bode, Dunn and Flemming were participants in the Severance Plan, which provides for severance payments and benefits in the event of a participant’s employment termination without cause or for good reason (as such terms are defined in the Severance Plan), plus enhanced benefits if such termination is in connection with a change in control of the Company.
The following table summarizes the approximate value of the termination payments and benefits that each of Messrs. Miller, Wolfinger, Bode, Dunn and Flemming would have received if they had terminated employment at the close of business on December 28, 2016. The amounts shown in the table exclude distributions under our 401(k) retirement plan that is generally available to all of our salaried employees, as well as the executive’s accrued but unpaid obligations. The amounts also exclude benefits and payments that are disclosed in the Pension Benefits Table and the Nonqualified Deferred Compensation Table elsewhere in this Proxy Statement.

	John C. Miller	F. Mark Wolfinger	Christopher D. Bode	Stephen C. Dunn	Timothy E. Flemming
Reason for Termination:

By Company Without Cause; By Executive for Good Reason
Cash Severance(1)	$850,000	$525,000	$360,000	$330,000	$345,000
Health & Welfare Continuation (estimated)(2)	17,951	14,496	13,812	18,772	6,583
Outplacement Services (estimated)(3)	20,000	20,000	20,000	20,000	20,000
Total	$887,951	$559,496	$393,812	$368,772	$371,583

Death or Disability
Accelerated 2015 Performance Award(4)	2,024,468	573,945	327,980	298,162	332,943
Accelerated 2016 Performance Award(4)	1,300,803	401,717	214,254	202,009	205,072
Total-Death or Disability	$3,325,271	$975,662	$542,234	$500,171	$538,015

Termination Within 24 Months Following a Change of Control (By Company Without Cause; By Executive for Good Reason)
Cash Severance(1)	$3,400,000	$1,995,000	$1,224,000	$1,122,000	$1,173,000
Health & Welfare Continuation (estimated)(2)	35,902	28,992	27,624	37,544	13,166
Accelerated 2015 Performance Award(4)	3,058,109	866,987	495,438	450,396	502,935
Accelerated 2016 Performance Award(4)	3,906,315	1,206,357	643,404	606,635	615,832
Outplacement Services (estimated)(3)	20,000	20,000	20,000	20,000	20,000
Estimated Code Section 280G "Cut-Back" to Avoid Excise Tax(5)	—	—	—	(317,458)	—
Total	$10,420,326	$4,117,336	$2,410,466	$1,919,117	$2,324,933
____________

(1)
Reflects severance payments pursuant to the Severance Plan consisting of salary continuation for 12 months, or a lump sum payment equal two times base salary and target bonus in the event of termination within two years of a change in control.

(2)
Reflects a payment pursuant to the Severance Plan equal to the cost of providing continued health and welfare benefits for a period of 12 months following termination, or a period of 24 months following termination within two years of a change in control.

(3)	Executives are eligible to receive up to $20,000 of outplacement services pursuant to the Severance Plan for a period of 12 months following termination.

(4)
2015 and 2016 performance shares vest upon a change in control at the actual performance level at the date of change in control. Upon death or termination upon permanent disability, the performance shares vest on a pro rated basis based upon actual performance.

(5)
The Severance Plan provides that in the event the executive would be subject to a 20% excise tax under Section 4999 of the Internal Revenue Code (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the payments and benefits will be reduced to the maximum amount that does not trigger the excise tax, unless the executive would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes.

The Severance Plan provides that receipt of payments and benefits under the plan is contingent upon a plan participant entering into a separation agreement and general release of claims, the material provisions of which include a non-disparagement agreement and covenant not to sue, a two year disclosure and use of confidential information restriction, and a twelve month restriction not to (i) solicit Company employees employed at time of participant's employment, (ii) solicit customers of the Company at time of participant's employment, and (iii) compete within the family dining segment.

Director Compensation Table
The following table sets forth information concerning the compensation of the Company’s non-employee directors for 2016.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Gregg R. Dedrick	$93,750	$0	$93,750
José M. Gutiérrez	$80,000	$99,999	$179,999
George W. Haywood	$80,000	$99,999	$179,999
Brenda J. Lauderback	$114,176	$0	$114,176
Robert E. Marks	$100,000	$99,999	$199,999
Donald C. Robinson	$85,000	$0	$85,000
Debra Smithart-Oglesby	$107,500	$99,999	$207,499
Laysha Ward	$75,000	$0	$75,000
_________

(1)
Under the current director compensation package, which became effective May 21, 2015, each non-employee director of Denny’s Corporation, except for the Board Chair whose annual cash retainer for 2016 was $130,000, receives an annual cash retainer of $75,000 (paid in equal quarterly installments and pro-rated in those instances where a director serves only a portion of the year). Mss. Lauderback and Smithart-Oglesby both received a pro-rata portion of the Board Chair annual cash retainer, as they served only a portion of the year. Mr. Dedrick, Chair of the Compensation Committee, Ms. Lauderback, the Chair of the Corporate Governance Committee for a portion of the year, Mr. Marks, the Chair of the Audit Committee, and Mr. Robinson the Chair of the Corporate Governance Committee for a portion of the year, received additional annual retainers of $15,000, $7,500, $20,000 and $7,500, respectively, for their service as committee chairs. As members of the Audit Committee, Messrs. Gutiérrez, Haywood and Marks each received an additional annual retainer of $5,000 due to the additional number of regularly scheduled meetings. Messrs. Dedrick and Robinson received a pro-rata portion of the additional Audit Committee member retainer, as they served only a portion of the year.

(2)
The amounts in this column reflect the grant date fair value of deferred stock units (“DSUs”) and restricted stock units (“RSUs”) awarded to directors pursuant to the 2012 Omnibus Plan. Under the current director compensation program, each director receives an annual stock award with a grant date value of $100,000, except for the Board Chair who receives an annual stock award with a grant date value of $155,000. During 2016, the annual DSU award was granted to each director. These awards were subsequently canceled and rescinded and replacement awards were issued. Directors who had previously elected a one-year conversion of the 2016 award received a replacement cash award, which vests in May 2017. Directors who has previously elected conversion of the 2016 award at a later date received a replacement DSU award, which has a three-year vesting term. The aggregate number of DSUs and RSUs held as of December 28, 2016 for Messrs. Dedrick, Gutiérrez and Haywood, Ms. Lauderback, Messrs. Marks and Robinson and Mss. Smithart-Oglesby and Ward were 15,066, 72,946, 73,763, 141,780, 156,133, 131,555, 202,571 and 83,961, respectively. The aggregate number of stock options held as of December 28, 2016 for Mr. Marks was 37,800.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than 10% of the Common Stock to file reports of initial ownership and changes in their ownership of the Common Stock with the SEC. Additionally, SEC regulations require that the Company identify any individuals for whom any of such reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. To the Company’s knowledge (based solely on review of reports furnished to it and written representations that no other reports were required during and with respect to the fiscal year ended December 28, 2016) the Company’s officers, directors and 10% stockholders complied on a timely basis with their Section 16(a) filing requirements for the fiscal year ended December 28, 2016.

RELATED PARTY TRANSACTIONS

Wells Fargo Bank, National Association (“Wells Fargo”) is disclosed as a related person because its parent holding company, Wells Fargo & Company, has disclosed beneficial ownership in excess of 5% of our Common Stock in its filings with the SEC as described further under “Equity Security Ownership-Principal Stockholders” in this Proxy Statement. On November 6, 2015, the Company entered into a variable term, capped accelerated share repurchase (the “ASR”) agreement with Wells Fargo to repurchase an aggregate of $50 million of our Common Stock. During 2015, we paid $50 million and received initial deliveries totaling 3.5 million shares of Common Stock, representing the minimum number of shares to be delivered based on the cap price. During 2016, we settled the ASR agreement and received final delivery of an additional 1.5 million shares of Common Stock. The total number of share repurchased was based on a combined discounted volume-wighted average price (VWAP) of $9.90 per share, which was determined based on the average of the daily VWAP of our common stock, less a fixed discount, over the term of the ASR agreement. Under the terms of the ASR agreement, Wells Fargo did not receive any fees directly from the Company. However, over the course of the life of the transaction, Wells Fargo potentially made profits in connection with its hedging and risk management of the transaction. Wells Fargo also serves as the administrative agent (and provides related interest rate swaps) with respect to our bank credit facility, the trustee under our pension plan, the administrator under our 401(k) retirement plan, and our depositary bank and receives customary fees in connection with such capacities.

During the Company’s last fiscal year, other than the transactions and relationships set forth above, there were no transactions that occurred or relationships that existed between the Company and its directors, director nominees, executive officers, 5% stockholders or their respective immediate family members that require disclosure under SEC regulations.
The Company maintains a written policy and procedures for the review, approval or ratification of related party transactions. Pursuant to the Company’s Related Party Transaction Policy and Procedures, the Company will enter into or ratify transactions with “related parties” (as the term is defined in Item 404 of Regulation S-K) only when the Board, acting through the Governance Committee determines that the related party transaction in question is in, or is not inconsistent with, the best interests of the Company and its stockholders, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides or receives products or services to or from a related party on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Accordingly, the Governance Committee will review the material facts of all proposed related party transactions that require approval and either approve or disapprove of the entry into the related party transaction. If advance Governance Committee approval of a related party transaction is not feasible, then the related party transaction will be considered and, if the Governance Committee determines it to be appropriate, ratified at the committee’s next regularly scheduled meeting. In determining whether to approve or ratify a related party transaction, the Governance Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.
CODE OF ETHICS
Denny’s Corporation has adopted a code of ethics entitled “Denny’s Code of Conduct” which is applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Corporate Controller, all other executive officers and key financial and accounting personnel as well as each salaried employee of the Company. The Denny’s Code of Conduct is posted on the Company’s website at www.dennys.com.
The Company will post on its website any amendments to, or waivers from, a provision of the Denny’s Code of Conduct that applies to the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Corporate Controller or persons performing similar functions, and that relates to (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that Denny’s Corporation files with, or submits to, the SEC and in other public communications made by Denny’s Corporation; (iii) compliance with applicable governmental laws, rules and regulations; (iv) the prompt internal reporting of violations of Denny’s Code of Conduct to an appropriate person or persons identified in the code; or (v) accountability to adherence to the code.
OTHER MATTERS
Expenses of Solicitation
The Company will pay the costs of solicitation of proxies, including the cost of assembling and mailing this Proxy Statement and the material enclosed herewith. In addition to the use of the mails, proxies may be solicited personally, by telephone or facsimile or by corporate officers and employees of the Company without additional compensation. If you vote via the telephone or Internet or participate in the Annual Meeting through the Internet, you may incur costs associated with the telephone or electronic access, such as usage charges from Internet access providers and telephone companies, which the Company will not reimburse. The Company intends to request brokers and banks holding stock in their names or in the names of nominees to solicit proxies from their customers who own such stock, where applicable, and will reimburse them for their reasonable expenses of mailing proxy materials to their customers.

Discretionary Proxy Voting
In the event that any matters other than those referred to in the accompanying Notice of Meeting should properly come before and be considered at the Annual Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.
2018 Stockholder Proposals
In order for stockholder proposals intended to be presented at the year 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”) to be eligible for inclusion in the proxy statement and the form of proxy for such meeting, they must be received by the Company at the corporate address set forth above no later than December 1, 2017. Regarding stockholder nominations of directors and stockholder proposals intended to be presented at the 2018 Annual Meeting but not included in the proxy statement, including stockholder nominations of directors, pursuant to Article II, Sections 2 and 3 of the By-laws, respectively, written notice of such proposals, to be timely, must be received by the Company no earlier than February 9, 2018 and no later than March 11, 2018 (i.e., no more than 90 days and no less than 60 days prior to May 10, 2018, the first anniversary of the Annual Meeting). In the event that the date of the 2018 Annual

Meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received by the Company no later than the later of (i) 70 days prior to the date of the meeting or (ii) the 10th day following the day on which public announcement of the date of the meeting was made. All such nominations and proposals for which timely notice is not received in the manner described above will be ruled out of order at the meeting, resulting in any such nominee not being eligible for election or such proposal’s underlying business not being eligible for consideration at the meeting. Such notices must contain the information specified in the By-laws, including information concerning the proposed nominee or proposal and information about the stockholder’s ownership of Common Stock.
Electronic Access to Future Proxy Materials and Annual Reports
Most stockholders may elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a stockholder of record, you can choose this option for future proxy statements and annual reports by marking the appropriate box on your proxy card or by following the instructions provided for you if you vote over the Internet or by telephone. If you hold Common Stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.
If you choose to view future proxy statements and annual reports only over the Internet, next year you will receive a notice in the mail with instructions containing the Internet address of those materials.
Your choice will remain in effect indefinitely until you give notification otherwise by following the instructions to be provided.
Householding of Annual Meeting Materials

Certain banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Company’s annual report for the fiscal year ended December 28, 2016 may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee.  Upon written or oral request to the Denny’s Corporation, Investor Relations, at the corporate address set forth in “General – Stockholder Voting – Voting by Proxy” in this proxy statement, the Company will promptly provide separate copies of this proxy statement and/or the Company’s annual report for the fiscal year ended December 28, 2016. Stockholders sharing an address who are receiving multiple copies of this proxy statement and/or the Company’s annual report for the fiscal year ended December 28, 2016 and who wish to receive a single copy of these materials in the future will need to contact their bank, broker, broker-dealer or other similar organization serving as their nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.
FORM 10-K
A copy of the Company’s Form 10-K for the fiscal year ended December 28, 2016 as filed with the SEC is available, without charge, upon written request directed to Denny’s Corporation, Investor Relations, at the corporate address set forth in “General – Stockholder Voting – Voting by Proxy” in this Proxy Statement.

APPENDIX A

DENNY’S CORPORATION 2017 OMNIBUS INCENTIVE PLAN

A-1

DENNY’S CORPORATION
2017 OMNIBUS INCENTIVE PLAN

A-i

9.1	GRANT OF PERFORMANCE AWARDS	A-15
9.2	PERFORMANCE GOALS	A-15
9.3	OTHER TERMS	A-15
ARTICLE 10	RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS	A-15
10.1	GRANT OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS	A-16
10.2	ISSUANCE AND RESTRICTIONS	A-16
10.3	FORFEITURE	A-16
10.4	DELIVERY OF RESTRICTED STOCK	A-16
10.5	DIVIDENDS ON RESTRICTED STOCK	A-16
ARTICLE 11	DEFERRED STOCK UNITS	A-16
11.1	GRANT OF DEFERRED STOCK UNITS	A-16
ARTICLE 12	DIVIDEND EQUIVALENTS	A-17
12.1	GRANT OF DIVIDEND EQUIVALENTS	A-17
ARTICLE 13	STOCK OR OTHER STOCK-BASED AWARDS	A-17
13.1	GRANT OF STOCK OR OTHER STOCK-BASED AWARDS	A-17
ARTICLE 14	PROVISIONS APPLICABLE TO AWARDS	A-17
14.1	AWARD CERTIFICATES	A-17
14.2	TERM OF AWARD	A-17
14.3	FORM OF PAYMENT FOR AWARDS	A-17
14.4	LIMITS ON TRANSFER	A-18
14.5	BENEFICIARIES	A-18
14.6	STOCK TRADING RESTRICTIONS	A-18
14.7	TREATMENT UPON DEATH OR DISABILITY	A-18
14.8	EFFECT OF A CHANGE IN CONTROL	A-19
14.9	ACCELERATION FOR OTHER REASONS	A-20
14.10	EFFECT OF ACCELERATION	A-20
14.11	QUALIFIED PERFORMANCE-BASED AWARDS	A-20
14.12	FORFEITURE EVENTS	A-23
14.13	SUBSTITUTE AWARDS	A-24

A-ii

ARTICLE 15	CHANGES IN CAPITAL STRUCTURE	A-24
15.1	MANDATORY ADJUSTMENTS	A-24
15.2	DISCRETIONARY ADJUSTMENTS	A-24
15.3	GENERAL	A-25
ARTICLE 16	AMENDMENT, MODIFICATION AND TERMINATION	A-25
16.1	AMENDMENT, MODIFICATION AND TERMINATION	A-25
16.2	AWARDS PREVIOUSLY GRANTED	A-25
16.3	COMPLIANCE AMENDMENTS	A-26
ARTICLE 17	GENERAL PROVISIONS	A-26
17.1	NO RIGHTS TO AWARDS; NON-UNIFORM DETERMINATIONS	A-26
17.2	NO STOCKHOLDER RIGHTS	A-26
17.3	WITHHOLDING	A-26
17.4	NO RIGHT TO CONTINUED SERVICE	A-27
17.5	UNFUNDED STATUS OF AWARDS	A-27
17.6	RELATIONSHIP TO OTHER BENEFITS	A-27
17.7	EXPENSES	A-27
17.8	TITLES AND HEADINGS	A-27
17.9	GENDER AND NUMBER	A-27
17.10	FRACTIONAL SHARES	A-27
17.11	GOVERNMENT AND OTHER REGULATIONS	A-27
17.12	GOVERNING LAW	A-28
17.13	ADDITIONAL PROVISIONS	A-28
17.14	NO LIMITATIONS ON RIGHTS OF COMPANY	A-28
17.15	INDEMNIFICATION	A-28
17.16	SECTION 162(M)	A-29
17.17	EMPLOYEES BASED OUTSIDE THE UNITED STATES	A-29
17.18	DISCLAIMER	A-29
17.19	SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE	A-30

A-iii

DENNY’S CORPORATION
2017 OMNIBUS INCENTIVE PLAN
ARTICLE 1
PURPOSE
1.1    GENERAL. The purpose of the Denny’s Corporation 2017 Omnibus Incentive Plan (the “Plan”), is to promote the success, and enhance the value, of Denny’s Corporation (the “Company”), by linking the personal interests of employees, officers, directors and consultants of the Company or any Affiliate (as defined below) to those of Company stockholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees, officers, directors and consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. Accordingly, the Plan permits the grant of incentive awards from time to time to selected employees, officers, directors and consultants of the Company and its Affiliates.
ARTICLE 2
DEFINITIONS
2.1    DEFINITIONS. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings, except as otherwise provided in an Award Certificate:
(a)    “Affiliate” means (i) any Subsidiary or Parent or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.
(b)    “Award” means an award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Awards, Dividend Equivalents, Other Stock-Based Awards, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.
(c)    “Award Certificate” means a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award. Award Certificates may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of an Award or series of Awards under the Plan. The Committee may provide for the use of electronic, internet or other non-paper Award Certificates, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.
(d)    “Board” means the Board of Directors of the Company.
(e)    “Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned to such term in the employment, severance or similar agreement, if any, between such Participant and the Company or an Affiliate, provided, however that if there is no such employment, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Cause” shall mean any of the following acts by the Participant, as determined by the Board: gross neglect of duty, prolonged absence from duty without the consent of the Company, intentionally engaging in any activity that is in conflict with or adverse to the business or other interests of the Company, willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company, conviction of, or plea of guilty or nolo contendere, to any crime involving the personal enrichment of the Participant at the expense of the Company or stockholders of the Company, or conviction of a felony. With respect to a Participant’s termination of directorship, “Cause” means an act or failure to act that constitutes cause for removal of a director under applicable Delaware law. The determination of the Board as to the existence of “Cause” shall be conclusive on the Participant and the Company.
(f)    “Change in Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:
(i)    any Person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (C) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Shares of Stock) or more than one Person acting as a “group,” is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act) of Shares of Stock that, together with the Shares held by such Person” or “group,” represent 30% or more of either the then outstanding Shares of Stock or the combined voting power of the Company’s then outstanding securities; or
(ii)    the following individuals cease for any reason to constitute at least a majority of the number of directors then serving on the Board: individuals who, on the Effective Date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation or through the use of any proxy access procedures in the Company’s organizational documents), whose appointment or election by the Board or nomination of election by the Company’s stockholders was approved by a vote of at least a majority of the Company’s directors then still in office who either were directors on the Effective Date of the Plan, or whose appointment, election, or nomination for election was previously approved); or
(iii)    the consummation of a merger or consolidation with any other entity, other than (i) a merger or consolidation which would result in (A) the voting securities of the Company then outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity (the “Surviving Entity”) or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, greater than 65% of the combined voting power of the voting securities of the Company or such Surviving Entity or any parent thereof outstanding immediately after such merger or consolidation, and (B) individuals described in Section 2.1(f)(ii) above constitute more than one-half of the members of the board of directors of the Surviving Entity or ultimate parent thereof; or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates, other than in connection with the acquisition by the Company or its Affiliates of a business) representing 30%1 or more of either the then outstanding shares of the Company or the combined voting power of the Company’s then outstanding securities; or
(iv)    the consummation of (i) a plan of complete liquidation or dissolution of the Company; or (ii)a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, greater than 65% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition; or
Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred unless the circumstances giving rise to such Change in Control qualify as a “change in control event” under Code Section 409A and applicable regulations.
Furthermore, notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the voting securities of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
Furthermore, notwithstanding the foregoing, a Change in Control will not be deemed to have occurred by reason of a distribution of the voting securities of any of the Company’s Subsidiaries to the stockholders of the Company, or by means of an initial public offering of such securities.
(g)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and includes a reference to the underlying final regulations. For purposes of the Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.
(h)    “Committee” means the committee of the Board described in Article 4.

(i)    “Company” means Denny’s Corporation, a Delaware corporation or any successor corporation.
(j)    “Continuous Service” means the absence of any interruption or termination of service as an employee, officer, consultant or director of the Company or any Affiliate, as applicable; provided, however, that for purposes of an Incentive Stock Option, “Continuous Service” means the absence of any interruption or termination of service as an employee of the Company or any Parent or Subsidiary, as applicable, pursuant to applicable tax regulations. Continuous Service shall not be considered interrupted in the following cases: (i) a Participant transfers employment between the Company and an Affiliate or between Affiliates, or (ii) in the discretion of the Committee as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or any Affiliate, (iii) a Participant transfers from being an employee of the Company or an Affiliate to being a director of the Company or of an Affiliate, or vice versa, (iv) in the discretion of the Committee as specified at or prior to such occurrence, a Participant transfers from being an employee of the Company or an Affiliate to being a consultant to the Company or of an Affiliate, or vice versa, or (v) any leave of absence authorized in writing by the Company prior to its commencement; provided, however, that for purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 91st day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Whether military, government or other service or other leave of absence shall constitute a termination of Continuous Service shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive; provided, however, that for purposes of any Award that is subject to Code Section 409A, the determination of a leave of absence must comply with the requirements of a “bona fide leave of absence” as provided in Treas. Reg. Section 1.409A-1(h).
(k)    “Covered Employee” means a covered employee as defined in Code Section 162(m)(3).
(l)    “Deferred Stock Unit” means a right granted to a Participant under Article 11 to receive Shares (or the equivalent value in cash or other property if the Committee so provides) at a future time as determined by the Committee, or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections.
(m)    “Disability” of a Participant means that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Participant’s employer. Notwithstanding the above, with respect to an Incentive Stock Option, Disability shall mean Permanent and Total Disability as defined in Section 22(e)(3) of the Code. In the event of a dispute, the determination of whether a Participant has incurred a Disability will be made by the Committee and may be supported by the advice of a physician competent in the area to which such Disability relates.
(n)    “Dividend Equivalent” means a right granted to a Participant under Article 12.
(o)    “Effective Date” has the meaning assigned such term in Section 3.1.
(p)    “Eligible Participant” means an employee (including a leased employee), officer, consultant or director of the Company or any Affiliate.
(q)    “Exchange” means any national securities exchange on which the Stock may from time to time be listed or traded.
(r)    “Fair Market Value”, on any date, means (i) if the Stock is listed on a securities exchange, the closing sales price per Share on such exchange on such date or, in the absence of reported sales on such date, the closing sales price per Share on the immediately preceding date on which sales were reported, or (ii) if the Stock is not listed on a securities exchange, the mean between the bid and offered prices as quoted by the applicable interdealer quotation system for such date, provided that if the Stock is not quoted on an interdealer quotation system or it is determined that the fair market value is not properly reflected by such quotations, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable and in compliance with Code Section 409A.
(s)    “Full-Value Award” means an Award other than in the form of an Option or SAR, and which is settled by the issuance of Shares (or at the discretion of the Committee, settled in cash valued by reference to Stock value). Full-Value Awards include Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Awards and Other Stock-Based Awards that are settled in Shares or by reference to the full value of a Share.
(t)    “Good Reason” (or a similar term denoting constructive termination) has the meaning assigned such term in the employment, consulting or similar agreement, if any, between a Participant and the Company or an Affiliate; provided, however, that if there is no such employment, consulting or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Good Reason” shall mean any of the following acts by the Company or an Affiliate, without the consent of the Participant: (i) the assignment to the Participant of duties materially inconsistent with, or a material diminution in, the Participant’s authority, duties or responsibilities, (ii) a material reduction by the Company or an Affiliate in the Participant’s base salary or target annual bonus (other than an overall reduction in salaries or target annual bonuses of 10% or less that affects substantially all of the

Company’s full-time employees), (iii) a material change in the geographic location at which the Participant is required to perform (it being agreed that a required relocation of more than 50 miles shall be material), or (iv) the continuing material breach by the Company or an Affiliate of any employment agreement between the Participant and the Company or an Affiliate after the expiration of any applicable period for cure.
A termination by the Participant shall not constitute termination for Good Reason unless the Participant shall first have delivered to the Company, not later than 90 days after the initial occurrence of an event deemed to give rise to a right to terminate for Good Reason, written notice setting forth with specificity the occurrence of such event, there shall have passed a reasonable time (not less than 30 days) within which the Company may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by the Participant, and the Participant actually resigns no later than 30 days following the expiration the Company cure period.
(u)    “Grant Date” of an Award means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process. Notice of the grant shall be provided to the grantee within a reasonable time after the Grant Date.
(v)    “Incentive Stock Option” means an Option that is intended to be an incentive stock option and meets the requirements of Section 422 of the Code or any successor provision thereto.
(w)    “Independent Directors” means those members of the Board who qualify at any given time as (a) an “independent” director under the applicable rules of each Exchange on which the Shares are listed, (b) a “non-employee” director under Rule 16b-3 of the 1934 Act, and (c) an “outside” director under Section 162(m) of the Code.
(x)    “Non-Employee Director” means a director of the Company who is not a common law employee of the Company or an Affiliate.
(y)    “Nonstatutory Stock Option” means an Option that is not an Incentive Stock Option.
(z)    “Option” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.
(aa)    “Other Stock-Based Award” means a right, granted to a Participant under Article 13, that relates to or is valued by reference to Stock or other Awards relating to Stock.
(bb)    “Parent” means a corporation, limited liability company, partnership or other entity which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Section 424(e) of the Code.
(cc)    “Participant” means an Eligible Participant who has been granted an Award under the Plan; provided that in the case of the death of a Participant, the term “Participant” refers to a beneficiary designated pursuant to Section 14.5 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.
(dd)    “Performance Award” means any award granted under the Plan pursuant to Article 9.
(ee)    “Person” means any individual, entity or group, within the meaning of Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) or 14(d)(2) of the 1934 Act.
(ff)    “Plan” means this Denny’s Corporation 2017 Omnibus Incentive Plan, as amended and restated from time to time.
(gg)    “Qualified Performance-Based Award” means an Award that is either (i) intended to qualify for the Section 162(m) Exemption and is made subject to performance goals based on Qualified Business Criteria as set forth in Section 14.11, or (ii) an Option or SAR having an exercise price equal to or greater than the Fair Market Value of the underlying Stock as of the Grant Date.
(hh)    “Qualified Business Criteria” means one or more of the Business Criteria listed in Section 14.11(b) upon which performance goals for certain Qualified Performance-Based Awards may be established by the Committee.
(ii)    “Restricted Stock” means Stock granted to a Participant under Article 10 that is subject to certain restrictions and to risk of forfeiture.
(jj)    “Restricted Stock Unit” means the right granted to a Participant under Article 10 to receive shares of Stock (or the equivalent value in cash or other property if the Committee so provides) in the future, which right is subject to certain restrictions and to risk of forfeiture.
(kk)    “Retirement” in the case of an employee means the resignation or termination of employment without Cause from the Company or an Affiliate on or after attainment of the age of fifty-five. “Retirement” in the case of a Non-Employee Director of the Company means departure from the Board without Cause after age 65 or the failure to be re-elected or re-nominated as a director at any age.
(ll)    “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code or any successor provision thereto.

(mm)    “Shares” means shares of the Company’s Stock. If there has been an adjustment or substitution pursuant to Article 15, the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which Shares are adjusted pursuant to Article 15.
(nn)    “Stock” means the $.01 par value common stock of the Company and such other securities of the Company as may be substituted for Stock pursuant to Article 15.
(oo)    “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a Share as of the date of exercise of the SAR over the base price of the SAR, all as determined pursuant to Article 8.
(pp)    “Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Section 424(f) of the Code.
(qq)    “1933 Act” means the Securities Act of 1933, as amended from time to time.
(rr)    “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.
ARTICLE 3
EFFECTIVE TERM OF PLAN
3.1    EFFECTIVE DATE. The Plan shall be effective as of the date it is approved by the Company’s stockholders at the Annual Meeting of Stockholders to be held on May 10, 2017 (or such other date upon which the Company’s stockholders approve the Plan, the “Effective Date”). If this Plan is not so approved, then the 2012 Omnibus Incentive Plan shall remain in effect for purposes of granting Awards thereunder.
3.2    TERMINATION OF PLAN. Unless earlier terminated as provided herein, the Plan shall continue in effect until the tenth anniversary of the Effective Date or, if the stockholders approve an amendment and restatement of the Plan, the tenth anniversary of the date of such approval. The termination of the Plan on such date shall not affect the validity of any Award outstanding on the date of termination, which shall continue to be governed by the applicable terms and conditions of the Plan. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the earlier of (a) adoption of the Plan by the Board, or (b) the Effective Date.
ARTICLE 4
ADMINISTRATION
4.1    COMMITTEE. The Plan shall be administered by a Committee appointed by the Board (which Committee shall consist of at least two directors) or, at the discretion of the Board from time to time, the Plan may be administered by the Board. It is intended that at least two of the directors appointed to serve on the Committee shall be Independent Directors and that any such members of the Committee who do not so qualify shall abstain from participating in any decision to make or administer Awards that are made to Eligible Participants who at the time of consideration for such Award (i) are persons subject to the short-swing profit rules of Section 16 of the 1934 Act, or (ii) are reasonably anticipated to become Covered Employees during the term of the Award. However, the mere fact that a Committee member shall fail to qualify as an Independent Director or shall fail to abstain from such action shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. Unless and until changed by the Board, the Compensation and Incentives Committee of the Board is designated as the Committee to administer the Plan. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. To the extent the Board has reserved any authority and responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board. To the extent any action of the Board under the Plan conflicts with actions taken by the Committee, the actions of the Board shall control.
4.2    ACTION AND INTERPRETATIONS BY THE COMMITTEE. For purposes of administering the Plan, the Committee may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Committee may deem appropriate. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems necessary to carry out the intent of the Plan. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Certificate and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company or the Committee to assist in the administration of the Plan. No member of the Committee will be liable for any good faith determination, act or omission in connection with the Plan or any Award.
4.3    AUTHORITY OF COMMITTEE. Except as provided in Section 4.1 and below in this Section 4.3, the Committee has the exclusive power, authority and discretion to:
(a)    Grant Awards;
(b)    Designate Participants;
(c)    Determine the type or types of Awards to be granted to each Participant;
(d)    Determine the number of Awards to be granted and the number of Shares or dollar amount to which an Award will relate;

(e)    Determine the terms and conditions of any Award granted under the Plan;
(f)    Prescribe the form of each Award Certificate, which need not be identical for each Participant;
(g)    Decide all other matters that must be determined in connection with an Award;
(h)    Establish, adopt or revise any rules, regulations, guidelines or procedures as it may deem necessary or advisable to administer the Plan;
(i)    Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan;
(j)    Amend the Plan or any Award Certificate as provided herein; and
(k)    Adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of the United States or any non-U.S. jurisdictions in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to participants located in the United States or such other jurisdictions and to meet the objectives of the Plan.
4.4    DELEGATION. The Committee or the Board may delegate to one or more of the Committee’s members, other Board members, or to one or more officers of the Company or an Affiliate or to one or more agents or advisors such administrative duties or powers as it may deem advisable, including, without limitation, to (i) designate officers and/or employees of the Company or any of its Affiliates to be recipients of Awards under the Plan and grant Awards to them, and (ii) to determine the number of such Awards to be received by any such Participants; provided, however, that such delegation of duties and responsibilities to an officer of the Company may not be made with respect to the grant of Awards to eligible participants (a) who are subject to Section 16(a) of the 1934 Act at the Grant Date, or (b) who, as of the Grant Date, are reasonably anticipated to be become Covered Employees during the term of the Award. The acts of such delegates shall be treated hereunder as acts of the Committee or Board, as applicable, and such delegates shall report regularly to the Committee regarding the delegated duties and responsibilities and any Awards so granted.
4.5    AWARD CERTIFICATES. Each Award shall be evidenced by an Award Certificate. Each Award Certificate shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.
ARTICLE 5
SHARES SUBJECT TO THE PLAN
5.1    NUMBER OF SHARES. Subject to adjustment as provided in Section 15.1, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be 4,400,000. Subject to adjustment as provided in Section 15.1, the maximum number of Shares that may be issued upon exercise of Incentive Stock Options granted under the Plan shall be 4,400,000.

5.2    SHARE COUNTING.
(a)    Awards of Options, Stock Appreciation Rights and Full-Value Awards shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan as 1 Share for each Share covered by such Awards.
(b)    The full number of Shares subject to the Option shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, even if the exercise price of an Option is satisfied through net-settlement or by delivering Shares to the Company (by either actual delivery or attestation). Shares will not be added back to the Plan that have been repurchased by the Company using Option proceeds.
(c)    Upon exercise of Stock Appreciation Rights that are settled in Shares, the full number of Stock Appreciation Rights (rather than the net number of Shares actually delivered upon exercise) shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan.
(d)    Shares withheld from an Award to satisfy tax withholding requirements shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, and Shares delivered by a participant to satisfy tax withholding requirements shall not be added to the Plan share reserve.
(e)    To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited Shares subject to the Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.
(f)    Shares subject to Awards settled in cash will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.
(g)    To the extent that the full number of Shares subject to a Full-Value Award is not issued for any reason, including by reason of failure to achieve maximum performance goals, unissued Shares originally subject to the Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.
(h)    Substitute Awards granted pursuant to Section 14.13 of the Plan shall not count against the Shares otherwise available for issuance under the Plan under Section 5.1.
(i)    Subject to applicable Exchange requirements, shares available under a stockholder-approved plan of a company acquired by the Company (as appropriately adjusted to Shares to reflect the transaction) may be issued under the Plan pursuant to Awards granted to individuals who were not employees of the Company or its Affiliates immediately before such transaction and will not count against the maximum share limitation specified in Section 5.1.
5.3    STOCK DISTRIBUTED. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.
5.4    LIMITATION ON AWARDS. Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Section 15.1):
(a)    Options. The maximum aggregate number of Shares subject to time-vesting Options granted under the Plan in any 12-month period to any one Participant shall be 3,000,000.
(b)    SARs. The maximum number of Shares subject to time-vesting Stock Appreciation Rights granted under the Plan in any 12-month period to any one Participant shall be 3,000,000.
(c)    Performance Awards. With respect to any one 12-month period (i) the maximum aggregate amount that may be granted to any one Participant for Performance Awards payable in cash or property other than Shares shall be $4,500,000 (measured based upon a maximum award level on each Grant Date) under the Plan, and (ii) the maximum aggregate number of Shares that may be granted to any one Participant for Performance Awards payable in Stock shall be 3,000,000 Shares (measured based upon a maximum award level on each Grant Date) under the Plan.
(d)    Non-Employee Director Awards. No Non-Employee Director may be granted, in any one 12-month period, Awards specifically awarded under the Plan with an aggregate maximum value calculated as of their respective Grant Dates, of more than $500,000.
5.5    MINIMUM VESTING REQUIREMENTS. Except in the case of Substitute Awards granted pursuant to Section 14.14, Awards granted under the Plan to an Eligible Participant shall be subject to a minimum vesting period of one year. Notwithstanding the foregoing, (i) the Committee may at its discretion permit and authorize acceleration of vesting of such Awards in the event of the Participant’s death, Disability, or retirement, or the occurrence of a Change in Control (subject to the requirements of Section 14.11 in the case of Qualified Performance-Based Awards), or (ii) the Committee may grant Awards without the above-described minimum vesting requirements, with respect to Awards covering 5% or fewer of the aggregate number of Shares authorized under the Plan.
5.6    PROHIBITION ON REPRICING. Except in connection with a corporate transaction or event described in Section 14.8 and Article 15, the Committee may not, without obtaining stockholder approval, (i) amend the terms of outstanding Options or SARs to reduce the exercise price or base price, as applicable, of such outstanding Options or SARs; (ii) cancel outstanding Options or SARs in exchange for Options or SARs with an exercise price or base price, as applicable, that is less than the exercise price or base price, as applicable, of the original

Options or SARs; or (iii) cancel outstanding Options or SARs with an exercise price or base price, as applicable, above the current Stock price in exchange for cash or other securities. This Section 5.6 is intended to prohibit the repricing of “underwater” Options and/or SARs and will not be construed to prohibit the adjustments provided for in Section 14.8 and Article 15. Notwithstanding any provision of this Plan to the contrary, this Section 5.6 may not be amended without stockholder approval.
ARTICLE 6
ELIGIBILITY
6.1    GENERAL. Awards may be granted only to Eligible Participants; except that Incentive Stock Options may be granted only to Eligible Participants who are employees of the Company or a Parent or Subsidiary as defined in Section 424(e) and (f) of the Code. Eligible Participants who are service providers to an Affiliate may be granted Options or SARs under the Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under Code Section 409A.
ARTICLE 7
STOCK OPTIONS
7.1    GENERAL. The Committee is authorized to grant Options to Participants on the following terms and conditions:
(a)    EXERCISE PRICE. The exercise price per Share under an Option shall be determined by the Committee, provided that the exercise price of an Option (other than Substitute Awards granted pursuant to Section 14.14) shall not be less than the Fair Market Value as of the Grant Date.
(b)    TIME AND CONDITIONS OF EXERCISE. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, subject to Section 7.1(d), and may include in the Award Certificate a provision that an Option that is otherwise exercisable and has an exercise price that is less than the Fair Market Value of the Stock on the last day of its term will be automatically exercised on such final date of the term by means of a “net exercise,” thus entitling the optionee to Shares equal to the intrinsic value of the Option on such exercise date, less the number of Shares required for tax withholding and the applicable exercise price. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised or vested. No Option shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Option.
(c)    PAYMENT. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, and the methods by which Shares shall be delivered or deemed to be delivered to Participants. As determined by the Committee at or after the Grant Date, payment of the exercise price of an Option may be made, in whole or in part, in the form of (i) cash or cash equivalents, (ii) delivery (by either actual delivery or attestation) of previously-acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised, (iii) withholding of Shares from the Option based on the Fair

Market Value of the Shares on the date the Option is exercised, (iv) broker-assisted market sales, (v) any other “cashless exercise” arrangement, or (vi) any other means approved by the Committee.
(d)    EXERCISE TERM. In no event may any Option be exercisable for more than ten years from the Grant Date.
7.2    INCENTIVE STOCK OPTIONS. The terms of any Incentive Stock Options granted under the Plan must comply with the requirements of Section 422 of the Code. If all of the requirements of Section 422 of the Code are not met, the Option shall automatically become a Nonstatutory Stock Option.
ARTICLE 8
STOCK APPRECIATION RIGHTS
8.1    GRANT OF STOCK APPRECIATION RIGHTS. The Committee is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:
(a)    RIGHT TO PAYMENT. Upon the exercise of a Stock Appreciation Right, the Participant has the right to receive, for each Share with respect to which the SAR is being granted, the excess, if any, of:
(1)    The Fair Market Value of one Share on the date of exercise; over
(2)    The base price of the SAR as determined by the Committee and set forth in the Award Certificate, which shall not be less than the Fair Market Value of one Share on the Grant Date.
(b)    Time and Conditions of Exercise. The Committee shall determine the time or times at which a SAR may be exercised in whole or in part, and may include in the Award Certificate a provision that a SAR that is otherwise exercisable and has a base price that is less than the Fair Market Value of the Stock on the last day of its term will be automatically exercised on such final date of the term, thus entitling the holder to cash or Shares equal to the intrinsic value of the SAR on such exercise date, less the cash or number of Shares required for tax withholding.
(c)    OTHER TERMS. All awards of SARs shall be evidenced by an Award Certificate. Subject to the terms of this Article 8, the terms, methods of exercise, methods of settlement, form of consideration payable in settlement (e.g., cash, Shares or other property), and any other terms and conditions of any SAR shall be determined by the Committee at the time of the grant and shall be reflected in the Award Certificate; provided, however, that in no event may any SAR be exercisable for more than ten years from the Grant Date. No SAR shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the SAR.

ARTICLE 9
PERFORMANCE AWARDS
9.1    GRANT OF PERFORMANCE AWARDS. The Committee is authorized to grant any Award under this Plan, including cash-based Awards, with performance-based vesting criteria, on such terms and conditions as may be selected by the Committee. Any such Awards with performance-based vesting criteria are referred to herein as Performance Awards. The Committee shall have the complete discretion to determine the number of Performance Awards granted to each Participant, subject to Section 5.4, and to designate the provisions of such Performance Awards as provided in Section 4.3. All Performance Awards shall be evidenced by an Award Certificate or a written program established by the Committee, pursuant to which Performance Awards are awarded under the Plan under uniform terms, conditions and restrictions set forth in such written program.
9.2    PERFORMANCE GOALS. The Committee may establish performance goals for Performance Awards which may be based on any criteria selected by the Committee. Such performance goals may be described in terms of Company-wide objectives or in terms of objectives that relate to the performance of the Participant, an Affiliate or a division, region, department or function within the Company or an Affiliate. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, the Committee may modify such performance goals in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may determine that the performance goals or performance period are no longer appropriate and may (i) adjust, change or eliminate the performance goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (ii) make a cash payment to the participant in amount determined by the Committee. The foregoing two sentences shall not apply with respect to a Performance Award that is intended to be a Qualified Performance-Based Award if the recipient of such award (a) was a Covered Employee on the date of the modification, adjustment, change or elimination of the performance goals or performance period, or (b) in the reasonable judgment of the Committee, may be a Covered Employee on the date the Performance Award is expected to be paid.
9.3    OTHER TERMS. Performance Awards may be payable in cash, Stock, or other property, and have such other terms and conditions as determined by the Committee and reflected in the Award Certificate. For purposes of determining the number of Shares to be used in payment of a Performance Award denominated in cash but payable in whole or in part in Shares or Restricted Stock, the number of Shares to be so paid will be determined by dividing the cash value of the Award to be so paid by the Fair Market Value of a Share on the date of determination by the Committee of the amount of the payment under the Award, or, if the Committee so directs, the date immediately preceding the date the Award is paid.
ARTICLE 10
RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS

10.1    GRANT OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS. The Committee is authorized to make Awards of Restricted Stock or Restricted Stock Units to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. An Award of Restricted Stock or Restricted Stock Units shall be evidenced by an Award Certificate setting forth the terms, conditions, and restrictions applicable to the Award.
10.2    ISSUANCE AND RESTRICTIONS. Restricted Stock or Restricted Stock Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. Except as otherwise provided in an Award Certificate, a Participant shall have none of the rights of a stockholder with respect to Restricted Stock Units until such time as Shares of Stock are paid in settlement of the Restricted Stock Units.
10.3    FORFEITURE. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of Continuous Status as a Participant during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Restricted Stock or Restricted Stock Units that are at that time subject to restrictions shall be forfeited.
10.4    DELIVERY OF RESTRICTED STOCK. Shares of Restricted Stock shall be delivered to the Participant at the time of grant either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its employees) designated by the Committee, a stock certificate or certificates registered in the name of the Participant. If physical certificates representing shares of Restricted Stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.
10.5    DIVIDENDS ON RESTRICTED STOCK. In the case of Restricted Stock, ordinary cash dividends will be paid or distributed to the Participant only after the Award (or applicable portion thereof) vests and is earned, if applicable. Unless otherwise provided by the Committee, dividends accrued on Shares of Restricted Stock before they are vested shall, as provided in the Award Certificate, either (i) be reinvested in the form of additional Shares, which shall be subject to the same vesting provisions as provided for the host Award, or (ii) be held by the Company subject to the same vesting provisions in an account allocated to the Participant and accumulated without interest until the date upon which the host Award becomes vested, and any dividends accrued with respect to forfeited Restricted Stock will also be forfeited.
ARTICLE 11
DEFERRED STOCK UNITS
11.1    GRANT OF DEFERRED STOCK UNITS. The Committee is authorized to grant Deferred Stock Units to Participants subject to such terms and conditions as may be selected by the Committee. Deferred Stock Units shall entitle the Participant to receive Shares of Stock (or the equivalent value in cash or other property if so determined by the Committee) at a future time as determined by the Committee, or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections. An Award of Deferred Stock Units shall be evidenced by an Award Certificate setting forth the terms and conditions applicable to the Award.
ARTICLE 12
DIVIDEND EQUIVALENTS
12.1    GRANT OF DIVIDEND EQUIVALENTS. The Committee is authorized to grant Dividend Equivalents with respect to Full-Value Awards granted hereunder, subject to such terms and conditions as may be selected by the Committee. Dividend Equivalents shall entitle the Participant to receive payments equal to ordinary cash dividends or distributions with respect to all or a portion of the number of Shares subject to a Full-Value Award, as determined by the Committee. Dividend Equivalents accruing on unvested Full-Value Awards shall, if provided in the Award Certificate, either (i) be reinvested in the form of additional Shares, which shall be subject to the same vesting provisions as provided for the host Award, or (ii) be held by the Company subject to the same vesting provisions in an account allocated to the Participant and accumulated without interest until the date upon which the host Award becomes vested, and any Dividend Equivalents accrued with respect to forfeited Awards will also be forfeited.
ARTICLE 13
STOCK OR OTHER STOCK-BASED AWARDS
13.1    GRANT OF STOCK OR OTHER STOCK-BASED AWARDS. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including, subject to Section 5.5, Shares awarded purely as a “bonus” and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, and Awards valued by reference to book value of Shares or the value of securities of or the performance of specified Parents or Subsidiaries. The Committee shall determine the terms and conditions of such Awards.
ARTICLE 14
PROVISIONS APPLICABLE TO AWARDS
14.1    AWARD CERTIFICATES. Each Award shall be evidenced by an Award Certificate. Each Award Certificate shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.
14.2    TERM OF AWARD. The term of each Award shall be for the period as determined by the Committee, provided that in no event shall the term of any Incentive Stock Option exceed a period of ten years from its Grant Date (or, if Section 7.2(c) applies, five years from its Grant Date).
14.3    FORM OF PAYMENT FOR AWARDS. Subject to the terms of the Plan and any applicable law or Award Certificate, payments or transfers to be made by the Company or an

Affiliate on the grant or exercise of an Award may be made in such form as the Committee determines at or after the Grant Date, including without limitation, cash, Stock, or other property, or any combination, and may be made in a single payment or transfer, in installments, in each case as determined by the Committee. In addition, payment of Awards may include such terms, conditions, restrictions and/or limitations, if any, as the Committee deems appropriate, including, in the case of Awards paid in the form of Stock, restrictions on transfer and forfeiture provisions.
14.4    LIMITS ON TRANSFER. No right or interest of a Participant in any unexercised or restricted Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or an Affiliate. No unexercised or restricted Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution; provided, however, that the Committee may (but need not) permit other transfers (other than transfers for value) where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) does not cause any Option intended to be an Incentive Stock Option to fail to be described in Code Section 422(b), and (iii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws applicable to transferable Awards.
14.5    BENEFICIARIES. Notwithstanding Section 14.4, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Certificate applicable to the Participant, except to the extent the Plan and Award Certificate otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, any payment due to the Participant shall be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant, in the manner provided by the Company, at any time provided the change or revocation is filed with the Committee.
14.6    STOCK TRADING RESTRICTIONS. All Stock issuable under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate or issue instructions to the transfer agent to reference restrictions applicable to the Stock.
14.7    TREATMENT UPON DEATH OR DISABILITY. Except as otherwise provided in the Award Certificate or any special Plan document governing an Award or an employment or similar agreement with a Participant, upon termination of a Participant’s Continuous Service by reason of death or Disability:
(i)    all of such Participant’s outstanding Options and SARs shall become fully exercisable, and shall thereafter remain exercisable for a period of one (1) year or until the earlier expiration of the original term of the Option or SAR;

(ii)    all time-based vesting restrictions on the Participant’s outstanding Awards shall lapse as of the date of such termination; and
(iii)    the payout opportunities attainable under all of that Participant’s outstanding performance-based Awards shall be determined as provided in the Award Certificate or any special Plan document governing the Award or an employment or similar agreement with the Participant.
To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(b), the excess Options shall be deemed to be Nonstatutory Stock Options.
14.8    EFFECT OF A CHANGE IN CONTROL. The provisions of this Section 14.8 shall apply in the case of a Change in Control, unless otherwise provided in the Award Certificate or any special Plan document or separate agreement with a Participant governing an Award.
(a)    Awards Assumed or Substituted by Surviving Entity. With respect to Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with a Change in Control: if within two years after the effective date of the Change in Control, a Participant’s employment is terminated without Cause or the Participant resigns for Good Reason, then (i) all of that Participant’s outstanding Options or SARs shall become fully exercisable, (ii) all time-based vesting restrictions on the Participant’s outstanding Awards shall lapse, and (iii) the payout level under all of that Participant’s performance-based Awards that were outstanding immediately prior to effective time of the Change in Control shall be determined and deemed to have been earned as of the date of termination based upon (A) an assumed achievement of all relevant performance goals at the “target” level, and there shall be a pro-rata payout to such Participant within sixty (60) days following the date of termination of employment (unless a later date is required by Section 17.16 hereof), based upon the length of time within the performance period that has elapsed prior to the date of termination of employment. With regard to each Award, a Participant shall not be considered to have resigned for Good Reason unless either (i) the Award Certificate includes such provision or (ii) the Participant is party to an employment, severance or similar agreement with the Company or an Affiliate that includes provisions in which the Participant is permitted to resign for Good Reason. Any Options or SARs shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.
(b)    Awards not Assumed or Substituted by Surviving Entity. Upon the occurrence of a Change in Control, and except with respect to any Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board: (i) outstanding Options or SARs shall become fully exercisable, (ii) time-based vesting restrictions on outstanding Awards shall lapse, and (iii) the target payout opportunities attainable under outstanding performance-based Awards shall be deemed to have been fully earned as of the effective date of the Change in Control based upon (A) an assumed achievement of all relevant performance goals at the “target” level, and there shall be a pro-rata payout to Participants within sixty (60) days following the Change in Control (unless a later date is required by Section 17.16 hereof), based upon the length of time within the performance period that has elapsed prior to the Change in Control. Any Options or SARs shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.
14.9    ACCELERATION FOR OTHER REASONS. Regardless of whether an event has occurred as described in Section 14.7 or 14.8 above, and subject to Section 14.11 as to Qualified Performance-Based Awards, the Committee may in its sole discretion at any time determine that, upon the termination of service of a Participant for any reason, or the occurrence of a Change in Control, all or a portion of a Participant’s Awards shall become fully vested and exercisable (or partially as determined in the discretion of the Committee), that all or a part of the restrictions on all or a portion of the Participant’s outstanding Awards shall lapse, and/or that any performance-based criteria with respect to any Awards held by that Participant shall be deemed to be wholly or partially satisfied, in each case, as of such date as the Committee may, in its sole discretion, declare. The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 14.9.
14.10    EFFECT OF ACCELERATION. If an Award is accelerated under Section 14.7, 14.8 or Section 14.9, the Committee may, in its sole discretion, provide (i) that the Award will expire after a designated period of time after such acceleration to the extent not then exercised in the case of an Option or SAR, (ii) that the Award will be settled in cash rather than Stock, (iii) that the Award will be assumed by another party to a transaction giving rise to the acceleration or otherwise be equitably converted or substituted in connection with such transaction, (iv) that the Award may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise price of the Award, or (v) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated. To the extent that such acceleration causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(b), the excess Options shall be deemed to be Nonstatutory Stock Options.
14.11    QUALIFIED PERFORMANCE-BASED AWARDS.
(a)    The provisions of the Plan are intended to ensure that all Options and Stock Appreciation Rights granted hereunder to any Covered Employee shall qualify for the Section 162(m) Exemption.
(b)    When granting any other Award, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that the recipient is or may be a Covered Employee with respect to such Award, and the Committee wishes such Award to qualify for the Section 162(m) Exemption. If an Award is so designated, the Committee shall establish performance goals for such Award within the time period prescribed by Section 162(m) of the Code based on one or more of the following Qualified Business Criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an Affiliate or a division, region, department or function within the Company or an Affiliate:
•    Net earnings;
•    Earnings per share;
•    Net sales growth;
•    Net income (before or after taxes);

•	Profit (including net operating profit, economic profit and profit margin);
•    Revenues

•	Return measures (including, but not limited to, return on assets, capital, investment, equity, or sales, and cash flow return on assets, capital, equity, or sales);

•	Cash flow (including, but not limited to, operating cash flow and free cash flow);

•	Earnings before or after taxes, interest, depreciation and/or amortization (EBITDA);
•    Adjusted Income (before or after taxes);
•    Adjusted EBITDA;
•    Internal rate of return or increase in net present value;
•    Dividend payments to parent;
•    Gross margins;
•    Gross margins minus expenses;
•    Operating margin;

•	Share price (including, but not limited to, growth measures and total shareholder return);
•    Expenses and expense targets;
•    Working capital targets relating to inventory and/or accounts receivable;

•	Planning accuracy (as measured by comparing planned results to actual results);
•    Comparisons to various stock market indices;
•    Comparisons to the performance of other companies;
•    Sales;
•    Working capital;
•    Franchise growth;
•    Market share;

•
Strategic business criteria (including, but not limited to, one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, reductions in errors and omissions, reductions in lost business, safety standards, management of employment practices and employee benefits, diversity goals, supervision of litigation and information technology, service or product quality, and quality audit scores);

•	Business expansion or consolidation (including, but not limited to, acquisitions and divestitures);
•    Productivity;
•    Same-store sales;
•    Customer counts;
•    Customer satisfaction; and
•    EVA(R).
For purposes of this Plan, EVA means the positive or negative value determined by net operating profits after taxes over a charge for capital, or any other financial measure, as determined by the Committee in its sole discretion. (EVA is a registered trademark of Stern Stewart & Co.).
Performance goals with respect to the foregoing Qualified Business Criteria may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to the performance of a group of comparator companies, or a published or special index, or a stock market index, that the Committee deems appropriate. Any member of a comparator group or an index that ceases to exist during a measurement period shall be disregarded for the entire measurement period. Performance Goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion).
(c)    Each Qualified Performance-Based Award (other than a market-priced Option or SAR) shall be earned, vested and payable (as applicable) only upon the achievement of performance goals established by the Committee based upon one or more of the Qualified Business Criteria, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate; provided, however, that the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such performance goals will be waived upon the death or Disability of the Participant, or in connection with a Change in Control. In addition, the Committee has the right, in connection with the grant of a Qualified Performance-Based Award, to exercise negative discretion to determine that the portion of such Award actually earned, vested and/or payable (as applicable) shall be less than the portion that would be earned, vested and/or payable based solely upon application of the applicable performance goals.
(d)    The Committee may provide in any Qualified Performance-Based Award, at the time the performance goals are established (or such other time not prohibited by Section 162(m) of the Code), that any evaluation of performance shall be adjusted to include or exclude specified circumstances or events that occur during a performance period, including, without limitation: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) unusual, infrequent or non-recurring items as described in then-current accounting principles and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (f) acquisitions or divestitures; (g) foreign exchange gains and losses; (h) gains or losses on the sale of assets; (i) severance, contract termination and other costs relating to certain business activities; (j) gains or losses from the early extinguishment of debt; (k) extraordinary gains and losses; (l) the effect of any statements issued by the Financial Accounting Standards Board or its committees; (m) currency fluctuations; (n) expenses related to goodwill and other intangible assets, stock offerings, stock repurchases and loan loss provisions; and (o) any changes in the business, operations, corporate structure, or capital structure of the Company, or the manner in which the Company conducts business. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.
(e)    Any payment of a Qualified Performance-Based Award granted with performance goals pursuant to subsection (c) above shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied. Except as specifically provided in subsection (c), no Qualified Performance-Based Award may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under the Plan with respect to a Qualified Performance-Based Award under the Plan, in any manner to waive the achievement of the applicable performance goal based on Qualified Business Criteria or to increase the amount payable pursuant thereto or the value thereof, or otherwise in a manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption.
(f)    Section 5.4 sets forth the maximum number of Shares or dollar value that may be granted in any twelve-month period to a Participant in designated forms of Qualified Performance-Based Awards.
14.12    FORFEITURE EVENTS. The Committee may specify in an Award Certificate that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of employment for cause, violation of material Company or Affiliate policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company or any Affiliate.
Notwithstanding any other provisions in the Plan, any Award which is subject to recovery under any law, government regulation, stock exchange listing requirement, or Company policy, shall be subject to such deductions, recoupment and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or Company policy, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to Awards and recovery of amounts relating thereto. By accepting Awards under the Plan, Participants agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any

Award or amounts paid under the Plan subject to clawback pursuant to such law, government regulation, stock exchange listing requirement or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any Award or amounts paid under the Plan from a Participant’s accounts, or pending or future compensation or Awards.
14.13    SUBSTITUTE AWARDS. The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees or directors of another entity who become employees or directors of the Company or an Affiliate as a result of a merger or consolidation of the former employing entity with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the former employing corporation (“Substitute Awards”). The Committee may direct that the Substitute Awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.
ARTICLE 15
CHANGES IN CAPITAL STRUCTURE
15.1    MANDATORY ADJUSTMENTS. In the event of a transaction that causes the per-share value of the Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the authorization limits under Section 5.1 and 5.4 shall be adjusted proportionately, and the Committee shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Committee may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable. Notwithstanding the foregoing, the Committee shall not make any adjustments to outstanding Options or SARs that would constitute a modification or substitution of the stock right under Treas. Reg. Sections 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Code Section 409A. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the authorization limits under Section 5.1 and 5.4 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.
15.2    DISCRETIONARY ADJUSTMENTS. Upon or in connection with the occurrence of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, Change in Control, combination or exchange of shares, or any transaction described in Section 15.1), the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will become immediately vested and non-forfeitable and exercisable (in whole or in part) and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise or base price of the Award, (v) that performance targets and performance periods for Performance Awards will be modified, consistent with Code Section 162(m) where applicable, or (vi) any combination of the foregoing. In addition, for each Option and SAR with an exercise price or base price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Company shall not be required to make any payment to the person holding such Option or SAR upon surrender of such Option or SAR, and may cancel such Option or SAR for no consideration. Such surrender shall take place as of the date of the transaction or event or Change in Control or such other date as the Committee may specify. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.
15.3    GENERAL. Any discretionary adjustments made pursuant to this Article 15 shall be subject to the provisions of Section 16.2. To the extent that any adjustments made pursuant to this Article 15 cause Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be Nonstatutory Stock Options.
ARTICLE 16
AMENDMENT, MODIFICATION AND TERMINATION
16.1    AMENDMENT, MODIFICATION AND TERMINATION. The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without stockholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board or the Committee, either (i) materially increase the benefits accruing to Participants, (ii) materially increase the number of Shares available under the Plan, (iii) expand the types of awards under the Plan, (iv) materially expand the class of participants eligible to participate in the Plan, (v) materially extend the term of the Plan, or (vi) otherwise constitute a material change requiring stockholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of an Exchange, then such amendment shall be subject to stockholder approval; and provided, further, that the Board or Committee may condition any other amendment or modification on the approval of stockholders of the Company for any reason, including by reason of such approval being necessary or deemed advisable to (i) to comply with the listing or other requirements of an Exchange, or (ii) to satisfy any other tax, securities or other applicable laws, policies or regulations.
16.2    AWARDS PREVIOUSLY GRANTED. At any time and from time to time, the Committee may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however:
(a)    Subject to the terms of the applicable Award Certificate or other provisions of the Plan, such amendment, modification or termination shall not, without the Participant’s consent, materially reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination (with the per-share value of an Option or Stock Appreciation Right for this purpose being calculated as the excess, if any, of the

Fair Market Value as of the date of such amendment or termination over the exercise or base price of such Award);
(b)    The original term of an Option may not be extended without the prior approval of the stockholders of the Company;
(c)    Except as otherwise provided in Article 15, the exercise price of an Option or base price of a SAR may not be reduced, directly or indirectly, without the prior approval of the stockholders of the Company; and
(d)    No termination, amendment, or modification of the Plan shall adversely affect, in a material manner, any Award previously granted under the Plan, without the written consent of the Participant affected thereby. An outstanding Award shall not be deemed to be “adversely affected, in a material manner” by a Plan amendment if such amendment would not materially reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment (with the per-share value of an Option or Stock Appreciation Right for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment over the exercise or base price of such Award).
16.3    COMPLIANCE AMENDMENTS. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, the Board may amend the Plan or an Award Certificate, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or Award Certificate to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 16.3 to any Award granted under the Plan without further consideration or action.
ARTICLE 17
GENERAL PROVISIONS
17.1    NO RIGHTS TO AWARDS; NON-UNIFORM DETERMINATIONS. No Participant or any Eligible Participant shall have any claim to be granted any Award under the Plan. Neither the Company, its Affiliates nor the Committee is obligated to treat Participants or Eligible Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among Eligible Participants who receive, or are eligible to receive, Awards (whether or not such Eligible Participants are similarly situated).
17.2    NO STOCKHOLDER RIGHTS. No Award gives a Participant any of the rights of a stockholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.
17.3    WITHHOLDING. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or such Affiliate, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan. The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company or such Affiliate will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. Unless otherwise determined by the Committee at the time the Award is granted or thereafter, any such withholding requirement may be satisfied, in whole or in part, by withholding from the Award Shares having a Fair Market Value on the date of withholding equal to the minimum amount (except as otherwise determined by the Committee in its sole discretion) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes.
17.4    NO RIGHT TO CONTINUED SERVICE. Nothing in the Plan, any Award Certificate or any other document or statement made with respect to the Plan, shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment or status as an officer, director or consultant at any time, nor confer upon any Participant any right to continue as an employee, officer, director or consultant of the Company or any Affiliate, whether for the duration of a Participant’s Award or otherwise.
17.5    UNFUNDED STATUS OF AWARDS. The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Certificate shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate. This Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974.
17.6    RELATIONSHIP TO OTHER BENEFITS. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Affiliate unless provided otherwise in such other plan.
17.7    EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Affiliates.
17.8    TITLES AND HEADINGS. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
17.9    GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
17.10    FRACTIONAL SHARES. No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down.
17.11    GOVERNMENT AND OTHER REGULATIONS.

(a)    Notwithstanding any other provision of the Plan, no Participant who acquires Shares pursuant to the Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the 1933 Act), sell such Shares, unless such offer and sale is made (i) pursuant to an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) pursuant to an appropriate exemption from the registration requirement of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.
(b)    Notwithstanding any other provision of the Plan, if at any time the Committee shall determine that the registration, listing or qualification of the Shares covered by an Award upon any Exchange or under any foreign, federal, state or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or receipt of Shares thereunder, no Shares may be purchased, delivered or received pursuant to such Award unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any Participant receiving or purchasing Shares pursuant to an Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements. The Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to the Committee’s determination that all related requirements have been fulfilled. The Company shall in no event be obligated to register any securities pursuant to the 1933 Act or applicable state or foreign law or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.
17.12    GOVERNING LAW. To the extent not governed by federal law, the Plan and all Award Certificates shall be construed in accordance with and governed by the laws of the State of Delaware.
17.13    ADDITIONAL PROVISIONS. Each Award Certificate may contain such other terms and conditions as the Committee may determine; provided that such other terms and conditions are not inconsistent with the provisions of the Plan.
17.14    NO LIMITATIONS ON RIGHTS OF COMPANY. The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to grant or assume awards, other than under the Plan, to or with respect to any person. If the Committee so directs, the Company may issue or transfer Shares to an Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of the Plan.

17.15    INDEMNIFICATION. Each person who is or shall have been a member of the Committee or of the Board, or an officer of the Company to whom authority was delegated in accordance with Article 4 shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
17.16    SECTION 162(M). Notwithstanding any provision of the Plan or any Award Certificate to the contrary, if an Award under the Plan is intended to qualify as performance-based compensation under Section 162(m) and the regulations issued thereunder and a provision of the Plan or an Award Certificate would prevent such Award from so qualifying, such provision shall be administered, interpreted and construed to carry out such intention (or disregarded to the extent such provision cannot be so administered, interpreted or construed).
17.17    EMPLOYEES BASED OUTSIDE THE UNITED STATES. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company or any Parent or Subsidiary of the Company operates or has Eligible Participants, the Committee, in its sole discretion, shall have the power and authority to: (a) determine which Parent and/or Subsidiary of the Company shall be covered by the Plan; (b) determine which Eligible Participants outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Participants outside the United States to comply with applicable foreign laws; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; and (e) take any other action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.
17.18    DISCLAIMER. Although it is the intent of the Company that the Plan and Awards hereunder, to the extent the Committee deems appropriate and to the extent applicable, comply with Rule 16b-3 and Sections 162(m), 409A and 422 of the Code: (a) none of the Company, the Board, the Committee, or any other person warrants that any Award under this Plan will qualify for favorable tax treatment under any provision of the federal, state, local or non-United States law; and (b) in no event shall any member of the Board or the Committee or the Company (or its employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Award to satisfy the requirements of Rule 16b-3 or Section 162(m), 409A or 422 of the Code or for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under this Plan.

17.19    SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE.
(a)    General. It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and all Award Certificates shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.
(b)    Definitional Restrictions. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) of such Non-Exempt Deferred Compensation would be effected, under the Plan or any Award Certificate by reason of the occurrence of a Change in Control, or the Participant’s Disability or separation from service, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Award upon a Change in Control, Disability or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, or the application of a different form of payment of any amount or benefit, such payment or distribution shall be made at the time and in the form that would have applied absent the Change in Control, Disability or separation from service as applicable.
(c)    Allocation among Possible Exemptions. If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through the Committee or the Head of Human Resources) shall determine which Awards or portions thereof will be subject to such exemptions.
(d)    Six-Month Delay in Certain Circumstances. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Plan or any Award Certificate by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the

Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):
(i)    the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and
(ii)    the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.
For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.
(e)    Installment Payments. If, pursuant to an Award, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the meaning provided in Treas. Reg. Section 1.409A-2(b)(2)(iii) (or any successor thereto).
(f)    Timing of Release of Claims. Whenever an Award conditions a payment or benefit on the Participant’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the date of termination of the Participant’s employment; failing which such payment or benefit shall be forfeited. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection (c) above, (i) if such 60-day period begins and ends in a single calendar year, the Company may make or commence payment at any time during such period at its discretion, and (ii) if such 60-day period begins in one calendar year and ends in the next calendar year, the payment shall be made or commence during the second such calendar year (or any later date specified for such payment under the applicable Award), even if such signing and non-revocation of the release occur during the first such calendar year included within such 60-day period. In other words, a Participant is not permitted to influence the calendar year of payment based on the timing of signing the release.
(g)    Permitted Acceleration. The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. section 1.409A-3(j)(4) to Participants of deferred amounts, provided that such distribution(s) meets the requirements of Treas. Reg. section 1.409A-3(j)(4).

APPENDIX B
DENNY’S CORPORATION
Reconciliation of Net Income to Non-GAAP Operating Measures
(Unaudited)

The Company believes that, in addition to GAAP measures, certain other non-GAAP financial measures are appropriate indicators to assist in the evaluation of operating performance on a period-to-period basis. The Company uses Adjusted Income Before Taxes, Adjusted EBITDA and Free Cash Flow internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees. Adjusted EBITDA is also used to evaluate the ability to service debt because the excluded charges do not have an impact on prospective debt servicing capability and these adjustments are contemplated in our credit facility for the computation of our debt covenant ratios. Free Cash Flow, defined as Adjusted EBITDA less cash portion of interest expense net of interest income, capital expenditures, and cash taxes, is used to evaluate operating effectiveness and decisions regarding the allocation of resources. However, each of these non-GAAP financial measures should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

	Fiscal Year Ended
(In thousands, except per share amounts)	12/28/2016	12/30/2015
Net income	$19,402	$35,976
Provision for income taxes	16,474	17,753
Operating (gains), losses and other charges, net	26,910	2,366
Other nonoperating (income) expense, net	(1,109)	139
Share-based compensation	7,610	6,635
Adjusted Income Before Taxes	$69,287	$62,869

Interest expense, net	12,232	9,283
Depreciation and amortization	22,178	21,472
Cash payments for restructuring charges and exit costs	(1,810)	(1,475)
Cash payments for share-based compensation	(2,529)	(3,440)
Adjusted EBITDA	$99,358	$88,709

Cash interest expense, net	(11,232)	(8,299)
Cash paid for income taxes, net	(3,012)	(5,364)
Cash paid for capital expenditures	(34,031)	(32,780)
Free Cash Flow	$51,083	$42,266

Net Income Reconciliation	Fiscal Year Ended
(In thousands)	12/28/2016	12/30/2015
Net income	$19,402	$35,976
Loss on pension termination	24,297	—
(Gains) losses on sales of assets and other, net	29	(93)
Impairment charges	1,098	935
Loss on debt refinancing	—	293
Tax effect(1)	(2,492)	(375)
Adjusted Net Income	$42,334	$36,736

Diluted weighted-average shares outstanding	77,206	84,729

Adjusted Net Income Per Share	$0.55	$0.43
____________

(1)
Tax adjustment for the loss on pension termination for the year ended December 28, 2016 are calculated using an effective tax rate of 8.8%. The remaining tax adjustments for the year ended December 28, 2016 are calculated using the Company's year-to-date effective tax rate of 30.9%, which excludes the impact of the pension termination. Tax adjustments for the year ended December 30, 2015 are calculated using the Company's 2015 year-to-date effective tax rate of 33.0%.

B-1

Notice of Annual Meeting and Proxy Statement
Annual Meeting of Stockholders to be held May 10, 2017

DENNY'S CORPORATION
203 EAST MAIN ST. (P-12-02)
SPARTANBURG, SC 29319
ATTN: J. SCOTT MELTON

As a stockholder of Denny's Corporation, you have the option of voting the shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 P.M., Eastern Time, on May 9, 2017. The 2017 Proxy Statement and the 2016 Annual Report of Denny's Corporation are available at:
http://materials.proxyvote.com/24869p

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 9, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DENN2017**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 9, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E20784-P88881 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DENNY'S CORPORATION

The Board of Directors recommends you vote "FOR" all nominees listed in Proposal 1, "FOR" Proposals 2, 3 and 5, and "1 YEAR" on Proposal 4.

1. Election of (10) directors.

Nominees:	For	Against	Abstain
1a. Gregg R. Dedrick	☐	☐	☐
1b. José M. Gutiérrez	☐	☐	☐
1c. George W. Haywood	☐	☐	☐
1d. Brenda J. Lauderback	☐	☐	☐
1e. Robert E. Marks	☐	☐	☐
1f. John C. Miller	☐	☐	☐
1g. Donald C. Robinson	☐	☐	☐
1h. Debra Smithart-Oglesby	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

	For	Against	Abstain
1i. Laysha Ward	☐	☐	☐
1j. F. Mark Wolfinger	☐	☐	☐
2. A proposal to ratify the selection of KPMG LLP as the independent registered public accounting firm of Denny's Corporation and its subsidiaries for the year ending December 27, 2017.	☐	☐	☐
3. An advisory resolution to approve the executive compensation of the Company.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
4. An advisory resolution to approve the frequency of the stockholder vote on executive compensation.	☐	☐	☐	☐

	For	Against	Abstain
5. A proposal to approve the Denny's Corporation 2017 Omnibus Incentive Plan.	☐	☐	☐

Note: Please sign exactly as your name(s) appear(s) hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2016 Annual Report are available at http://materials.proxyvote.com/24869p.

E20785-P88881

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

DENNY'S CORPORATION

The undersigned hereby appoints Brenda J. Lauderback and John C. Miller as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of the Common Stock of Denny's Corporation held of record by the undersigned on March 14, 2017 at the Annual Meeting of Stockholders to be held on May 10, 2017 or any adjournment thereof.

Management voting recommendations – (i) in favor of the ten (10) nominees to the Board of Directors; (ii) in favor of the selection of KPMG LLP as the independent registered public accounting firm of Denny's Corporation and its subsidiaries (collectively, the "Company") for the year ending December 27, 2017; (iii) in favor of the advisory resolution to approve the executive compensation of the Company, as described in the proxy statement; (iv) in favor of "1 Year" as to an advisory resolution to approve the frequency of the stockholder vote on executive compensation; and (v) a proposal to approve the Denny's Corporation 2017 Omnibus Incentive Plan.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ALL NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSALS 2, 3 AND 5, AND "1 YEAR" ON PROPOSAL 4.

Address Changes/Comments: ____

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(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued, and to be marked, dated and signed on the other side.)

V.1.2